UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Check the appropriate box:

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12.

Trinseo S.A.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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TRINSEO S.A.

REGISTERED OFFICE:

4 rue Lou Hemmer

L-1748 Luxembourg

Grand-duchy of Luxembourg

PRINCIPAL PLACE OF BUSINESS:

1000 Chesterbrook Boulevard, Suite 300

Berwyn, Pennsylvania 19312

December 11, 2014

Dear Shareholder:

You are cordially invited to attend a General Meeting of Shareholders of Trinseo S.A. to be held on January 21, 2015 at 10:00 a.m., local time, at our offices located at 4 rue Lou Hemmer, L-1748 Luxembourg, Grand Duchy of Luxembourg. We are holding this meeting to solicit your approval of the following:

1. To approve the Company’s annual accounts prepared in accordance with accounting principles generally accepted in Luxembourg (“Luxembourg GAAP”) for the year ended December 31, 2013 (the “Luxembourg Annual Accounts”) and its consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) including a footnote reconciliation of equity and net income to International Financial Reporting Standards (“IFRS”) for the year ended December 31, 2013 (the “Consolidated Accounts”) (together, the “Luxembourg Statutory Accounts”);

2. To resolve on the allocation of the results of the year ended December 31, 2013;

3. To approve the granting of discharge to the Company’s directors and auditor for the performance of their respective duties during the year ended December 31, 2013; and

4. To approve the appointment of PricewaterhouseCoopers Société coopérative (“PwC Luxembourg”) to be our independent auditor for the years ended December 31, 2013 and 2014 for all statutory accounts as required by Luxembourg law for the same period;

Details regarding the business to be conducted at the general meeting are more fully described in the accompanying Notice of General Meeting of Shareholders and Proxy Statement.

It is important that your shares be represented at the general meeting. If you are unable to attend the general meeting in person, I urge you to complete, date and sign the enclosed proxy card and promptly return it in the envelope provided. Your vote is important.

Sincerely yours,

Christopher D. Pappas

President and Chief Executive Officer

Trinseo S.A.

General Meeting of Shareholders

Luxembourg, Grand Duchy of Luxembourg

January 21, 2015

Meeting begins at 10:00 a.m. CET Doors open at 9:30 a.m. CET

4 rue Lou Hemmer

L-1748 Luxembourg

Grand Duchy of Luxembourg

Registered office of Trinseo S.A.:

4 rue Lou Hemmer

L-1748 Luxembourg

Grand Duchy of Luxembourg

Principal executive offices of Trinseo S.A.:

1000 Chesterbrook Boulevard, Suite 300,

Berwyn, Pennsylvania 19312

(610) 240-3200

NOTICE OF GENERAL MEETING OF SHAREHOLDERS

To the Shareholders of Trinseo S.A.:

Notice is hereby given that a General Meeting of Shareholders of Trinseo S.A. (“we,” “Trinseo” or the “Company”) will be held at our offices located at 4 rue Lou Hemmer, L-1748 Luxembourg, Grand Duchy of Luxembourg on January 21, 2015 at 10:00 a.m., local time, for the following purposes, which are more completely set forth in the accompanying proxy statement:

1. To approve the Company’s annual accounts prepared in accordance with accounting principles generally accepted in Luxembourg (“Luxembourg GAAP”) for the year ended December 31, 2013 (the “Luxembourg Annual Accounts”) and its consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) including a footnote reconciliation of equity and net income to International Financial Reporting Standards (“IFRS”) for the year ended December 31, 2013 (the “Consolidated Accounts”) (together, the “Luxembourg Statutory Accounts”);

2. To resolve on the allocation of the results of the year ended December 31, 2013;

3. To approve the granting of discharge to the Company’s directors and auditor for the performance of their respective duties during the year ended December 31, 2013; and

4. To approve the appointment of PricewaterhouseCoopers Société coopérative (“PwC Luxembourg”) to be our independent auditor for the years ended December 31, 2013 and 2014 for all statutory accounts as required by Luxembourg law for the same period;

It is expected that the Notice of General Meeting, this proxy statement and the proxy card will first be mailed to stockholders on or about December 11, 2014. On or about December 11, 2014, the Company will also begin mailing a Notice of Internet Availability of Trinseo’s Proxy Materials to shareholders informing them that this proxy statement and voting instructions are available online. As more fully described in that Notice, all shareholders may choose to access proxy materials on the Internet or may request to receive paper copies of the proxy materials.

Shareholders of record at the close of business on December 1, 2014 are entitled to notice of and to vote at the general meeting and any adjournments or postponements thereof.

Important Notice Regarding the Availability of Proxy Materials for the General Meeting To Be Held on January 21, 2015: Financial and other information concerning the Company is available on the Investor Relations section of our website at investor.trinseo.com for the fiscal year ended December 31, 2013. The proxy statement is also available on the Investor Relations section of our website at investor.trinseo.com. Additionally, you may access our proxy materials at www.proxyvote.com, a site that does not have “cookies” that identify visitors to the site. If you want to receive a paper or e-mail copy of these documents, you must request one.

By order of the Board of Directors

Curtis S. Shaw

Executive Vice President, General Counsel and

Corporate Secretary

December 11, 2014

YOUR VOTE IS IMPORTANT

We are offering registered shareholders the opportunity to vote their shares electronically through the Internet or by telephone. Please see the proxy statement and the enclosed proxy for details about electronic voting. You are urged to date, sign and promptly return the enclosed proxy, or to vote electronically through the Internet or by telephone, so that your shares may be voted in accordance with your wishes and so that the presence of a quorum may be assured at the general meeting. Voting promptly, regardless of the number of shares you hold, will aid the Company in reducing the expense of additional proxy solicitation. Voting your shares by the enclosed proxy, or electronically, does not affect your right to vote in person in the event you attend the general meeting. You are cordially invited to attend the general meeting, and Trinseo requests that you indicate your plans in this respect in the space provided on the enclosed proxy card or as prompted if you vote electronically.

Trinseo S.A.

Notice of General Meeting of Shareholders,

Proxy Statement and Other Information

Contents

Page
INTRODUCTION	1

VOTING SECURITIES	2

APPROVAL OF THE COMPANY’S LUXEMBOURG STATUTORY ACCOUNTS	3

APPROVAL OF THE ALLOCATION OF THE RESULTS OF THE FINANCIAL YEAR ENDED DECEMBER 31, 2013	4

APPROVAL OF THE GRANTING OF DISCHARGE TO THE DIRECTORS AND AUDITOR FOR THE PERFORMANCE OF THEIR RESPECTIVE DUTIES DURING THE FINANCIAL YEAR ENDED DECEMBER 31, 2013	5

APPOINTMENT OF INDEPENDENT AUDITOR	6

AUDIT AND OTHER FEES	6

STOCK OWNERSHIP INFORMATION	6

OTHER MATTERS	8

INDEX OF FINANCIAL STATEMENTS	10

i

TRINSEO S.A.

4 rue Lou Hemmer

L-1748 Luxembourg

Grand Duchy of Luxembourg

1000 Chesterbrook Boulevard, Suite 300

Berwyn, Pennsylvania 19312

(610) 240-3200

PROXY STATEMENT

INTRODUCTION

The enclosed proxy, for use at a General Meeting of shareholders (the “General Meeting”) to be held at our offices located at 4 rue Lou Hemmer, L-1748 Luxembourg, Grand Duchy of Luxembourg on January 21, 2015 and any adjournments or postponements thereof, is being solicited on behalf of the Board of Directors (the “Board”) of the Company. As used in this proxy statement, the terms “we,” “us,” “our” “Company” or “Trinseo” refer to Trinseo S.A.

A shareholder may also choose to vote electronically by accessing the Internet site stated on the proxy card or by using the toll-free telephone number stated on the proxy card. The proxy may be revoked by the shareholder by giving notice of revocation to Trinseo in writing, by accessing the Internet site stated on the proxy card, by using the toll-free telephone number stated on the proxy card, or in person at the General Meeting. A shareholder may also change his or her vote by executing and returning to the Company a later-dated proxy, by submitting a later-dated electronic vote through the Internet site stated on the proxy card, by using the toll-free telephone number stated on the proxy card or in person at the General Meeting. All properly executed proxies received by the Board and all properly authenticated electronic votes recorded through the Internet or by telephone will be voted as directed by the shareholder. All properly executed proxies received by the Board that do not specify how shares should be voted will be voted “FOR” the authorization of the Company, with approval of the Board, to (1) approve the Luxembourg Statutory Accounts; (2) resolve on the allocation of the results of the year ended December 31, 2013; (3) approve the granting of discharge to the Company’s directors and auditor for the performance of their respective duties during the year ended December 31, 2013; and (4) approve the appointment of PwC Luxembourg to be our independent auditor for the years ended December 31, 2013 and 2014 for all statutory accounts as required by Luxembourg law for the same period, subject to certain limitations described in this proxy statement (the “Proposals”).

Because the Proposals constitute routine discretionary matters for which broker non-votes may be submitted, such broker non-votes (if any) will be considered at the General Meeting, and will be treated as present at the General Meeting.

Trinseo will bear the expense of the solicitation of proxies for the General Meeting. Solicitation of proxies may be made by mail, in person or telephone by officers, directors and other employees of the Company and by employees of Broadridge Investor Communications Solutions, Inc. (“Broadridge”). The Company will reimburse Broadridge and the Company’s banks, brokers, and other custodians, nominees and fiduciaries for their reasonable costs in the preparation and mailing of proxy materials to shareholders.

The Internet and telephone procedures for voting and for revoking or changing a vote are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been properly recorded. Shareholders that vote through the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which will be borne by the shareholder.

It is expected that this proxy statement and the accompanying Notice of General Meeting of Shareholders and proxy card will first be mailed to shareholders on or about December 11, 2014.

On or about December 11, 2014, the Company will also begin mailing a Notice of Internet Availability of Trinseo’s Proxy Materials to shareholders informing them that this proxy statement and voting instructions are available online. As more fully described in that Notice, all shareholders may choose to access proxy materials on the Internet or may request to receive paper copies of the proxy materials.

VOTING SECURITIES

Voting Rights

The record date for the determination of shareholders entitled to notice of and to vote at the General Meeting was the close of business on December 1, 2014 (the “Record Date”). On the Record Date, there were 48,769,567 ordinary shares, par value $0.01 (“Ordinary Shares”), the Company’s only voting securities, outstanding. Each Ordinary Share is entitled to one vote. Under the Company’s articles of association, the holders of a majority of the Ordinary Shares outstanding and entitled to vote at the General Meeting shall constitute a quorum for the transaction of business at the General Meeting. Ordinary Shares represented in person or by proxy will be counted for purposes of determining whether a quorum is present. Abstentions and broker non-votes (if any) will be treated as present at the General Meeting and will be counted for quorum purposes.

Vote Required

The affirmative vote of the holders of a simple majority of the Company’s Ordinary Shares represented and voting at the General Meeting.

Abstentions will be considered present at the General Meeting and will have the effect of a vote against the Proposals. Broker non-votes (if any) will be treated as present at the General Meeting and may have an effect on the Company’s ability to obtain the approval of the Proposals. Unless otherwise indicated, the persons named in the proxy will vote all proxies in favor of the Proposals. If the Proposals are not approved, the Board will consider alternatives available at that time.

Additional Solicitation

If there are not sufficient votes to approve the Proposals at the General Meeting, in accordance with the Company’s articles of association, the chairman may adjourn the General Meeting to permit the further solicitation of proxies. Additionally, under Luxembourg law, the Board may adjourn the General Meeting for up to four weeks. The persons named as proxies will vote those proxies for such adjournment, unless marked to be voted against the Proposal, to permit the further solicitation of proxies. Abstentions and broker nonvoters, if any, will not have any effect on the result of the vote for adjournment.

APPROVAL OF THE COMPANY’S LUXEMBOURG STATUTORY ACCOUNTS

Pursuant to Luxembourg law, the Luxembourg Statutory Accounts must be submitted each year to shareholders for approval at the Annual Meeting of Shareholders.

The Luxembourg Annual Accounts are prepared in accordance with Luxembourg GAAP and consist of a balance sheet, a profit and loss account and the notes for Trinseo. There is no statement of movements in equity or statement of cash flows included in the Luxembourg Annual Accounts under Luxembourg GAAP. Profits earned by the subsidiaries of Trinseo are not included in the Luxembourg Annual Accounts unless such amounts are distributed to Trinseo. The Luxembourg Annual Accounts as of and for the year ended December 31, 2013, show total assets of $286.2 million and a loss for the year then ended of $111,885.

The Consolidated Accounts are prepared in accordance with U.S. GAAP, including a footnote reconciliation of equity and net income to IFRS, and consist of a balance sheet, statement of operations, statement of changes in stockholders’ equity, statement of cash flows and the accompanying notes. The Consolidated Accounts present the financial position and results of operations for Trinseo and all of its subsidiaries as if the individual entities were a single company. As of December 31, 2013, the Consolidated Accounts show IFRS total equity of $355.8 million and IFRS net loss of $15.2 million for the year then ended.

Pursuant to Luxembourg law, following shareholder approval of the Luxembourg Statutory Accounts, such accounts must be filed with the Luxembourg trade registry as public documents. If Trinseo does not receive shareholder approval of the Luxembourg Statutory Accounts, we cannot make this filing.

Trinseo’s Luxembourg Statutory Accounts will be available to shareholders from December 1, 2014 until the conclusion of the General Meeting at Trinseo’s registered office.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE LUXEMBOURG STATUTORY ACCOUNTS

APPROVAL OF THE ALLOCATION OF THE RESULTS OF THE FINANCIAL YEAR ENDED DECEMBER 31, 2013

Pursuant to Luxembourg law, the shareholders must decide how to allocate the results of the previous financial year based on the Luxembourg Annual Accounts.

The Luxembourg Annual Accounts show a loss for the year then ended of $111,885. The Board recommends to carry forward the loss to the following year.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE ALLOCATION OF THE RESULTS AS PROPOSED BY THE BOARD.

APPROVAL OF THE GRANTING OF DISCHARGE TO THE DIRECTORS AND AUDITOR FOR THE PERFORMANCE OF THEIR RESPECTIVE DUTIES DURING THE FINANCIAL YEAR ENDED DECEMBER 31, 2013

Pursuant to Luxembourg law, the shareholders must decide whether to give discharge to the directors and auditor for the performance of their duties during the previous financial year at the time the annual accounts of such year are presented to the shareholders for approval.

The granting of discharge to the directors and auditor bars the shareholders from holding the directors and auditor liable in relation to factual matters revealed by and contained in the Luxembourg Annual Accounts.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE GRANTING OF DISCHARGE TO THE DIRECTORS AND AUDITOR FOR THE PERFORMANCE OF THEIR RESPECTIVE DUTIES DURING THE FINANCIAL YEAR ENDED DECEMBER 31, 2013.

APPOINTMENT OF INDEPENDENT AUDITOR

The Audit Committee of our Board of Directors has proposed to appoint PwC Luxembourg to be our independent auditor for the years ended December 31, 2013 and 2014 for all statutory accounts as required by Luxembourg law for the same period. The Audit Committee has further recommended that such appointment be submitted for approval by our shareholders at the General Meeting.

Representatives of PwC Luxembourg will be present at the General Meeting, will be given the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from you.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPOINTMENT OF PWC LUXEMBOURG AS THE INDEPENDENT AUDITOR FOR 2013 AND 2014 FOR ALL STATUTORY ACCOUNTS AS REQUIRED BY LUXEMBOURG LAW FOR THE SAME PERIOD.

AUDIT AND OTHER FEES

The aggregate fees that Trinseo paid for professional services rendered by PricewaterhouseCoopers LLP (“PwC”) for the audit of our annual financial statements and review of our interim financial statements for the fiscal year ended December 31, 2013 (fiscal 2013) and the fiscal year ended December 31, 2012 (fiscal 2012), and fees for other services rendered by PwC for fiscal 2013 and fiscal 2012 were:

In thousands	2013	2012
Audit(1)	$4,680,658	$3,724,785
Audit Related(2)	60,000	60,000
Tax(3)	4,056,096	5,909,489
All Other(4)	59,800	63,600
Total	$8,856,554	$9,757,874

(1)	Consists of the annual financial statement audit and quarterly reviews, as well as services performed in conjunction with other SEC, regulatory, and statutory filings. These fees include $175,507 and $187,874 paid by Trinseo to PwC Luxembourg for services rendered for the audit of all statutory accounts required by Luxembourg law during fiscal 2013 and 2012, respectively. PwC Luxembourg did not provide any non-audit services during those fiscal years.
(2)	Consists of services related to the audit of our Company savings plan.
(3)	Consists of worldwide tax services primarily related to income tax return preparation and certain tax advisory services.
(4)	Consists of other services, including certain attestation services and statutory accounting advice.

We pre-approve all audit services and all permitted non-audit services by PwC, including engagement fees and terms. Our policies prohibit the Company from engaging PwC to provide any services relating to bookkeeping or other services related to accounting records or financial statements, financial information system design and implementation, appraisal or valuation services, fairness opinions or contribution-in-kind reports, actuarial services, internal audit outsourcing, any management function, legal services or expert services not related to the audit, broker-dealer, investment adviser, or investment banking services or human resource consulting. In addition, we evaluate whether the Company’s use of PwC for permitted non-audit services is compatible with maintaining PwC’s independence. We concluded that PwC’s provision of non-audit services, all of which we approved in advance, was compatible with its independence.

STOCK OWNERSHIP INFORMATION

Prior to the our initial public offering in June 2014, we were wholly owned by Bain Capital Everest Manager Holding SCA, which we refer to herein as our Parent. The following table sets forth information as of

November 1, 2014 regarding the beneficial ownership of our shares owned by each person or group who is known by us to beneficially own more than 5% of our outstanding shares, and the beneficial ownership of shares of our Parent by each of our named executive officers, our directors and all of our executive officers and directors as a group.

The percentage ownership information shown in the table below is based upon 48,769,567 Ordinary Shares outstanding of the Company as well as 3,864,167 outstanding shares of our Parent as of November 1, 2014.

Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our Ordinary Shares. We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. These rules generally attribute beneficial ownership of shares to persons who possess sole or shared voting or investment power with respect to such shares. The information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, the number of Ordinary Shares deemed outstanding includes shares issuable upon exercise of options and held by the respective person or group which may be exercised or converted within 60 days after November 1, 2014. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person or entity, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity.

Unless otherwise indicated below, the address for each listed director, officer and stockholder is c/o Trinseo S.A., 1000 Chesterbrook Boulevard, Suite 300, Berwyn, Pennsylvania 19312. The inclusion in the following table of those shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner. Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over the shares listed, except for those jointly owned with that person’s spouse.

Name	Number of Shares	Percentage
Bain Capital Everest Manager Holdings SCA (“Parent”)(1)	37,269,567	76.4%
Christopher D. Pappas(2)	113,929	2.9%
John A. Feenan(3)	10,458	*
Curtis S. Shaw(4)	16,442	*
Marco Levi(5)	7,196	*
Martin Pugh	2,840	*
Seth A. Meisel(6)	—	—
Michel G. Plantevin(6)	—	—
Brian W. Chu(6)	—	—
Jeffrey J. Cote	—	*
Pierre-Marie De Leener	—	*
Stephen M. Zide(6)	—	—
Stephen F. Thomas(6)	—	—
Aurelien Vasseur(6)	—	—
All executive officers and directors as a group(17 persons)(7)	171,002	4.4%

*	Indicates less than 1%.
(1)

The general partner of our Parent is Bain Capital Everest Manager S.à.r.l. (“BCEM”). By virtue of the relationships described in this footnote, BCEM may be deemed to exercise voting and dispositive power with respect to the shares held by Parent. Michel Plantevin, Aurélien Vasseur, Christopher Pappas, Brian Chu, Seth Meisel and Stephen Zide are each managers of BCEM. The managers of BCEM disclaim beneficial ownership of such shares to the extent attributed to them solely by virtue of serving as a manager of BCEM. All of the outstanding share capital of BCEM is held by Bain Capital Europe Fund III, L.P. (“Europe Fund III”) and, in that capacity, Europe Fund III has the power to appoint the managers of BCEM. Bain Capital Investors, LLC (“BCI”) is the general partner of Bain Capital Partners Europe III,

L.P., which is the general partner of Europe Fund III. As a result of the relationships described above, BCI may be deemed to share beneficial ownership of the shares held by our Parent. The governance, investment strategy and decision-making process with respect to investments held by Europe Fund III is directed by BCI’s Global Private Equity Board (“GPEB”), which is comprised of the following individuals: Steven Barnes, Joshua Bekenstein, John Connaughton, Paul Edgerley, Stephen Pagliuca, Michel Plantevin, Dwight Poler, Jonathan Zhu and Stephen Zide. By virtue of the relationships described in this footnote, GPEB may be deemed to exercise voting and dispositive power with respect to the shares held by our Parent. Each of the members of GPEB disclaims beneficial ownership of such shares to the extent attributed to such member solely by virtue of serving on GPEB. The address for our Parent and BCEM is 4, rue Lou Hemmer, L-1748 Luxembourg, Grand Duchy of Luxembourg. Europe Fund III has an address of Ugland House, South Church Street, George Town, Grand Cayman, KY1-1104 Cayman Islands and BCI has an address c/o Bain Capital Partners, LLC, John Hancock Tower, 200 Clarendon Street, Boston, Massachusetts 02116.
(2)	Represents ordinary shares of our Parent and does not include 20,000,000 preferred equity certificates of our Parent, or PECs, which are not convertible into ordinary shares of our Parent, held by Mr. Pappas and which represent less than 1% of all outstanding PECs.
(3)	Represents ordinary shares of our Parent and does not include 50,000,000 PECs held by Mr. Feenan, which represent approximately 1% of all outstanding PECs.
(4)	On October 8, 2014, the Company announced that Mr. Shaw will retire from the Company effective January 1, 2015.
(5)	Represents ordinary shares of our Parent and does not include 15,000,000 PECs held by Mr. Levi, which represent less than 1% of all outstanding PECs. Mr. Levi resigned from the Company in June 2014.
(6)	Does not include shares held by our Parent. Mr. Plantevin is a member of GPEB. Mr. Zide is a Managing Director of BCI and a member of GPEB. Mr. Meisel is a Managing Director of BCI. Mr. Chu is an Operating Partner of BCI. Mr. Thomas is a Principal of BCI and Mr. Vasseur is a corporate manager of BCI. As a result and by virtue of the relationships described in footnote 1 above, each of Messrs. Plantevin, Zide, Meisel, Chu, Thomas and Vasseur may be deemed to share beneficial ownership of the shares held by Parent. The address for Messrs. Zide, Meisel, Chu and Thomas is c/o Bain Capital Partners, LLC, John Hancock Tower, 200 Clarendon Street, Boston, Massachusetts 02116. The address for Mr. Plantevin is c/o Bain Capital Europe, LLP, Devonshire House, Mayfair Place, London W1J 8AJ, United Kingdom. The address for Mr. Vasseur is c/o Bain Capital Luxembourg S.à.r.l., 4 rue Lou Hemmer, L-1748 Luxembourg, Grand Duchy of Luxembourg.
(7)	Represents ordinary shares of our Parent and does not include an aggregate of 103,500,000 PECs.

OTHER MATTERS

Attending the General Meeting

The General Meeting will take place at our offices located at 4 rue Lou Hemmer, L-1748 Luxembourg, Grand Duchy of Luxembourg.

Shareholder Proposals

A shareholder wishing to submit a proposal for inclusion in the proxy statement for an annual meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, should send such written proposal to the Corporate Secretary of the Company within a reasonable time before the solicitation of proxies for such meeting. There is no guarantee that any proposal submitted by a shareholder will be included in the proxy statement. Our articles of association describe the requirements for submitting proposals at our annual meeting. The notice must be given in the manner and must include the information and representations required by our articles of association.

Communications to the Board

Shareholders may communicate with the Board or one or more directors by sending a letter addressed to the Board or to any one or more directors, c/o Corporate Secretary, Trinseo S.A., 1000 Chesterbrook Boulevard, Suite 300, Berwyn, Pennsylvania 19312, in an envelope clearly marked “Shareholder Communication.” The office of the Corporate Secretary will forward such correspondence unopened to one or more members of the Board, unless the envelope specifies that it should be delivered to a specific director.

General Information

Management knows of no other business which may be properly brought before the General Meeting. However, if any other matters shall properly come before the General Meeting, it is the intention of the persons named in the enclosed proxy card to vote such proxy in accordance with their best judgment on such matters. Shareholders may contact the Company by mail to Trinseo S.A., Investor Relations, 1000 Chesterbrook Boulevard, Suite 300, Berwyn, Pennsylvania 19312, or by phone by contacting Donna St. Germain, Corporate and Investor Communications at (610) 240-3307 for directions to attend the General Meeting and vote in person.

It is important that proxies be returned promptly. Therefore, whether or not you expect to attend the meeting in person, you are urged to fill in, sign and return the proxy in the enclosed stamped, self-addressed envelope or to vote electronically or by telephone by using the toll-free telephone number stated on the proxy card and as further described on page 1 of this proxy statement.

Page Number
Trinseo S.A.
Audit Report	76
Balance Sheet	77
Profit and Loss Account	81
Notes to the annual accounts as at December 31, 2013	83

Report of Independent Auditors

To the Shareholders of

Trinseo S.A.

Report on the financial statements

We have audited the accompanying consolidated financial statements of Trinseo S.A. and its subsidiaries (together, the “Group”), which comprise the consolidated balance sheet at 31 December 2013, and the related consolidated statements of operations, of comprehensive income, of shareholder’s equity, and of cash flows for the year then ended and a summary of significant accounting policies and other explanatory information.

Board of Directors’ responsibility for the consolidated financial statements

The Board of Directors is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for such internal control as the Board of Directors determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Responsibility of the “Réviseur d’entreprises agréé”

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing as adopted for Luxembourg by the “Commission de Surveillance du Secteur Financier”. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the judgment of the “Réviseur d’entreprises agréé” including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the “Réviseur d’entreprises agréé” considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the Board of Directors, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Group as of 31 December 2013 and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Report on other legal and regulatory requirements

The management report, which is the responsibility of the Board of Directors, is consistent with the consolidated financial statements.

PricewaterhouseCoopers, Société coopérative	Luxembourg, November 20, 2014
Represented by

/s/ Véronique Lefebvre

Véronique Lefebvre

TRINSEO S.A.

Consolidated Balance Sheets

(In thousands, except per share data)

	December 31,
	2013	2012
Assets
Current assets
Cash and cash equivalents	$196,503	$236,357
Restricted cash	—	7,852
Accounts receivable, net of allowance	717,482	695,364
Inventories	530,191	582,740
Deferred income tax assets	9,820	4,353
Other current assets	22,750	21,011

Total current assets	1,476,746	1,547,677

Investments in unconsolidated affiliates	155,887	140,304
Property, plant and equipment, net	606,427	633,272
Other assets
Goodwill	37,273	36,103
Other intangible assets, net	171,514	179,642
Deferred income tax assets—noncurrent	42,938	67,204
Deferred charges and other assets	83,996	61,494

Total other assets	335,721	344,443

Total assets	$2,574,781	$2,665,696

Liabilities and shareholder’s equity
Current liabilities
Short-term borrowings and current portion of long-term debt	$8,754	$98,133
Accounts payable	509,093	572,182
Income taxes payable	9,683	11,084
Deferred income tax liabilities	2,903	2,628
Accrued expenses and other current liabilities	136,129	85,575

Total current liabilities	666,562	769,602

Noncurrent liabilities
Long-term debt	1,327,667	1,355,451
Deferred income tax liabilities—noncurrent	26,932	40,367
Other noncurrent obligations	210,418	208,611

Total noncurrent liabilities	1,565,017	1,604,429

Commitments and contingencies (Note O)
Shareholder’s equity
Common stock, $0.01 nominal value, 50,000,000 shares authorized, and 37,270 shares issued and outstanding at December 31, 2013 and 2012	373	373
Additional paid-in-capital	339,055	329,105
Accumulated deficit	(84,604)	(62,386)
Accumulated other comprehensive income	88,378	24,573

Total shareholder’s equity	343,202	291,665

Total liabilities and shareholder’s equity	$2,574,781	$2,665,696

The accompanying notes are an integral part of these consolidated financial statements.

TRINSEO S.A.

Consolidated Statements of Operations

(In thousands, except per share data)

	Year Ended December 31,
	2013	2012
Net sales	$5,307,414	$5,451,909
Cost of sales	4,949,404	5,115,188

Gross profit	358,010	336,721
Selling, general and administrative expenses	216,858	182,069
Equity in earnings of unconsolidated affiliates	39,138	27,140

Operating income	180,290	181,792
Interest expense, net	132,038	109,971
Loss on extinguishment of long-term debt	20,744	—
Other expense, net	27,877	23,979

Income (loss) before income taxes	(369)	47,842
Provision for income taxes	21,849	17,560

Net income (loss)	$(22,218)	$30,282

Weighted average shares	37,270	16,123
Net income (loss) per share—basic and diluted	$(0.60)	$1.88

The accompanying notes are an integral part of these consolidated financial statements.

TRINSEO S.A.

Consolidated Statements of Comprehensive Income

(In thousands, unless otherwise stated)

	Year Ended December 31,
	2013	2012
Net income (loss)	$(22,218)	$30,282
Other comprehensive income (loss), net of tax (tax amounts shown in millions below for 2013 and 2012, respectively):
Cumulative translation adjustments (net of tax of $0 and $0.1)	53,339	23,872
Pension and other postretirement benefit plans:
Prior service credit arising during period (net of tax of $1.7 and $0)	10,548	—
Net loss arising during period (net of tax of $(1.3) and $17.7)	(3,545)	(51,880)
Amounts reclassified from accumulated other comprehensive income (loss)(1):
Curtailment and settlement loss (gain) (net of tax of $0.6 and $0)	1,502	(247)
Amortization of prior service cost (credit) included in net periodic pension costs (net of tax of $(0.1) and $0.1)	(890)	94
Amortization of net loss (gain) included in net periodic pension costs (net of tax of $1.0 and $0.2)	2,851	(454)

Total other comprehensive income (loss)	63,805	(28,615)

Comprehensive income	$41,587	$1,667

(1)	These other comprehensive income (loss) components are included in the computation of net periodic benefit costs (see Note P)

The accompanying notes are an integral part of these consolidated financial statements.

TRINSEO S.A.

Consolidated Statements of Shareholder’s Equity

(In thousands, except share data)

	Common stock		Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total
	Shares	Amount
Balance at December 31, 2011	137	$1	$159,994	$53,188	$(92,668)	$120,515
Contributions from shareholder	37,133	372	161,783	—	—	162,155
Net income	—	—	—	—	30,282	30,282
Other comprehensive loss	—	—	—	(28,615)	—	(28,615)
Stock-based compensation	—	—	7,328	—	—	7,328

Balance at December 31, 2012	37,270	$373	$329,105	$24,573	$(62,386)	$291,665
Net loss	—	—	—	—	(22,218)	(22,218)
Other comprehensive income	—	—	—	63,805	—	63,805
Stock-based compensation	—	—	9,950	—	—	9,950

Balance at December 31, 2013	37,270	$373	$339,055	$88,378	$(84,604)	$343,202

The accompanying notes are an integral part of these consolidated financial statements.

TRINSEO S.A.

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2013	2012
Cash flows from operating activities
Net income (loss)	$(22,218)	$30,282
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	95,196	85,604
Amortization of deferred financing costs and issuance discount	9,547	8,537
Deferred income tax	4,215	4,734
Stock-based compensation	9,950	7,328
Earnings of unconsolidated affiliates, net of dividends	(16,638)	(6,169)
Loss on extinguishment of debt	20,744	—
Loss (gain) on sale of businesses and other assets	4,186	263
Impairment charges	13,851	245
Changes in assets and liabilities
Accounts receivable	(5,643)	84,678
Inventories	55,369	(87,241)
Accounts payable and other current liabilities	15,001	67,887
Income taxes payable	(1,241)	(5,142)
Other assets, net	2,384	(12,672)
Other liabilities, net	26,632	7,781

Cash provided by operating activities	211,335	186,115

Cash flows from investing activities
Capital expenditures	(73,544)	(118,504)
Proceeds from capital expenditures subsidy	18,769	6,079
Proceeds from the sale of businesses and assets	15,221	253
Advance payment received (refunded)	(2,711)	2,602
Distributions from unconsolidated affiliates	1,055	—
(Increase) / decrease in restricted cash	7,852	(7,725)

Cash used in investing activities	(33,358)	(117,295)

Cash flows from financing activities
Deferred financing fees	(48,255)	(8,080)
Short term borrowings, net	(42,877)	(37,887)
Capital contribution	—	162,155
Repayments of Term Loans	(1,239,000)	(147,000)
Proceeds from issuance of Senior Notes	1,325,000	—
Proceeds from issuance of Accounts Receivable Securitization Facility	376,630	113,828
Repayments of Accounts Receivable Securitization Facility	(471,696)	(130,233)
Proceeds from the draw of revolving debt	405,000	1,105,000
Repayments on the revolving debt	(525,000)	(1,135,000)

Cash used in financing activities	(220,198)	(77,217)
Effect of exchange rates on cash	2,367	(559)

Net change in cash and cash equivalents	(39,854)	(8,956)
Cash and cash equivalents—beginning of period	236,357	245,313

Cash and cash equivalents—end of period	$196,503	$236,357

Supplemental disclosure of cash flow information
Cash paid for income taxes, net of refunds	$24,779	$20,444
Cash paid for interest, net of amounts capitalized	$83,509	$98,046
Accrual for property, plant and equipment	$11,156	$13,155

The accompanying notes are an integral part of these consolidated financial statements.

TRINSEO S.A.

Notes to Consolidated Financial Statements

(Dollars in thousands, unless otherwise stated)

NOTE A—ORGANIZATION AND BUSINESS ACTIVITIES

On June 3, 2010, Bain Capital Everest Manager Holding SCA (the “Parent”), an affiliate of Bain Capital Partners, LLC (“Bain Capital”), was formed through investment funds of Bain Capital with The Dow Chemical Company (“Dow”) investing $48.8 million for a 7.5% interest in the Parent. Trinseo S.A. (“Trinseo” or the “Group”) was formed on June 3, 2010 and is incorporated under the existing laws of the Grand Duchy of Luxembourg as a public liability company (“Société Anonyme”) with its registered office at 4, rue Lou Hemmer, L-1748 Luxembourg-Findel. All common shares of Trinseo are owned by the Parent.

On June 17, 2010, Trinseo acquired 100% of the former Styron business from Dow through Styron S.à.r.l., a wholly owned subsidiary of Trinseo. Prior to June 17, 2010, Styron business was a wholly owned business of Dow. Refer to Note C for additional description of the Styron business acquisition. The Group commenced operations immediately upon the acquisition of the former Styron business from Dow.

Trinseo is a leading global materials company dedicated to the innovation and delivery of specialty and customized emulsion polymers and plastics. Trinseo’s unique product portfolio brings together plastics, rubber and latex businesses that share feedstocks, operations, customers and end users.

Trinseo’s operations are located in North America, Europe and the Middle East, Latin America (including Mexico), and Asia Pacific (which includes Asia as well as Australia and New Zealand), supplemented by two strategic joint ventures, Sumika Styron Polycarbonate Limited (“Sumika Styron”) and Americas Styrenics LLC (“AmSty” a polystyrene joint venture with Chevron Phillips Chemical Company LP). Refer to Note D for further information regarding our investments in these unconsolidated affiliates. The Group’s large and diverse global customer base consists principally of major industrial companies. Trinseo focuses on developing tailored product solutions for its customers, who it serves locally, with 35 manufacturing plants at 27 sites (which include a total of 83 production units) in 14 countries, inclusive of joint ventures and contract manufacturers.

Reverse Stock Split and Initial Public Offering

On May 30, 2014, the Group amended its Articles of Association to effect a 1-for-436.69219 reverse stock split of its issued and outstanding common stock (“reverse split”) and to increase its authorized shares to 50.0 billion. All share and per share data have been retroactively adjusted in the accompanying financial statements to give effect to the reverse split.

On June 17, 2014, the Group completed an initial public offering (the “IPO”) of 11,500,000 ordinary shares at a price of $19.00 per share, which included 1,500,000 of shares sold pursuant to the underwriters’ exercise of their over-allotment option. The Group received cash proceeds of $203.2 million from this transaction, net of underwriting discounts. See Note L for more information.

NOTE B—BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

On June 17, 2010, the Group acquired 100% of the interests in the Styron business from Dow (the “Acquisition”). As a result of the Acquisition, the Group applied purchase accounting and began a new basis of accounting. Refer to Note C for further discussion. All periods prior to the Acquisition may be referred to herein as the “predecessor periods”, while those after the Acquisition may be referred to as “successor periods”.

The accompanying consolidated financial statements of the Group as of December 31, 2013 and 2012 and for each of the two years ended 2013 were prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). This accounting framework is a derogation from the Law of December 19, 2002. However, the Luxembourg Ministry of Justice approved this derogation on December 19, 2013 for a period of three years. A required supplemental note with a reconciliation of net income (loss) and shareholders’ equity has been included in Note X.

The consolidated financial statements of the Group contain the accounts of all entities that are controlled and variable interest entities (“VIEs”) for which the Group is the primary beneficiary. All intercompany balances and transactions have been eliminated. Corporate joint ventures over which the Group has the ability to exercise significant influence that are not consolidated are accounted for by the equity method.

A VIE is defined as a legal entity that has equity investors that do not have sufficient equity at risk for the entity to support its activities without additional subordinated financial support or, as a group, the holders of the equity at risk lack (i) the power to direct the entity’s activities or (ii) the obligation to absorb the expected losses or the right to receive the expected residual returns of the entity. A VIE is required to be consolidated by a company if that company is the primary beneficiary. Refer to Note J for further discussion of the Group’s accounts receivable securitization facility.

Certain prior year amounts have been reclassified to conform to the current year presentation. These reclassifications did not have a material impact on the Group’s financial position.

Use of Estimates in Financial Statement Preparation

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual amounts could differ from these estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Group to concentrations of credit risk consist principally of cash equivalents and accounts receivables. The Group uses major financial institutions with high credit ratings to engage in transactions involving cash equivalents. The Group minimizes credit risk in its receivables from customers through its sale of products to a wide variety of customers and markets in locations throughout the world.

The Group performs ongoing credit evaluations of its customers and generally does not require collateral. The Group maintains an allowance for doubtful accounts for losses resulting from the inability of specific customers to meet their financial obligations to the Group. A specific reserve for doubtful receivables is recorded against the amount due from these customers. For all other customers, the Group recognizes reserves for doubtful receivables based on historical experience. The allowance for doubtful accounts is the Group’s best estimate of probable credit losses in existing trade accounts receivable.

Financial Instruments

The carrying amounts of the Group’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued and other current liabilities, approximate fair value because of their generally short maturities.

The estimated fair value of the Senior Notes issued by the Group in January 2013 is determined using level 2 inputs within the fair value hierarchy. As of December 31, 2013, the Senior Notes had a fair value of approximately $1,366.4 million.

In prior years, the estimated fair value of the Term Loans, which were fully repaid by the Group in January 2013, was determined using level 1 inputs within the fair value hierarchy. As of December 31, 2012, the Term Loans’ carrying amount of $1,239.0 million was determined to approximate fair value as the Term Loans were redeemed at par in January 2013.

When outstanding, the estimated fair values of borrowings under the Group’s Revolving Facility and Accounts Receivable Securitization Facility are determined using level 2 inputs within the fair value hierarchy. The carrying amounts of borrowings under the Revolving Facility and Accounts Receivable Securitization Facility approximate fair value as these borrowings bear interest based on prevailing variable market rates.

At times, the Group manages its exposure to changes in foreign currency exchange rates and fluctuations in interest rates, where possible, by entering into foreign exchange forward contracts and interest rate cap agreements, respectively. When outstanding, all derivatives, whether designated in hedging relationships or not, are required to be recorded on the balance sheet at fair value. The fair value of the derivatives is determined from sources independent of the Group, including the financial institutions which are party to the derivative instruments. The fair value of derivatives also considers the credit default risk of the paying party. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and the hedged item will be recognized in earnings. If the derivative is designated as a cash flow hedge, the effective portion of the change in the fair value of the derivative will be recorded in other comprehensive income and will be recognized in the consolidated statements of operations when the hedged item affects earnings. As of December 31, 2013, the Group has no foreign exchange forward contracts or interest rate cap agreements outstanding. In 2012, however, the Group had interest rate cap agreements and foreign exchange forward contracts, which were not accounted or designated for hedge accounting treatment. As such, changes in the fair value of these agreements were recognized in the consolidated statements of operations. The loss on fair value of these agreements was recorded in interest expense while the gain or loss on fair value of our foreign exchange forward contracts was recorded in “Other expense, net” in the consolidated statements of operations. Cash flows from derivatives not designated for hedge accounting treatment were classified in the operating activities of the statements of cash flows.

Foreign Currency Translation

For the majority of the operations, the local currency has been determined to be the functional currency. In the remainder of territories, the U.S. dollar has been determined to be the functional currency due to the significant influence of the U.S. dollar on operations. Gains and losses resulting from the translation of the functional currency into U.S. dollars for financial statement presentation are not included in determining net income (loss), but are accumulated in the cumulative translation adjustment account as a separate component of shareholder’s equity (accumulated other comprehensive income). The Group translates asset and liability balances at exchange rates in effect at the end of the period and income and expense transactions at the average exchange rates in effect during the period. Gains and losses resulting from foreign currency transactions are included in the determination of net income (loss).

For the years ended December 31, 2013 and 2012, net foreign exchange transaction losses of $18.3 million and $18.0 million, respectively, were recognized. Gains and losses on net foreign exchange transactions are recorded within “Other expense, net” in the consolidated statement of operations.

Environmental Matters

Accruals for environmental matters are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated based on current law and existing technologies. These accruals are adjusted periodically as assessment and remediation efforts progress, or as additional technical or legal information become available. Accruals for environmental liabilities are included in “Other noncurrent obligations” in the consolidated balance sheets at undiscounted amounts. As of December 31, 2013 and 2012, no accruals for environmental liabilities were recorded.

Environmental costs are capitalized if the costs extend the life of the property, increase its capacity, or mitigate or prevent contamination from future operations. Environmental costs are also capitalized in recognition of legal asset retirement obligations resulting from the acquisition, construction or normal operation of a long-lived asset. Any costs related to environmental contamination treatment and cleanups are charged to expense. Estimated future incremental operations, maintenance and management costs directly related to remediation are accrued when such costs are probable and reasonably estimable.

Cash and Cash Equivalents

Cash and cash equivalents generally include time deposits or highly liquid investments with original maturities of three months or less.

Inventories

Inventories are stated at the lower of cost or market, with cost being determined on the first-in, first-out (“FIFO”) method. The Group periodically reviews its inventory for excess or obsolete inventory, and will write-down the excess or obsolete inventory value to its net realizable value, if applicable.

Property, Plant and Equipment

Property, plant and equipment are carried at cost less any impairment and are depreciated over estimated useful lives using the straight-line method. Capitalized costs associated with computer software for internal use are amortized on a straight-line basis over 5 years.

Expenditures for maintenance and repairs are charged against income as incurred. Expenditures that significantly increase asset value, extend useful asset lives or adapt property to a new or different use are capitalized. These expenditures include planned major maintenance activity or turnaround activities which increase our manufacturing plants’ output and improve production efficiency as compared to pre-turnaround operations. As of December 31, 2013 and 2012, $13.1 million and $13.8 million, respectively, of the Group’s net costs related to turnaround activities are capitalized to deferred charges within “Deferred charges and other assets” in the consolidated balance sheet, and are amortized over a period until the next scheduled turnaround.

The Group periodically monitors actual experience to determine whether events and circumstances have occurred that may warrant revision of the estimated useful lives of property, plant and equipment. Engineering and other costs directly related to the construction of property, plant and equipment are capitalized as construction in progress until construction is complete and such property, plant and equipment is ready and available to perform its specifically assigned function. Upon retirement or other disposal, the asset cost and related accumulated depreciation are removed from the accounts and the net amount, less any proceeds, is charged or credited to income. The Group also capitalizes interest as a component of the cost of capital assets constructed for its own use.

Impairment and Disposal of Long-Lived Assets

The Group evaluates long-lived assets and certain identifiable intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset grouping may not be recoverable. When undiscounted future cash flows are not expected to be sufficient to recover an asset’s carrying amount, the asset is written down to its fair value based on a discounted cash flow analysis utilizing market participant assumptions.

Long-lived assets to be disposed of by sale are classified as held for sale and are reported at the lower of carrying amount or fair value less cost to sell, and depreciation is ceased. Long-lived assets to be disposed of other than by sale are classified as held and used until they are disposed.

Goodwill and Other Intangible Assets

The Group records goodwill when the purchase price of a business acquisition exceeds the estimated fair value of net identified tangible and intangible assets acquired. Goodwill is tested for impairment at the reporting unit level annually, or more frequently when events or changes in circumstances indicate that the fair value of a reporting unit has more likely than not declined below its carrying value. The Group utilizes a market approach and/or a discounted cash flow methodology to calculate the fair value of its reporting units. The annual impairment assessment is completed using a measurement date of October 1st. No impairment loss was recorded in 2013 and 2012.

Finite-lived intangible assets, such as our intellectual property, are amortized on a straight-line basis. Finite-lived intangible assets are reviewed for impairment or obsolescence if events or changes in circumstances indicate that the carrying amount of an intangible asset may not be recoverable. If impaired, intangible assets are written down to fair value based on discounted cash flows.

Deferred Financing Fees

Capitalized fees and costs incurred in connection with the Group’s financing arrangements are included in “Deferred charges and other assets” in the consolidated balance sheets. For the Senior Notes (and the Term Loans prior to their repayment in January 2013), deferred financing fees are amortized over the term of the agreement using the effective interest method, while for the Revolving Facility and the Accounts Receivable Securitization Facility, deferred financing fees are amortized using the straight-line method over the term of the respective facility. Amortization of deferred financing fees is reflected in “Interest expense, net” in the consolidated statement of operations.

Investments in Unconsolidated Affiliates

Investments in unconsolidated affiliates where the Group has the ability to exercise significant influence (generally, 20% to 50% owned companies) are accounted for using the equity method. Investments are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of the investment may not be recoverable. An impairment loss is recorded whenever a decline in fair value of an investment in an unconsolidated affiliate below its carrying amount is determined to be other than temporary.

Sales

Sales are recognized when the revenue is realized or realizable, and the earnings process is complete which occurs when risk and title to the product transfers to the customer, which usually occurs at the time shipment is made. As such, title to the product usually passes when the product is delivered to the freight carrier. Standard terms of delivery are included in contracts of sale, order confirmation documents and invoices. Freight costs and any directly related costs of transporting finished product to customers are recorded as “Cost of sales” in the consolidated statements of operations. Taxes on sales are excluded from net sales.

Sales are recorded net of estimates for returns and price allowances, including discounts for prompt payment and volume-based incentives.

Cost of Sales

The Group classifies the costs of manufacturing and distributing its products as cost of sales. Manufacturing costs include raw materials, utilities, packaging and fixed manufacturing costs associated with production. Fixed manufacturing costs include such items as plant site operating costs and overhead, production planning, depreciation and amortization, repairs and maintenance, environmental, and engineering costs. Distribution costs include shipping and handling costs.

Selling, General and Administrative Expenses

Selling, general and administrative (“SG&A”) expenses are charged to expense as incurred. SG&A expenses are the cost of services performed by the marketing and sales functions (including sales managers, field sellers, marketing research, marketing communications and promotion and advertising materials) and by administrative functions (including product management, research and development (“R&D”) business management, customer invoicing, and human resources). R&D expenses include the cost of services performed by the R&D function, including technical service and development, process research including pilot plant operations, and product development.

Total R&D costs included in SG&A expenses were approximately $49.7 million and $48.3 million for the years ended December 31, 2013 and 2012, respectively.

The Group expenses promotional and advertising costs as incurred to SG&A expenses. Total promotional and advertising expense was approximately $3.0 million and $3.2 million for the years ended December 31, 2013 and 2012, respectively.

Pension and Postretirement Benefits Plans

The Group has several defined benefit plans, under which participants earn a retirement benefit based upon a formula set forth in the plan. Accounting for defined benefit pension plans, and any curtailments thereof, requires various assumptions, including, but not limited to, discount rates, expected rates of return on plan assets and future compensation growth rates. The Group evaluates these assumptions at least once each year, or as facts and circumstances dictate, and makes changes as conditions warrant. The Group also provides certain health care and life insurance benefits to retired employees mainly to certain retirees in the United States. The plans provide health care benefits, including hospital, physicians’ services, drug and major medical expense coverage, and life insurance benefits.

Income Taxes

The provision for income taxes is determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from differences between the financial and tax basis of the Group’s assets and liabilities and are adjusted for changes in tax rates and tax laws when changes are enacted. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. Provision has been made for income taxes on unremitted earnings of subsidiaries and affiliates, except for subsidiaries in which earnings are deemed to be indefinitely invested.

The Group recognizes the financial statement effects of uncertain income tax positions when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. The Group accrues for other tax contingencies when it is probable that a liability to a taxing authority has been incurred and the amount of the contingency can be reasonably estimated. Interest accrued related to unrecognized tax and income tax related penalties are included in the provision for income taxes. The current portion of uncertain income taxes positions is included in “Income taxes payable” and the long-term portion is included in “Other noncurrent obligations” in the consolidated balance sheets.

Income tax expense recognized for the year ended December 31, 2012 includes cumulative adjustments of $4.1 million and $2.0 million from 2010 and 2011, respectively, which resulted in a reduction of income tax expense, net, of approximately $6.1 million. These adjustments relate to the correction of prior period errors, which resulted from the reconciliation of income tax provision to tax return positions completed during 2012. The Group believes this is not material to the Group’s results of operations for the year ended December 31, 2012.

Stock-based Compensation

Stock-based compensation expense is measured at the grant date, based on the fair value of the award. Time-based restricted stock awards are generally recognized as expense on a graded vesting basis over the service period. For performance-based restricted stock awards, the Group recognizes compensation cost if and when it concludes that it is probable that the performance condition will be achieved. The Group calculates the fair value of its performance-based restricted stock awards using a combination of a call option and digital option model.

Periodically, the Parent may sell non-transferable restricted stock to certain officers and key members of management of the Group. Stock-based compensation expense on this non-transferable restricted stock is recognized if the non-transferable restricted stock is purchased at a price which is less than the fair value of the Parent’s common stock.

Recent Accounting Guidance

In February 2013, the FASB issued an amendment to the disclosure requirements for presentation of comprehensive income, which requires presentation (either in a single note or parenthetically on the face of the financial statements) of the effect of significant amounts reclassified from each component of accumulated other comprehensive income based on its source and the income statement line items affected by the reclassification. If a component is not required to be reclassified to net income in its entirety, a cross reference to the related footnote for additional information will be required. The amendment was effective and adopted by the Group as of January 1, 2013. The implementation of the amended accounting guidance did not have a material impact on the Group’s consolidated financial position or results of operations.

In December 2011, the FASB issued guidance for Balance Sheet: Disclosures about Offsetting Assets and Liabilities, which requires entities to disclose both gross and net information about both instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting agreement to facilitate users of the financial statements understand the effect of those arrangements on the Group’s financial position. In January 2013, the FASB issued further guidance that clarifies the scope of the offsetting disclosures. The guidance is effective for fiscal years, and interim periods within those years, beginning on or after January 1, 2013. Retrospective presentation for all comparative periods presented is required. The Group adopted the guidance effective as of January 1, 2013 and the adoption did not have a material impact on the Group’s financial position and results of operations.

In February 2013, the FASB issued amendments for the recognition, measurement, and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation is fixed at the reporting date, except for obligations addressed within existing guidance. This guidance requires an entity to measure those obligations as the sum of the amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors and any additional amount the reporting entity expects to pay on behalf of its co-obligors. This guidance also requires an entity to disclose the nature and amount of the obligation as well as other information about those obligations. This amendment is effective on a retrospective basis for fiscal years and interim periods within those fiscal years beginning after December 15, 2013 and early adoption is permitted. The Group is currently evaluating this amendment but the Group does not expect the impact of adoption to be material.

In March 2013, the FASB issued amendments to address the accounting for the cumulative translation adjustment when a parent either sells a part or all of its investment in a foreign entity or no longer holds a controlling financial interest in a subsidiary or group of assets that is a nonprofit activity or a business within a foreign entity. The amendments are effective prospectively for fiscal years (and interim reporting periods within those years) beginning after December 15, 2013 (early adoption is permitted). The initial adoption has no impact on the Group’s financial position and results of operations. The Group will apply the guidance prospectively to derecognition events occurring after the effective date.

In July 2013, the FASB issued guidance which permits an entity to designate the Fed Funds Effective Swap Rate, also referred to as the overnight index swap rate, as a benchmark interest rate in a hedge accounting relationship. In addition, the guidance removes the restriction on using different benchmark interest rates for similar hedges. The guidance was effective in July 2013. This guidance has no impact on the Group’s financial position and results of operations.

In July 2013, the FASB issued guidance to clarify the presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. The new guidance requires that unrecognized tax benefits be netted against all available same-jurisdiction losses or other tax carryforwards that would be utilized, rather than only against carryforwards that are created by the unrecognized tax benefits. The guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2013, and should be applied prospectively to all unrecognized tax benefits that exist at the effective date. Retrospective application is permitted. The Group believes the adoption will not have a significant impact to the current presentation.

NOTE C—ACQUISITIONS AND DIVESTITURES

Styron Acquisition

On March 2, 2010, STY Acquisition Corp. (“STY Acquisition”), an affiliate of Bain Capital, entered into a sale and purchase agreement (the “Purchase Agreement”) with Dow, Styron LLC and Styron Holding B.V. (together with Styron LLC, the “Styron Holdcos”) pursuant to which STY Acquisition agreed to acquire 100% of the outstanding equity interests of the Styron Holdcos. STY Acquisition, subsequently (but prior to the close of the transaction) assigned its rights and obligations under the Purchase Agreement to Styron S.à r.l., the Group’s indirect wholly owned subsidiary. The consideration for the purchase of Styron Holdcos was approximately $1,509.4 million, subject to customary adjustments for working capital, employee liabilities and certain other amounts. Subsequent to the closing of the Acquisition, the Group paid $55.8 million in closing date working capital adjustments.

The Group accounted for the Acquisition under the purchase method of accounting in accordance with the applicable authoritative guidance for Business Combinations, whereby the purchase price paid was allocated to the acquired assets and liabilities at fair value. As of June 17, 2011, the one-year measurement period surrounding the Acquisition ended. During 2012, certain adjustments were identified related to the Acquisition accounting. As such, the Group recorded $8.7 million to goodwill to correct our final purchase price allocation with the offsets recorded primarily to deferred income taxes and pension liabilities. The Group does not believe this is material to any of the prior year consolidated financial statements. Accordingly, the purchase price allocation for the acquisition was considered complete in 2012. As part of the Acquisition, the Group has been indemnified for various tax matters, including income tax and value add taxes, as well as legal liabilities which have been incurred prior to the Acquisition. Conversely, certain tax matters which the Group has benefitted from are subject to reimbursement by Trinseo to Dow. These amounts have been estimated and provisional amounts have been recorded based on the information known during the measurement period; however, these amounts remain subject to change based on the completion of our annual statutory filings, tax authority review as well as a final resolution with Dow on amounts due to and due from the Group. Management believes the Group’s estimates and assumptions are reasonable under the circumstances, however, settlement negotiations or changes in estimates around pre-acquisition indemnifications could result in a material impact on the consolidated financial statements.

During 2013, the Group received $6.7 million, net of tax indemnity from Dow for income taxes paid to the taxing authorities relating to the period prior to the Acquisition, which was previously recorded within “Accounts receivable, net of allowance” in the consolidated balance sheet. There were no other indemnity payments received from Dow or indemnity payments to Dow during the years ended December 31, 2013 and 2012, respectively.

Divestiture of Expandable Polystyrene Business

In June 2013, the Group’s board of directors approved the sale of its EPS business within the Group’s Styrenics segment, under a sale and purchase agreement which was signed in July 2013. The sale closed on September 30, 2013 and the Group received $15.2 million of sales proceeds during the third quarter, subject to a $0.7 million working capital adjustment due to be paid by the Group during the first quarter of 2014. The Group recognized a loss from the sale of $4.2 million recorded in “Other expense, net” in the consolidated statement of operations for the year ended December 31, 2013. The loss calculation is as follows:

Assets
Inventories	$8,135
Property, plant and equipment, net	9,401
Other intangibles assets, net	1,624
Goodwill	383

Total assets sold	$19,543

Liabilities
Pension and other benefits	$791

Total liabilities sold	$791

Net assets sold	$18,752
Sales proceeds, net of amount payable to buyer of $0.7 million	14,566

Loss on sale	$4,186

EPS business results of operations were not classified as discontinued operations as the Group will have significant continuing cash flows as a result of a long-term supply agreement of styrene monomer to the EPS business, which was entered into contemporaneously with the sale and purchase agreement. The supply agreement will have an initial term of approximately 10 years from the closing date of the sale and will continue year-to-year thereafter. Under the supply agreement, we will supply a minimum of approximately 77 million pounds and maximum of approximately 132 million pounds of styrene monomer annually or equivalent to 70% to 100% of the EPS business’s historical production consumption.

NOTE D—INVESTMENTS IN UNCONSOLIDATED AFFILIATES

As noted within Note A, Trinseo is supplemented by two strategic joint ventures: AmSty (a polystyrene joint venture with Chevron Phillips Chemical Company LP) and Sumika Styron (a polycarbonate joint venture with Sumitomo Chemical Company Limited).

At December 31, 2013 and 2012, respectively, Trinseo’s investment in AmSty was $118.3 million and $101.3 million. At December 31, 2013 and 2012, respectively, Trinseo’s investment in AmSty was $130.8 million and $150.7 million less than Trinseo’s 50% share of AmSty’s underlying net assets. This amount represents the difference between the book value of assets contributed to the joint venture at the time of formation (May 1, 2008) and Trinseo’s 50% share of the total recorded value of the joint venture’s assets and certain adjustments to conform with the Group’s accounting policies. This difference is being amortized over a weighted average remaining useful life of the contributed assets of approximately 7.0 years as of December 31, 2013. The Group received dividends from AmSty of $22.5 million and $20.0 million for the years ended December 31, 2013 and 2012, respectively.

At December 31, 2013 and 2012, respectively, Trinseo’s investment in Sumika Styron was $37.6 million and $39.0 million. At December 31, 2013 and 2012, respectively, Trinseo’s investment in Sumika Styron was $20.8 million and $18.6 million greater than Trinseo’s 50% share of Sumika Styron’s underlying net assets. This amount represents the fair value of certain identifiable assets which have not been recorded on the historical financial statements of Sumika Styron. This difference is being amortized over the remaining useful life of the contributed assets of 11.75 years as of December 31, 2013. The Group received dividends from Sumika Styron of $1.1 million and $1.0 million (net of withholding taxes) for the years ended December 31, 2013 and 2012, respectively.

Equity in earnings from unconsolidated affiliates was $39.1 million and $27.1 million for the years ended December 31, 2013 and 2012, respectively.

Both of the unconsolidated affiliates are privately held companies; therefore, quoted market prices for their stock are not available.

The summarized financial information of the Group’s unconsolidated affiliates is shown below:

	As of December 31,
	2013	2012
Current assets	$528,223	$519,462
Noncurrent assets	333,894	365,245

Total assets	$862,117	$884,707

Current liabilities	$281,823	$278,180
Noncurrent liabilities	48,415	60,110

Total liabilities	$330,238	$338,290

	Year Ended December 31,
	2013	2012
Sales	$2,281,045	$2,058,060
Gross profit	$94,148	$82,511
Net income (loss)	$38,504	$21,408

Sales to unconsolidated affiliates for the years ended December 31, 2013 and 2012 were $8.2 million and $9.5 million, respectively. Purchases from unconsolidated affiliates were $274.4 million and $269.1 million for the years ended December 31, 2013 and 2012, respectively.

At December 31, 2013 and 2012, respectively, $3.3 million and $2.3 million due from unconsolidated affiliates was included in Accounts receivable and $29.9 million and $26.6 million due to unconsolidated affiliates was included in Accounts payable.

NOTE E—ACCOUNTS RECEIVABLE

Accounts receivable consisted of the following:

	December 31,
	2013	2012
Trade receivables	$584,160	$566,309
Non-income tax receivables	94,069	91,390
Other receivables	45,119	46,035
Less: allowance for doubtful accounts	(5,866)	(8,370)

Total	$717,482	$695,364

The allowance for doubtful accounts was approximately $5.9 million and $8.4 million at December 31, 2013 and 2012, respectively. As a result of changes in the estimate of allowance for doubtful accounts, for the year ended December 31, 2013, the Group recognized a benefit of $3.0 million, while for the year ended December 31, 2012, the Group recognized bad debt expense of $0.3 million.

NOTE F—INVENTORIES

Inventories consisted of the following:

	December 31,
	2013	2012
Finished goods	$302,379	$334,986
Raw materials and semi-finished goods	191,081	213,409
Supplies	36,731	34,345

Total	$530,191	$582,740

NOTE G—PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consisted of the following:

	Estimated Useful Lives (Years)	December 31,
		2013	2012
Land	Not applicable	$50,982	$48,576
Land and waterway improvements	1-20	13,603	12,901
Buildings	2-40	58,447	54,582
Machinery and equipment(1)	1-20	627,068	600,455
Utility and supply lines	1-10	7,100	5,251
Leasehold interests	1-45	50,009	49,677
Other property	1-8	27,260	13,898
Construction in process	Not applicable	55,753	39,679

Property, plant and equipment		890,222	825,019
Less: accumulated depreciation		(283,795)	(191,747)

Property, plant and equipment, net		$606,427	$633,272

(1)	Approximately 94% of our machinery and equipment had a useful life of three to ten years as of December 31, 2013 and 2012.

	Year Ended December 31,
	2013	2012
Depreciation expense	$75,401	$68,312
Capitalized interest	$3,142	$6,178

During the three months ended December 31, 2013, the Group determined that the long-lived assets at our polycarbonate manufacturing facility in Stade, Germany should be assessed for impairment driven primarily by continued losses experienced in our polycarbonate business. This assessment indicated that the carrying amount of the long-lived assets at this facility were not recoverable when compared to the expected undiscounted cash flows of our polycarbonate business. Based upon our assessment of fair value of this asset group, the Group concluded these assets were fully impaired as of December 31, 2013. The fair value of the asset group was determined under the income approach utilizing a discounted cash flow (“DCF”) model. The key assumptions used in the DCF model included growth rates and cash flow projections, discount rate, tax rate and an estimated terminal value.

As a result, in the year ended December 31, 2013, we recorded an impairment loss of approximately $9.2 million. The amount was recorded within “Selling, general and administrative expenses” in the consolidated statement of operations and allocated entirely to the Engineered Polymers segment.

NOTE H—GOODWILL AND INTANGIBLE ASSETS

Goodwill

The following table shows changes in the carrying amount of goodwill, by segment, from December 31, 2011 to December 31, 2012 and December 31, 2012 to December 31, 2013, respectively:

	Emulsion Polymers		Plastics		Total
	Latex	Synthetic Rubber	Styrenics	Engineered Polymers
Balance at December 31, 2011	$10,387	$7,114	$6,322	$2,438	$26,261
Purchase accounting adjustments (Note C)	3,435	2,352	2,091	806	8,684
Foreign currency impact	458	314	278	108	1,158

Balance at December 31, 2012	$14,280	$9,780	$8,691	$3,352	$36,103
Divestiture (Note C)	—	—	(383)	—	(383)
Foreign currency impact	621	425	361	146	1,553

Balance at December 31, 2013	$14,901	$10,205	$8,669	$3,498	$37,273

Goodwill impairment testing is performed annually as of October 1st. In 2013, the Group performed its annual impairment test for goodwill and determined that the estimated fair value of each reporting unit was substantially in excess of the carrying value indicating that none of the Group’s goodwill was impaired. The Group concluded there were no impairments or triggering events for the years ended December 31, 2013 and 2012.

Other Intangible Assets

The following table provides information regarding the Group’s other intangible assets as of December 31, 2013 and 2012, respectively:

		December 31, 2013			December 31, 2012
	Estimated Useful Life (Years)	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Developed technology	15	$210,546	$(49,713)	$160,833	$203,812	$(34,535)	$169,277
Software	5	11,034	(4,099)	6,935	8,849	(1,973)	6,876
Software in development	N/A	3,746	—	3,746	3,489	—	3,489

Total		$225,326	$(53,812)	$171,514	$216,150	$(36,508)	$179,642

Amortization expense related to finite-lived intangible assets totaled $15.7 million and $14.7 million for the years ended December 31, 2013 and 2012, respectively.

Estimated Amortization Expense for the Next Five Years
2014	2015	2016	2017	2018
$16,249	$16,238	$15,674	$14,837	$14,121

NOTE I—ACCOUNTS PAYABLE

Accounts payable consisted of the following:

	December 31,
	2013	2012
Trade payables	$462,304	$525,440
Other payables	46,789	46,742

Total	$509,093	$572,182

NOTE J—DEBT

Debt consisted of the following:

	December 31,
	2013	2012
Senior Secured Credit Facility
Term Loans	$—	$1,232,585
Revolving Facility	—	120,000
Senior Notes	1,325,000	—
Accounts Receivable Securitization Facility	—	93,492
Other indebtedness	11,421	7,507

Total debt	1,336,421	1,453,584
Less: current portion	(8,754)	(98,133)

Total long-term debt	$1,327,667	$1,355,451

The Group was in compliance with all debt covenant requirements as of December 31, 2013. Total accrued interest on outstanding debt as of December 31, 2013 and 2012 was $48.3 million and $8.8 million, respectively. This increase was driven primarily by timing of interest payments on the Senior Notes as compared to the Term Loans in the prior year. Accrued interest is recorded within “Accrued expenses and other current liabilities” in the consolidated balance sheets.

The following is a summary of Trinseo’s debt instruments.

Senior Secured Credit Facility

In June 2010, the Group entered into a credit agreement (the “Senior Secured Credit Facility”) with lenders which included (i) an $800.0 million senior secured term loans (the “2010 Term Loans”) and a (ii) $240.0 million revolving credit facility (the “Revolving Facility”). The proceeds of these borrowings were used to finance, in part, the Acquisition and pay transaction fees and expenses related to the Acquisition. From time to time, the Senior Secured Credit Facility has been amended and restated to, among other things, increase available borrowings, extend maturities, and change borrowing rates.

On February 2, 2011, the Senior Secured Credit Facility was amended (the “2011 Amendment”) to increase the available borrowings under the senior secured term loans from $780.0 million to $1.6 billion. Pursuant to the amendment, the Group borrowed an aggregate principal amount of $1.4 billion (the “2011 Term Loans”, with the 2010 Term Loans, collectively referred to as the “Term Loans”), the proceeds of which were used to repay the 2010 Term Loans and related accrued interest, repay a seller note issued by Dow at the time of the Acquisition and related accrued interest, make a distribution to the Parent, and provide general corporate funds.

In July 2012, the Group further amended the Senior Secured Credit Facility (the “2012 Amendment”) that provided for an increase in the Group’s total leverage ratio and decrease the interest coverage ratio as well as an increase in the permitted accounts receivable securitization facility and increases in the borrowing rates of the Term Loans. The 2012 Amendment became effective on August 9, 2012 with the repayment of $140.0 million of 2011 Term Loans using the proceeds from equity contribution from the Parent. As a result, the 2011 Term Loans were determined to be modified in accordance with generally accepted accounting principles. The Group capitalized $6.2 million of the issuance costs paid to the creditors of the 2011 Term Loans, with the remaining $2.3 million of third-party fees associated with the 2011 Term Loans expensed as incurred within “Other expense, net” in the consolidated statement of operations for the year ended December 31, 2012. Costs of $1.2 million which were paid to the creditors of the Revolving Facility were also capitalized and are being amortized over the remaining term of the Revolving Facility.

In January 2013, the Group again amended its senior secured credit facility (the “2013 Amendment”). As part of the 2013 Amendment, the Group increased its Revolving Facility borrowing capacity from $240.0 million to $300.0 million, decreased the borrowing rate of the Revolving Facility through a decrease in the applicable margin rate from 4.75% to 3.00% as applied to base rate loans (which shall bear interest at a rate per annum equal to the base rate plus the applicable margin (as defined therein)), or 5.75% to 4.00% as applied to LIBO rate loans (which shall bear interest at a rate per annum equal to the LIBO rate plus the applicable margin and the mandatory cost (as defined therein), if applicable), extended the maturity date to January 2018 and concurrently repaid its then outstanding 2011 Term Loans of $1,239.0 million using the proceeds from its sale of $1,325.0 million aggregate principal amount of the 8.750% Senior Secured Notes issued in January 2013 (refer below for further discussion).

Prior to the 2013 Amendment, the Senior Secured Credit Facility required that the Group comply with certain affirmative and negative covenants, including restrictions with respect to payment of dividends and other distributions to shareholders, and financial covenants that include the maintenance of certain financial ratios. These ratios include both a maximum leverage ratio no greater than 5.25 to 1.00 and an interest coverage ratio no less than 2.00 to 1.00 for the most recent twelve-month period. Under the terms of the Senior Secured Credit Facility, an event of default can be cured by a Specified Equity Contribution, as defined under the Senior Secured Credit Facility. On May 8, 2012, the Group received a $22.2 million as equity contribution from the Parent in order to cure its covenant default and to meet its required leverage ratio for the period ended March 31, 2012. The Group remained in compliance with all debt covenants in the remainder of 2012.

The 2013 Amendment replaced the Group’s total leverage ratio requirement with a first lien net leverage ratio (as defined under the 2013 Amendment) and removed the interest coverage ratio requirement. If the outstanding balance on the Revolving Facility exceeds 25% of the $300.0 million borrowing capacity (excluding undrawn letters of credit up to $10.0 million) at a quarter end, then the Group’s first lien net leverage ratio may not exceed 5.25 to 1.00 for the quarter ending March 31, 2013, 5.00 to 1.00 for the subsequent quarters through December 31, 2013, 4.50 to 1.00 for each of the quarters ending in 2014 and 4.25 to 1.00 for each of the quarters ending in 2015 and thereafter.

As a result of the 2013 Amendment and repayment of the term loans in January 2013, the Group recognized a $20.7 million loss on extinguishment of debt during the first quarter of 2013, which consisted of the write-off of existing unamortized deferred financing fees and debt discount attributable to the Term Loans. Fees and expenses incurred in connection with the 2013 Amendment were $5.5 million, which were capitalized.

Capitalized fees and costs incurred in connection with the Group’s borrowings are included in “Deferred charges and other assets” in the consolidated balance sheets. For the Term Loans, deferred financing fees and debt discounts are amortized over the term of the respective loan agreements using the effective interest method, while for the Revolving Facility deferred financing fees are being amortized using a straight-line method. Amortization of deferred financing fees and debt discounts are reflected in “Interest expense, net” in the consolidated statement of operations.

Unamortized deferred financing fees related to the Term Loans and Revolving Facility, respectively, were $0 and $11.7 million as of December 31, 2013, and $14.6 million and $9.1 million as of December 31, 2012. Debt discount related to the Term Loans was $0 and $6.4 million as of December 31, 2013 and 2012, respectively, and was netted against “Long-term debt” in the consolidated balance sheets. The Group recorded interest expense relating to the amortization of deferred financing fees and debt discounts related to the entire Senior Secured Credit Facility, respectively, of $3.1 million and $0.1 million for the year ended December 31, 2013; and $6.5 million and $0.5 million for the year ended December 31, 2012.

At December 31, 2013, there were no amounts outstanding under the Revolving Facility, while available borrowings under the facility were $292.7 million (net of $7.3 million outstanding letters of credit). At December 31, 2012, there were $1,239.0 million and $120.0 million in outstanding borrowings under the 2011 Term Loans and Revolving Facility, respectively, plus $6.8 million in outstanding letters of credit. All obligations under the Revolving Facility are guaranteed and collateralized by substantially all of the tangible and intangible assets of the Group’s subsidiaries.

Interest charges, excluding interest expense relating to the amortization of deferred financing fees and debt discounts, incurred on the Term Loans and Revolving Facility, respectively, were $7.7 million and $2.8 million for the year ended December 31, 2013, and $91.0 million and $6.0 million for the year ended December 31, 2012. Cash paid related to interest incurred on the Term Loans and Revolving Facility, respectively, was $16.5 million and $2.8 million for the year ended December 31, 2013, and $87.6 million and $6.1 million for the year ended December 31, 2012.

Interest Rate Cap Agreements

Historically, as required under the Senior Secured Credit Facility, the Group used interest rate cap agreements to protect cash flows from fluctuations caused by volatility in interest rates. When outstanding, the Group does not account for the interest rate cap agreements as hedges. As such, changes in the fair value of underlying derivative instruments are recognized in “Interest expense, net” in the consolidated statement of operations. At December 31, 2012, the Group had three outstanding interest rate caps with an aggregate notional amount of $490.0 million, and a fair value of less than $0.1 million, recorded in “Deferred charges and other assets” on the 2012 consolidated balance sheet. These hedges were settled on January 29, 2013, and there were no remaining interest rate cap agreements outstanding at December 31, 2013.

Senior Notes

In January 2013, the Group issued $1,325.0 million 8.750% Senior Secured Notes (the “Senior Notes”). The Senior Notes interest is payable semi-annually on February 1st and August 1st of each year, which commenced on August 1, 2013. The notes will mature on February 1, 2019, at which time the entire $1,325.0 million will be due and payable. The proceeds from the issuance of the Senior Notes were used to repay all of the Group’s outstanding Term Loans under the Senior Secured Credit Facility and related refinancing fees and expenses.

The Group may redeem all or part of the Senior Notes at any time prior to August 1, 2015 by paying a make-whole premium, plus accrued and unpaid interest to the redemption date. The Group may redeem all or part of the Senior Notes at any time after August 1, 2015 at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest, if any, on the notes redeemed, to the applicable date of redemption, if redeemed during the twelve-month period beginning on of the year indicated below:

12-month period commencing August 1 in Year	Percentage
2015	104.375%
2016	102.188%
2017 and thereafter	100.000%

In addition, at any time prior to August 1, 2015, the Group may redeem up to 35% of the aggregate principal amount of the notes at a redemption price equal to 108.750% of the face amount thereof plus accrued and unpaid interest, if any, to the redemption date, with the net cash proceeds that the Group raises in certain equity offerings. The Group may also redeem, during any 12-month period commencing from the issue date until August 1, 2015, up to 10% of the original principal amount of the Senior Notes at a redemption price equal to 103% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the date of redemption.

In connection with the issuance of the Senior Notes, the Group also entered into a registration rights agreement to file a registration statement (the “Registration Statement”) with the Securities and Exchange Commission of the United States (“SEC”) to exchange the Senior Notes for registered notes (the “Exchange Notes”) having terms substantially identical in all material respect to the Senior Notes, within 365 days after the issuance of the Senior Notes. If the Registration Statement, among other conditions, does not become effective within 365 days after the issuance of the Senior Notes, holders of the Senior Notes would be entitled to the payment of additional interest, at a rate of 0.25% per annum (which the rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue, provided that the rate at which such additional interest accrues may in no event exceed 1.00% per annum) until the Registration Statement becomes effective or the exchange offer is completed. As of December 31, 2013, the Group had not recorded a liability for this contingent obligation, as it was not deemed probable at the time that the Group would not meet its obligations. Subsequently, on January 29, 2014, the SEC declared effective the Group’s Registration Statement, resulting in the Group fulfilling its obligations under the registration rights agreement, incurring no additional interest penalty.

In July 2014, using proceeds from the Group’s IPO (see Note L), the Group redeemed $132.5 million in aggregate principal amount of the Senior Notes, including a 103% call premium totaling $4.0 million, together with accrued and unpaid interest thereon of $5.2 million. Pursuant to the Indenture, the Group may redeem another 10% of the original principal amount of the Senior Notes prior to August 1, 2015.

The Senior Notes rank equally in right of payment with all of the Group’s existing and future senior secured debt and pari passu with the Group and the Guarantors’ (as defined below) indebtedness that is secured by first-priority liens, including the Group’s Senior Secured Credit Facility (as defined above), to the extent of the value of the collateral securing such indebtedness and ranking senior in right of payment to all of the Group’s existing and future subordinated debt. However, claims under the Senior Notes will effectively rank behind the claims of holders of debt, including interest, under our Senior Secured Credit Facility in respect of proceeds from any enforcement action with respect to the collateral or in any bankruptcy, insolvency or liquidation proceeding. The Senior Notes will be unconditionally guaranteed on a senior secured basis by each of our existing and future wholly-owned subsidiaries that guarantee our Senior Secured Credit Facility (other than our subsidiaries in France and Spain) (the “Guarantors”). The note guarantees will rank equally in right of payment with all of the Guarantors’ existing and future senior secured debt and senior in right of payment to all of the Guarantors’ existing and future subordinated debt. The notes will be structurally subordinated to all of the liabilities of each of our subsidiaries that do not guarantee the notes.

The Indenture contains covenants that, among other things, limit the Group’s ability and the ability of the Group’s restricted subsidiaries to incur additional indebtedness, pay dividends or make other distributions, subject to certain exceptions. If the Senior Notes are assigned an investment grade by the rating agencies and the Group is not in default, certain covenants will be suspended. If the ratings on the Senior Notes decline to below investment grade, the suspended covenants will be reinstated.

Fees and expenses incurred in connection with the issuance of Senior Notes were approximately $42.0 million, which were capitalized and included in “Deferred charges and other assets” in the consolidated balance sheet. These deferred financing fees are being amortized using the effective interest rate method and reflected in “Interest expense, net” in the consolidated statement of operations. For the year ended December 31, 2013, the Group recorded $4.9 million in amortization of deferred financing fees, 2013, leaving $37.1 million of unamortized deferred financing fees related to the Senior Notes on the balance sheet as of December 31, 2013.

Interest charges incurred, excluding interest expense relating to the amortization of deferred financing fees, and cash paid on the Senior Notes were $106.9 million and $58.6 million, respectively, for the year ended December 31, 2013.

Accounts Receivable Securitization Facility

In August 2010, a VIE in which the Group is the primary beneficiary, Styron Receivable Funding Ltd. (“SRF”), executed an agreement with a bank for an accounts receivable securitization facility (“Accounts Receivable Securitization Facility”). The initial facility permitted borrowings by one of the Group’s subsidiaries, Styron Europe GmbH (“SE”), up to a total of $160.0 million. Under the facility, SE will sell their accounts receivable from time to time to SRF. In turn, SRF may sell undivided ownership interests in such receivables to commercial paper conduits in exchange for cash. The Group has agreed to continue servicing the receivables for SRF. Upon the sale of the interests in the accounts receivable by SRF, the conduits have a first priority perfected security interest in such receivables and, as a result, the receivables will not be available to the creditors of the Group or its other subsidiaries.

Since its inception, the Group has from time to time amended and restated the Accounts Receivable Securitization Facility. In May 2011, the facility was amended to allow for the expansion of the pool of eligible accounts receivable to include a previously excluded German subsidiary. In May 2013, the Group further amended the facility, increasing its borrowing capacity from $160.0 million to $200.0 million, extending the maturity date to May 2016 and allowing for the expansion of the pool of eligible accounts receivable to include previously excluded U.S. and Netherlands subsidiaries. As a result of the amendment, the Group incurred $0.7 million in fees, which were capitalized within “Deferred charges and other assets” in the consolidated balance sheet and are being amortized into interest expense using the straight-line method over the remaining term.

The Accounts Receivable Securitization Facility is subject to interest charges against both the amount of outstanding borrowings as well as the amount of available, but undrawn commitments. As a result of the amendment to our Accounts Receivable Securitization Facility in May 2013 noted above, we lowered our borrowing costs. In regards to the outstanding borrowings, fixed interest charges were decreased from 3.25% plus variable commercial paper rates to 2.6% plus variable commercial paper rates. In regards to available, but undrawn commitments, fixed interest charges were decreased from 1.50% to 1.40%.

As of December 31, 2013 and 2012, there was approximately $143.8 million and $85.7 million, respectively, of accounts receivable available to support this facility, based on our pool of eligible accounts receivable. As of December 31, 2013, there were no outstanding borrowings under this facility. As of December 31, 2012, there were approximately $93.5 million, which includes $7.8 million of cash restricted from use, in outstanding borrowings included in short-term borrowings in the consolidated balance sheet. Interest incurred on the Accounts Receivable Securitization Facility, excluding interest expense relating to the amortization of deferred financing fees, for the years ended December 31, 2013 and 2012 were $4.2 million and $4.7 million, respectively, reflected in “Interest expense, net” in the consolidated statements of operations.

As of December 31, 2013 and 2012, deferred financing fees related to the Accounts Receivable Securitization Facility totaled $3.5 million and $4.3 million, respectively, and were included in “Deferred charges and other assets” in the consolidated balance sheet, and which are being amortized using a straight-line method, reflected in “Interest expense, net” in the consolidated statement of operations. The Group recorded $1.4 million and $1.5 million in amortization of deferred financing fees related to the Accounts Receivable Securitization Facility for the years ended December 31, 2013 and 2012.

Other indebtedness

Other Revolving Facilities

During 2011, the Group entered into two short-term revolving facilities through our subsidiary in China that provided for approximately $28.5 million of uncommitted funds available for borrowings, subject to annual renewal. The Group did not renew one of the short-term revolving facilities, with uncommitted funds of $13.5 million, and there were no outstanding borrowings for that facility as of December 31, 2013 or 2012. The remaining facility, which provides for up to $15.0 million of uncommitted funds available for borrowings, is subject to annual renewal.

Outstanding borrowings under the remaining revolving facility were $5.1 million and $1.1 million as of December 31, 2013 and 2012, respectively. The revolving facility is guaranteed by our Holding Company, Trinseo Materials Operating S.C.A. or secured by pledge of certain of our assets in China. At December 31, 2013 and 2012, the weighted average interest rate of the facility was approximately 0.1% and 0.5%, respectively.

The Senior Secured Credit facility limits our foreign working capital facilities to an aggregate principal amount of $75.0 million and, based on the 2013 Amendment, further limits our foreign working capital facilities in certain jurisdictions in Asia, including China, to an aggregate principal amount of $25.0 million, except as otherwise permitted by the Senior Secured Credit Facility.

NOTE K—FOREIGN EXCHANGE FORWARD CONTRACTS

The Group manages its exposures to changes in foreign currency exchange rates where possible by paying expenses in the same currency in which we generate sales in a particular country as well as using derivative contracts which are not designated for hedge accounting treatment. During 2012, the Group entered into foreign exchange forward contracts that were not designated as hedging instruments to manage volatility in foreign currency exposures. As of December 31, 2012, the Group had open foreign exchange forward contracts with various expiration dates to buy euro currency with a notional U.S. dollar equivalent of $82.0 million. The fair value of the foreign exchange forward contracts amounted to $3.8 million as of December 31, 2012 recorded in “Accounts payable” in the consolidated balance sheet. As these foreign exchange forward contracts were not designated for hedge accounting treatment, changes in the fair value of underlying instruments are recognized in “Other expense, net” in the consolidated statement of operations.

These contracts were settled in February and May 2013 and no contracts were outstanding as of December 31, 2013. The Group recognized losses $0.6 million and $4.8 million during the years ended December 31, 2013 and 2012, respectively, related to these contracts.

NOTE L—SHAREHOLDER’S EQUITY

Common Stock

On May 8, 2012, the Group issued 2.2 billion shares of common stock to the Parent with $0.01 nominal value for $22.2 million of proceeds. The proceeds from the issuance were used as equity contribution required under the terms of the Senior Secured Credit Facility in order to cure the covenant default for the period ended March 31, 2012. Also, on August 8, 2012, the Parent received an additional $140.0 million from shareholders and contributed the same amount to the Group through the issuance of 14.0 billion shares of common stock with a nominal value of $0.01. The proceeds from the issuance of the common stock were used to repay a portion of the 2011 Term Loans in connection with the 2012 Amendment. See Note J for further discussion.

On May 30, 2014, the Group amended its Articles of Association to effect a 1-for-436.69219 reverse split of its issued and outstanding common stock and to increase its authorized shares of common stock to 50.0 billion. Pursuant to the reverse split, every 436.69219 shares of the Group’s then issued and outstanding common stock was converted into one share of common stock. The reverse split did not change the par value of the Group’s common stock. The consolidated financial statements have been retroactively adjusted to give effect to the reverse split.

On June 17, 2014, the Group completed the IPO of 11,500,000 ordinary shares at a price of $19.00 per share. The number of ordinary shares at closing included 1,500,000 of shares sold pursuant to the underwriters’ over-

allotment option. The Group received cash proceeds of $203.2 million from this transaction, net of underwriting discounts. These net proceeds were used by the Group for: i) the July 2014 repayment of $132.5 million in aggregate principal amount of the 8.750% Senior Notes due 2019, together with accrued and unpaid interest thereon of $5.2 million and a call premium of $4.0 million (see Note J); ii) the payment of approximately $23.3 million in connection with the termination of the Advisory Agreement with Bain Capital (see Note R); iii) the payment of approximately $5.1 million of advisory, accounting, legal and printing expenses directly related to the offering which were recorded to additional paid-in capital in the condensed consolidated balance sheet; and iv) general corporate purposes.

NOTE M—FAIR VALUE MEASUREMENTS

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Assets and liabilities measured at fair value are classified using the following hierarchy, which is based upon the transparency of inputs to the valuation as of the measurement date.

Level 1—Valuation is based upon quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2—Valuation is based upon quoted prices for similar assets and liabilities in active markets, or other inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3—Valuation is based upon other unobservable inputs that are significant to the fair value measurement.

The following tables summarize the bases used to measure certain assets and liabilities at fair value on a recurring basis in the balance sheet at December 31, 2012. As discussed in Notes J and K, all interest rate cap agreements and foreign exchange forward contracts were settled in 2013, and as such, there are no remaining balances to be recorded at fair value as of December 31, 2013.

	December 31, 2012
Assets (Liabilities) at Fair Value	Quoted Prices in Active Markets for Identical Items (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Interest rate cap agreements(1)	$—	$—	$—	$—
Foreign exchange forward contracts	—	(3,802)	—	(3,802)

Total fair value	$—	$(3,802)	$—	$(3,802)

(1)	As of December 31, 2012, the fair value of interest rate cap agreements was less than $0.1 million.

For assets and liabilities classified as Level 2 measurements, fair value is based on the closing price at the end of the period, adjusted for any terms specific to that asset or liability, or by using observable market data points of similar assets and liabilities. Market inputs are obtained from broker quotations or from listed or over-the-counter market data.

Fair Value of Debt Instruments

The following tables present the estimated fair value of the Group’s outstanding debt not carried at fair value as of December 31, 2013 and 2012, respectively:

	Quoted Prices in Active Markets for Identical Items (Level 1)	Significant Other Observable Inputs (Level 2)	Total
December 31, 2013
Senior Notes	$—	$1,366,406	$1,366,406
Revolving Facility	—	—	—
Accounts Receivable Securitization Facility	—	—	—

Total fair value	$—	$1,366,406	$1,366,406

	Quoted Prices in Active Markets for Identical Items (Level 1)	Significant Other Observable Inputs (Level 2)	Total
December 31, 2012
Term Loans	$1,239,000	$—	$1,239,000
Revolving Facility	—	120,000	120,000
Accounts Receivable Securitization Facility	—	93,492	93,492

Total fair value	$1,239,000	$213,492	$1,452,492

As of December 31, 2012, the Term Loans’ carrying amount of $1,239.0 million approximates fair value as the term loans were redeemed at par in January 2013. The carrying amount of borrowings under the Revolving Facility and Accounts Receivable Securitization Facility approximates fair value as these borrowings bear interest based on prevailing variable market rates.

NOTE N—INCOME TAXES

Income (loss) before income taxes earned within and outside the United States is shown below:

	Year Ended December 31,
	2013	2012
United States	$25,228	$49,193
Outside of the United States	(25,597)	(1,351)

Income (loss) before income taxes	$(369)	$47,842

The provision for (benefit from) income taxes is composed of:

	December 31, 2013			December 31, 2012
	Current	Deferred	Total	Current	Deferred	Total
U.S. federal	$8,617	$1,252	$9,869	$5,094	$8,070	$13,164
U.S. state and other	820	70	890	229	1,174	1,403
Non-U.S.	8,197	2,893	11,090	7,503	(4,510)	2,993

Total	$17,634	$4,215	$21,849	$12,826	$4,734	$17,560

The effective tax rate on pre-tax income differs from the U.S. statutory rate due to the following:

	Year Ended December 31,
	2013	2012
Taxes at U.S. statutory rate(1)	$(129)	$16,745
State and local income taxes	603	1,493
Non U.S. statutory rates, including credits	(4,988)	(5,185)
U.S. tax effect of foreign earnings and dividends	(942)	(2,890)
Unremitted earnings	(157)	3,087
Stock-based compensation	3,112	2,466
Non-deductible interest	5,258	5,203
Change in valuation allowances	16,430	(8,780)
Uncertain tax positions	(1,465)	1,882
Withholding taxes on interest and royalties	2,992	7,064
U.S. manufacturing deduction	(229)	(1,057)
Provision to return adjustments	3,814	(3,943)
Non-deductible other expenses	1,573	2,004
Government subsidy income	(4,219)	—
Impact on foreign currency exchange	71	291
Other—net	125	(820)

Total provision for income taxes	$21,849	$17,560

Effective tax rate	(5,921)%	37%

(1)	The U.S. statutory rate has been used as management believes it is more meaningful to the Group.

Deferred income taxes reflect temporary differences between the valuation of assets and liabilities for financial and tax reporting:

	December 31,
	2013		2012
	Deferred Tax Assets	Deferred Tax Liabilities	Deferred Tax Assets	Deferred Tax Liabilities
Tax loss and credit carry forwards	$40,007	$—	$47,214	$—
Unremitted earnings	—	9,462	—	9,619
Unconsolidated affiliates	12,257	—	12,393	—
Other accruals and reserves	13,556	—	5,019	—
Property, plant and equipment	—	45,314	—	51,288
Goodwill and other intangible assets	23,452	—	29,645	—
Deferred financing fees	6,973	—	5,825	—
Employee benefits	31,858	—	30,653	—

	128,103	54,776	130,749	60,907
Valuation allowance	(50,404)	—	(41,280)	—

Total	$77,699	$54,776	$89,469	$60,907

At December 31, 2013 and 2012, all undistributed earnings of foreign subsidiaries and affiliates are expected to be repatriated. Operating loss carryforwards amounted to $146.2 million in 2013 and $231.9 million in 2012. At December 31, 2013, $3.4 million of the operating loss carryforwards were subject to expiration in 2014 through 2018, and $142.8 million of the operating loss carryforwards expire in years beyond 2018 or have an indefinite carryforward period.

The Group had valuation allowances which were related to the realization of recorded tax benefits on tax loss carryforwards, as well as other net deferred tax assets, primarily from subsidiaries in Luxembourg and Australia, of $50.4 million at December 31, 2013 and $41.3 million at December 31, 2012. Valuation allowances increased by $9.1 million in 2013.

For the years presented, a reconciliation of the beginning and ending amount of the unrecognized tax benefits is as follows:

Balance as of December 31, 2011	$25,431
Increases related to current year tax positions	6,757
Decreases related to prior year tax positions	(2,109)

Balance as of December 31, 2012	$30,079
Increases related to current year tax positions	1,225
Decreases related to prior year tax positions	(4,405)

Balance as of December 31, 2013	$26,899

The Group recognized interest and penalties of $0.7 million and $0.8 million for the years ended December 31, 2013 and 2012, which was included as a component of income tax expense in the consolidated statements of operations. As of December 31, 2013 and 2012, the Group has $2.0 million and $1.3 million, respectively, accrued for interest and penalties. Within the next twelve months, the Group expects the resolution of federal, state, and foreign examinations and appeals, and the expiration of various statutes of limitation, which may favorably impact the effective tax rate by approximately $3.0 million. To the extent that the gross unrecognized tax benefits are recognized in the future, $18.0 million will impact the Group’s effective tax rate.

NOTE O—COMMITMENTS AND CONTINGENCIES

Leased Property

The Group routinely leases premises for use as sales and administrative offices, warehouses and tanks for product storage, motor vehicles, railcars, computers, office machines, and equipment under operating leases. Rental expense was $16.2 million and $17.7 million during the years ended December 31, 2013 and 2012, respectively.

Future minimum rental payments under operating leases with remaining non-cancelable terms in excess of one year are as follows:

Year	Annual Commitment
2014	$9,010
2015	7,634
2016	6,319
2017	4,437
2018	4,139
2019 and beyond	16,910

Total	$48,449

Environmental Matters

Accruals for environmental matters are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated, based on current law, existing technologies and other information. At December 31, 2013 and December 31, 2012, the Group had no accrued obligations for environmental remediation and restoration costs. Pursuant to the terms of the Styron sales and purchase agreement, the pre-closing environmental conditions were retained by Dow and the Group has been indemnified by Dow from and against all environmental liabilities incurred or relating to the predecessor periods. There are several properties which the Group now owns on which Dow has been conducting remediation to address historical contamination. Those properties include Allyn’s Point, Connecticut, Dalton, Georgia, and Livorno, Italy. There are other properties with historical contamination that are owned by Dow that the Group leases for its operations, including its facilities in Midland, Michigan, Schkopau, Germany, Terneuzen, The Netherlands, and Guaruja, Brazil. No environmental claims have been asserted or threatened against the Group, and the Group is not a potentially responsible party at any Superfund Sites.

Inherent uncertainties exist in Trinseo’s potential environmental liabilities primarily due to unknown conditions whether future claims may fall outside the scope of the indemnity, changing governmental regulations and legal standards regarding liability, and evolving technologies for handling site remediation and restoration. In connection with the Group’s existing indemnification, the possibility is considered remote that environmental remediation costs will have a material adverse impact on the consolidated financial statements.

There were no amounts recorded in the consolidated statement of operations relating to environmental remediation for the years ended December 31, 2013 and 2012.

Purchase Commitments

In the normal course of business, Trinseo has certain raw material purchase contracts where it is required to purchase certain minimum volumes at current market prices. These commitments range from 1 to 7 years. The following table presents the fixed and determinable portion of the obligation under Trinseo’s purchase commitments at December 31, 2013 (in millions):

Year	Annual Commitment
2014	$2,253
2015	1,914
2016	1,844
2017	1,806
2018	1,417
Thereafter	2,618

Total	$11,852

In certain raw material purchase contracts, the Group has the right to purchase less than the required minimums and pay a liquidated damages fee, or, in case of a permanent plant shutdown, to terminate the contracts. In such cases, these obligations would be less than the obligations shown in the table above.

The Group has service agreements with Dow and Bain Capital, some of which contain fixed annual fees. See Note R for further discussion.

Litigation Matters

From time to time, the Group may be subject to various legal claims and proceedings incidental to the normal conduct of business, relating to such matters as product liability, antitrust/competition, past waste disposal practices and release of chemicals into the environment. While it is impossible at this time to determine with certainty the ultimate outcome of these routine claims, the Group does not believe that the ultimate resolution of these claims will have a material adverse effect on the Group’s results of operations, financial condition or cash flow.

Legal costs, including those legal costs expected to be incurred in connection with a loss contingency, are expensed as incurred.

NOTE P—PENSION PLANS AND OTHER POSTRETIREMENT BENEFITS

Defined Benefit Pension Plans

A majority of Group employees are participants in various defined benefit pension and other postretirement plans which are administered and sponsored by Trinseo.

In connection with the Acquisition, the Group and Dow entered into affiliation agreements in certain jurisdictions (the “Affiliation Agreements”) allowing employees who transferred from Dow to the Group as of June 17, 2010 to remain in the Dow operated pension plans (“Dow Plans”) until the Group established its own pension plan. The Group has made the required employer contribution amounts to the Dow Plans for the Group’s employees and the related pension benefit obligations for the Group’s employees have been accumulating in the Dow Plans since the Acquisition Date. In 2011, Dow Plans originally established in Germany and Japan, were legally separated into the Group’s own administered and sponsored plans.

The Affiliation Agreements ended on December 31, 2012. Effective January 1, 2013, all remaining employees of the Group who were previously participants of the Dow Plans in Switzerland and the Netherlands transferred to separately administered and sponsored pension plans of the Group (the “Successor Plans”). The benefit obligation and related plan assets in the Dow Plans belonging to the Group’s employees were transferred to the Successor Plans. As a result of the transfer, the Group recognized prior service credits and net losses of approximately $13.0 million and $1.4 million, respectively, in other comprehensive income during the year ended December 31, 2013.

Group employees, who were not previously associated with the acquired pension and postretirement plans, are generally not eligible for enrollment in these plans. Pension benefits are typically based on length of service and the employee’s final average compensation.

Other Postretirement Benefits

The Group provides certain health care and life insurance benefits to Dow heritage retired employees. The Group’s plans outside of the United States are not significant; therefore, this discussion relates to the U.S. plan only. The plan provides for health care benefits, including hospital, physicians’ services, drug and major medical expense coverage. In general, the plan applies to employees hired by Dow before January 1, 2008 and transferred to the Group in connection with the Acquisition, and who are at least 50 years old with 10 years of service. The plan allows for spouse coverage as well; if an employee was hired on or before January 1, 1993 the coverage extends past age 65; anyone hired after January 1, 1993 but before January 1, 2008 coverage ends at age 65. The Group reserves the right to modify the provisions of the plan at anytime including the right to terminate and does not guarantee the continuation of the plan or its provisions.

Assumptions

The weighted-average assumptions used to determine pension plan obligations and net periodic benefit costs are provided below:

	Pension Plan Obligations		Net Periodic Benefit Costs
	December 31,		December 31,
	2013	2012	2013	2012
Discount rate	3.30%	3.05%	3.05%	4.49%
Rate of increase in future compensation levels	2.86%	2.69%	2.69%	2.64%
Expected long-term rate of return on plan assets	N/A	N/A	2.44%	4.09%

The weighted-average assumptions used to determine other postretirement benefit (“OPEB”) obligations and net periodic benefit costs are provided below:

	OPEB Obligations		Net Periodic Benefit Costs
	December 31,		December 31,
	2013	2012	2013	2012
Discount rate	4.72%	3.93%	3.93%	5.08%
Initial health care cost trend rate	6.67%	7.00%	7.00%	7.33%
Ultimate health care cost trend rate	5.00%	5.00%	5.00%	5.00%
Year ultimate trend rate to be reached	2019	2019	2019	2019

The discount rate utilized to measure the pension and other postretirement benefit plans is based on the yield of high-quality fixed income debt instruments at the measurement date. Future expected actuarially determined cash flows of the plans are matched against a yield curve to arrive at a single discount rate for each plan.

The expected long-term rate of return on plan assets is determined by performing a detailed analysis of key economic and market factors driving historical returns for each asset class and formulating a projected return based on factors in the current environment. Factors considered include, but are not limited to, inflation, real economic growth, interest rate yield, interest rate spreads, and other valuation measures and market metrics. The expected long-term rate of return for each asset class is then weighted based on the strategic asset allocation approved by the governing body for each plan. The historical experience with the pension fund asset performance is also considered.

A one-percentage point change in the assumed health care cost trend rate would have had a nominal effect on both service and interest costs as well as the projected benefit obligations.

The net periodic benefit costs for the pension and other postretirement benefit plans for the years ended December 31, 2013 and 2012 were as follows:

	Defined Benefit Pension Plans		Other Postretirement Benefit Plans
	December 31,		December 31,
	2013	2012	2013	2012
Net periodic benefit cost
Service cost	$13,866	$10,054	$283	$252
Interest cost	6,482	6,475	262	275
Expected return on plan assets	(1,710)	(2,251)	—	—
Amortization of prior service cost (credit)	(989)	142	—	—
Amortization of net (gain) loss	3,093	(630)	—	(9)
Settlement and curtailment (gain) loss(1)	2,122	(247)	—	—

Net periodic benefit cost	$22,864	$13,543	$545	$518

(1)	The amount of $2.1 million represents a curtailment loss from one of our defined benefit plans in Germany due to the reduction or cessation of benefit accruals for certain employees’ future services. The adjustment in the benefit obligation from the curtailment resulted in a loss recognized during the year due to a charge against the unamortized net loss recorded in other comprehensive income.

	Defined Benefit Pension Plans			Other Postretirement Benefit Plans
	December 31,			December 31,
	2013		2012	2013	2012
Amounts recognized in other comprehensive income
Net loss (gain)	$6,170		$65,303	$(1,354)	$677
Amortization of prior service (cost) credit	989		(142)	—	—
Amortization of net gain (loss)	(3,093)		630	—	9
Settlement and curtailment gain (loss)	(2,122)		247	—	—
Prior service cost (credit)	(12,992	)(2)	—	730	—

Total recognized in other comprehensive income	(11,048)		66,038	(624)	686
Net periodic benefit cost	22,864		13,543	545	518

Total recognized in net periodic benefit cost and other comprehensive income	$11,816		$79,581	$(79)	$1,204

(2)	This is primarily related to the transfer of all remaining employees who were previously participants in the Dow Plans in Switzerland and the Netherlands to Group Successor Plans effective January 1, 2013, as discussed above.

The changes in the pension benefit obligations and the fair value of plan assets and the funded status of all significant plans for the year ended December 31, 2013 and 2012 were as follows:

	Defined Benefit Pension Plans		Other Postretirement Benefit Plans
	December 31,		December 31,
	2013	2012	2013	2012
Change in projected benefit obligations
Benefit obligation at beginning of period	$231,437	$144,630	$6,666	$5,433
Service cost	13,866	10,054	283	252
Interest cost	6,482	6,475	262	275
Plan participants’ contributions	1,831	1,810	—	—
Actuarial changes in assumptions and experience	(10,376)	64,662	(1,354)	677
Benefits paid	(3,362)	(1,925)	—	—
Benefit payments by employer	(1,367)	(798)	—	—
Divestiture	(333)	—	—	—
Plan amendments	(12,992)	—	730	—
Curtailments	2,124	(239)	—	—
Settlements	(1,633)	(832)	—	—
Other	4,576	3,288	—	—
Currency impact	7,661	4,312	73	29

Benefit obligation at end of period	$237,914	$231,437	$6,660	$6,666

Change in plan assets
Fair value of plan assets at beginning of period	$72,350	$50,229	$—	$—
Actual return on plan assets(3)	(12,713)	1,371	—	—
Settlements	(1,633)	(832)	—	—
Employer contributions	17,665	18,537	—	—
Plan participants’ contributions	1,831	1,810	—	—
Benefits paid	(3,609)	(1,980)	—	—
Other	4,576	1,501	—	—
Currency impact	2,880	1,714	—	—

Fair value of plan assets at end of period	81,347	72,350	—	—

Funded status at end of period	$(156,567)	$(159,087)	$(6,660)	$(6,666)

(3)	Certain plan assets fair values were determined using cash surrender values provided under the insurance contracts which took effect on January 1, 2013. The resulting change in the fair value of plan assets due to the use of cash surrender values was included as “return on plan assets”.

The net amounts recognized in the balance sheet as of December 31, 2013 and 2012 were as follows:

	Defined Benefit Pension Plans		Other Postretirement Benefit Plans
	December 31,		December 31,
	2013	2012	2013	2012
Net amounts recognized in the balance sheets at December 31
Current liabilities	$(1,599)	$(2,665)	$(26)	$(30)
Noncurrent liabilities	(154,968)	(156,422)	(6,634)	(6,636)

Net amounts recognized in the balance sheet	$(156,567)	$(159,087)	$(6,660)	$(6,666)

Accumulated benefit obligation at the end of the period	$178,987	$163,207	$6,660	$6,666

Pretax amounts recognized in AOCI at December 31:
Net prior service cost (credit)	$(9,682)	$2,321	$730	$—
Net gain (loss)	44,883	43,927	(1,332)	22

Total at end of period	$35,201	$46,248	$(602)	$22

Approximately $2.1 million and $1.0 million of net loss and net prior service credit, respectively, for the defined benefit pension plans and $0.1 million and $0.1 million of net gain and net prior service cost, respectively, for other postretirement benefit plans will be amortized from accumulated other comprehensive income (“AOCI”) to net periodic benefit cost in 2014.

The estimated future benefit payments, reflecting expected future service, as appropriate, are presented in the following table:

	2014	2015	2016	2017	2018	2019 through 2023	Total
Defined benefit pension plans	$4,878	$4,770	$3,930	$5,329	$5,443	$36,946	$61,296
Other postretirement benefit plans	27	47	72	105	141	1,630	2,022

Total	$4,905	$4,817	$4,002	$5,434	$5,584	$38,576	$63,318

Estimated contributions to the defined benefit pension plans in 2014 are $14.1 million.

The following information relates to pension plans with projected and accumulated benefit obligations in excess of the fair value of plan assets at December 31, 2013 and December 31, 2012:

Projected Benefit Obligation Exceeds the Fair Value of Plan Assets	December 31,
	2013	2012
Projected benefit obligations	$237,914	$228,942
Fair value of plan assets	$81,347	$72,350

Accumulated Benefit Obligation Exceeds the Fair Value of Plan Assets	December 31,
	2013	2012
Accumulated benefit obligations	$152,056	$140,890
Fair value of plan assets	$50,004	$42,441

Plan Assets

Prior to 2013, plan assets specific to the Dow Plans consisted primarily of receivables from Dow, which were based on a contractually determined proportion of Dow’s plan assets. Dow’s underlying plan assets consisted of equity and fixed income securities of U.S. and foreign issuers and insurance contracts, and may have included alternative investments such as real estate and private equity. Effective January 1, 2013, all remaining employees of the Group who were previously participating in Dow Plans were transferred to the Successor Plans. The related assets were also transferred to the Successor Plans and invested into insurance contracts that provide for guaranteed returns. At December 31, 2012, plan assets totaled $72.3 million consisting of $58.2 million receivables from Dow, which were based on the Group’s proportionate share in Dow plan assets, and remaining $14.1 million were invested in insurance contracts. At December 31, 2013, plan assets totaled $81.3 million, consisting of investments in insurance contracts.

Investments in the pension plan insurance were valued utilizing unobservable inputs, which are contractually determined based on cash surrender values, returns, fees, and the present value of the future cash flows of the contracts.

The Dow receivables and insurance contracts are classified as Level 3 investments. Changes in the fair value of these level 3 investments during the years ended December 31, 2013 and 2012 are included in the “Change in plan assets” table above.

Concentration of Risk

The Group mitigates the credit risk of investments by establishing guidelines with investment managers that limit investment in any single issue or issuer to an amount that is not material to the portfolio being managed. These guidelines are monitored for compliance both by the Group and external managers. Credit risk related to derivative activity is mitigated by utilizing multiple counterparties and through collateral support agreements.

Supplemental Employee Retirement Plan

The Group established a non-qualified Supplemental Employee Retirement Plan in 2010. The net benefit costs recognized for the years ended December 31, 2013 and 2012 were $2.3 million and $2.6 million, respectively. As of December 31, 2012, the Group had a change in the plan assumptions, which resulted in an actuarial loss of approximately $2.2 million, net of tax of $1.4 million. The amount was recognized in the other comprehensive income. There was no further change in plan assumptions as of December 31, 2013. Benefit obligations under this plan were $12.7 million and $11.2 million as of December 31, 2013 and 2012, respectively. As of December 31, 2013 and 2012, the amounts of net loss included in AOCI were $2.9 million and $3.6 million, respectively, with $0.7 million amortized from AOCI into net periodic benefit costs during the year ended December 31, 2013. Approximately $0.7 million is expected to be amortized from AOCI into net periodic benefit cost in 2014.

Defined Contribution Plans

The Group also offers defined contribution plans to eligible employees in the U.S. and in other countries, including Australia, China, Brazil, Hong Kong, Switzerland, Taiwan and the United Kingdom. The defined contribution plans are comprised of a non-discretionary elective matching contribution component as well as a discretionary non-elective contribution component. Employees participate in the non-discretionary component by contributing a portion of their eligible compensation to the plan, which is partially matched by the Group. Non-elective contributions are made at the discretion of the Group and are based on a combination of eligible employee compensation and performance award targets. For the years ended December 31, 2013 and 2012, respectively, the Group contributed $6.3 million and $7.0 million to the defined contribution plans.

NOTE Q—STOCK-BASED COMPENSATION

Time-Based and Performance-Based Restricted Stock

On June 17, 2010, the Parent authorized the issuance of up to 750,000 shares in time-based and performance-based restricted stock to certain key members of management. Any related compensation associated with these awards is allocated to the Group from the Parent.

Time-based restricted stock awards, which contain a service-based condition requiring continued employment with the Group, vest over three to five years of service with a portion (20% to 40%) cliff vesting after one or two years. The remaining portion of the awards vest ratably over the subsequent service period, subject to the participant’s continued employment with the Group, and vest automatically upon a change of control of the Group excluding a change in control related to an initial public offering (“IPO”). Should a participant’s termination occur within defined time frames due to death or permanent disability, a termination of the participant by the Group or one of its subsidiaries without cause, or the participant’s voluntary resignation for good reason, the portion of awards that are subject time-vesting that would have vested on the next regular vesting date will accelerate and vest on a pro rata basis based on the number of full months between the last regular vesting date and the termination date.

The performance-based restricted stock awards vest upon the full satisfaction of both time vesting requirements, subject to the participant’s continued employment, and performance vesting criteria. The performance component of the awards can only be satisfied if certain targets are achieved based on various returns realized by our shareholders on a change in control or an IPO. The time vesting requirements for the performance-based restricted stock generally vest in the same manner as the related time-based award. Holders of vested performance-based restricted stock are entitled to distributions from the Parent only after investors in the Parent have received distributions equal to their original investment.

The Parent has a call right that gives it the option, but not the obligation, to repurchase vested stock at the then current fair value upon an employee’s termination, or at cost in certain circumstances. In 2013, as the result of certain employee terminations, the Parent repurchased a total of 3,372 previously vested time-based restricted stock awards at cost, resulting in a $0.9 million favorable adjustment to stock-based compensation expense.

A summary of our time-based restricted stock awards activity during 2013 are as follows:

Time-based restricted stock	Shares	Weighted-Average Grant Date Fair Value(1)
Unvested, December 31, 2012	91,831	$194.13
Granted	89,078	155.40
Vested	(43,723)	193.69
Forfeited	(5,996)	259.68

Unvested, December 31, 2013	131,190	$164.97

(1)	Weighted-average per share

Total compensation expense for time-based restricted stock awards was $8.3 million and $4.2 million for the years ended December 31, 2013 and 2012, respectively.

Compensation expense recognized for the year ended December 31, 2012 includes an adjustment, which resulted in a reduction of expense of approximately $2.5 million. The adjustments relate to the correction of prior period grant date fair values of time-based and performance-based restricted stock awards and the correction of prior period grant service based stock award vesting periods. The Group does not believe these adjustments were material to the 2012 or previous period financial statements.

Based on the nature of the employee groups who received awards and the limited number of employees who received grants during the years ended December 31, 2013 and 2012, the Group is currently anticipating no significant forfeitures in future periods. To the extent actual forfeitures occur, they are recorded as adjustments to compensation expense in the periods in which they occur. As of December 31, 2013, there was $12.4 million of total unrecognized compensation cost related to time-based restricted stock awards. That cost is expected to be recognized over a weighted-average period of 3.4 years.

The fair values of performance-based restricted stock awards were estimated on the date of grant using a combination of a call option and digital option model that uses assumptions about expected volatility, risk-free interest rates, the expected time until a performance condition will be met, and dividend yield. The expected volatilities are based on a combination of implied and historical volatilities of a peer group of companies, as the Group is a non-publicly traded company. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the awards. The expected term represents management’s probability-weighted estimate of the expected time until a change in control or IPO occurs. The expected dividend yield is based on an assumption that no dividends are expected to be approved in the near future.

The following are the weighted average assumptions used for grants during the years ended December 31, 2013 and 2012, respectively:

	Year Ended December 31,
	2013	2012
Dividend yield	0.00%	0.00%
Expected volatility	73.25%	75.71%
Risk-free interest rate	0.52%	0.58%
Expected term (in years) for performance-based shares	3.85	3.85
Expected term (in years) for service-based shares	9.21	10.32

A summary of the performance-based restricted stock award activity during 2013 are as follows:

Performance-based restricted stock	Shares	Weighted-Average Grant Date Fair Value(1)
Unvested, December 31, 2012	111,033	$143.26
Granted	16,458	114.50
Vested	—	—
Forfeited	(9,368)	236.81

Unvested, December 31, 2013	118,123	$131.83

(1)	Weighted-average per share

With the exception of compensation expense recorded in 2011 on the redemption of performance-based restricted stock awards as a part of the shareholder distribution and share redemption during the first quarter of 2011, the Group has not recorded compensation expense related to performance-based restricted stock awards as the likelihood of achieving the performance condition was not deemed to be probable as of December 31, 2013. Should this determination change in the future, compensation expense will be recognized over any remaining service period at that time. As of December 31, 2013, there was $15.6 million of total unrecognized compensation cost related to performance-based restricted stock awards.

Additional information for our time-based and performance-based restricted stock awards for the years ended December 31, 2013 and 2012, respectively, were as follows:

	Time-Based Restricted Stock		Performance-Based Restricted Stock
	Weighted-Average Grant Date Fair Value(1)	Total Fair Value of Shares Vested	Weighted-Average Grant Date Fair Value(1)	Total Fair Value of Shares Vested
Year Ended December 31, 2013	$155.40	$6,795	$114.50	$—
Year Ended December 31, 2012	$204.32	$9,100	$170.43	$—

(1)	Weighted-average per share

Shareholder distribution and share redemption

On February 3, 2011, the Group used a portion of the proceeds from the 2011 Term Loans to pay a distribution to the shareholders of the Parent, including investment funds advised or managed by Bain Capital, Dow and certain executives, through a redemption of certain classes of the Parent’s shares. The shares redeemed included a portion of the outstanding unvested time-based and performance-based restricted stock awards as well as a portion of the issued and outstanding restricted stock.

For certain employees, a portion or all of this distribution attributable to unvested time-based and performance-based restricted awards was withheld and put in escrow, to be paid out two years from the employees’ date of hire, subject to the participant’s continued employment with the Group. The amounts held in escrow vest ratably over the two year period of time after the employee’s hire date. At the date of the redemption, the Parent recorded a liability to reflect the amount held in escrow each employee had already vested in as of the date of the redemption. Compensation expense on the unvested amount of the distribution withheld in escrow will be recognized ratably over the remaining service period from the time of the redemption. Total compensation expense for these liability awards was less than $0.1 million and $0.9 million for the years ended December 31, 2013 and 2012, respectively. As of December 31, 2013, there was no remaining unrecognized compensation cost related to these liability awards.

Management Retention Awards

During the year ended December 31, 2012, the Parent agreed to retention awards with certain officers. These awards generally vest over one to four years, and are payable upon vesting subject to the participant’s continued employment with the Group on the vesting date. Compensation expense related to these retention awards is equivalent to the value of the award, and is being recognized as compensation expense ratably over the applicable service period. Total compensation expense for these retention awards was $1.4 million and $2.3 million for the years ended December 31, 2013 and 2012, respectively. As of December 31, 2013, there was $1.3 million in unrecognized compensation cost related to these retention awards, which is expected to be recognized over a period of 2.1 years.

Restricted Stock

During the year ended December 31, 2013, the Parent sold 779 shares of non-transferable restricted stock to certain employees, all of which were sold at a purchase price less than the fair value of the Parent’s common stock. As a result, during the year ended December 31, 2013, the Group recorded compensation expense of approximately $0.2 million related to these restricted stock sales. There were no restricted stock sales during the year ended December 31, 2012.

The restricted stock may not be transferred without the Parent’s consent except for a sale to the Parent or its investors in connection with a termination or on an IPO or other liquidation event.

The amount of stock-based compensation expense recorded within “Selling, general and administrative expenses” in the consolidated statement of operations for the years ended December 31, 2013 and 2012, respectively, was as follows:

	Year Ended December 31,
	2013	2012
Time-based restricted stock	$8,346	$4,192
Restricted stock	171	—
Liability awards	46	861
Retention awards	1,416	2,275

	$9,979	$7,328

2014 Omnibus Incentive Plan

In connection with the IPO, the board of directors of the Group approved its 2014 Omnibus Incentive Plan (“2014 Omnibus Plan”), adopted on May 28, 2014, under which the maximum number of shares of common stock that may be delivered upon satisfaction of awards granted under such plan is 4.5 million shares. Following the IPO, all equity-based awards granted by the Group will be granted under the 2014 Omnibus Plan. The 2014 Omnibus Plan provides for awards of stock options, share appreciation rights, restricted stock, unrestricted stock, stock units, performance awards, cash awards and other awards convertible into or otherwise based on shares of the Group’s common stock.

NOTE R—RELATED PARTY AND DOW TRANSACTIONS

In conjunction with the Acquisition, the Group entered into certain agreements with Dow, including a five-year Master Outsourcing Services Agreement (“MOSA”) and certain Site and Operating Service Agreements. The MOSA provides for ongoing services from Dow in areas such as information technology, human resources, finance, environmental health and safety, training, supply chain and purchasing. Effective June 1, 2013, the Group entered into a Second Amended and Restated Master Outsourcing Services Agreement (“SAR MOSA”). The SAR MOSA replaces, modifies and extends the earlier MOSA, extending the term through December 31, 2020. Under the SAR MOSA, the Group continues to hold the option to terminate substantially all of the services provided under this arrangement after June 1, 2015, wherein the Group’s contractual commitments for these services will terminate upon 180 days after the appropriate notice is provided, subject to termination penalty. As of December 31, 2013, the estimated minimum contractual obligations under the SAR MOSA were $47.0 million in 2014, $20.0 million through June 1, 2015, and $32.0 million thereafter.

In addition, the Group entered into certain Site and Operating Service Agreements. Under the Site Services Agreement (“SSA”), Dow provides the Group utilities and other site services for Group -owned plants. Under the Operating Services agreements the Group provides services to Dow and receives payments for the operation of a Dow-owned plant. Similar to the above SAR MOSA, effective June 1, 2013, the Group entered into Second Amended and Restated Site Services Agreements (“SAR SSAs”). The SAR SSAs replace, modify and extend the original SSAs. These agreements generally have 25-year terms, with automatic renewals for five-year terms unless one party gives notice at least 18 months prior to the end of the period. The Group has the option to terminate these agreements subject to certain ongoing capital costs for each site agreement. The Group’s contractual commitments for these site services would generally be for a period of 45 to 60 months upon appropriate notice of termination of each site service agreement. For the years ended December 31, 2013 and 2012, the Group incurred a total of $303.2 million and $317.6 million in expenses under these agreements, respectively, including $235.1 million and $214.5 million, for both the variable and fixed cost components of the Site Service Agreements, respectively, and $68.1 million and $103.1 million covering all other agreements, respectively.

In connection with the Acquisition and the execution of the Purchase Agreement, on June 17, 2010, the Styron Holdcos entered into a latex joint venture option agreement (the “Latex JV Option Agreement”) with Dow, pursuant to which Trinseo granted Dow an irrevocable option to purchase 50% of the issued and outstanding interests in a joint venture to be formed by Dow and the Styron Holdcos with respect to the SB Latex business in Asia, Latin America, the Middle East, Africa, Eastern Europe, Russian and India (the “Emerging Markets SB Latex Business”), at a purchase price equal to the fair value attributable to the Emerging Markets SB Latex Business as defined in the Latex JV Option Agreement. On July 8, 2011, Dow exercised its option pursuant to the Latex JV Option Agreement and, under the terms thereof, Dow and the Styron Holdcos must (i) form the joint venture, (ii) enter into a joint venture formation agreement pursuant to which all of the assets of the Emerging Markets SB Latex Business shall be contributed to the joint venture, (iii) enter into a shareholders’ agreement with respect to the governance of the joint venture and (iv) enter into customary ancillary agreement with respect to the joint venture and the transfer of the interests in the joint venture to Dow. Trinseo entered into an amendment, effective as of August 9, 2011, to the Latex JV Option Agreement to suspend the timing of the JV Latex Option to allow for additional business discussions. Dow and Trinseo agreed to suspend the requirements to take certain actions required in light of Dow’s exercise of its option through the earlier of June 17, 2015 or the completion of an initial public offering by the Group. In addition, if we do not come to an agreement with Dow, the amendment allows Dow to either reinstate the exercise under the terms of the original agreement or terminate the Latex JV Option Agreement in its entirety.

On May 30, 2014, the Group entered into an agreement with Dow to terminate the Latex JV Option Agreement, Dow’s previous exercise of their option rights, and all other obligations thereunder, in exchange for a termination payment of $32.5 million. This termination payment was made on May 30, 2014, and the termination of the Latex JV Option Agreement became effective as of such date.

In addition, the Group has transactions in the normal course of business with Dow and its affiliates. For the years ended December 31, 2013 and 2012, sales to Dow and its affiliated companies were approximately $294.7 million and $311.4 million, respectively. For the years ended December 31, 2013 and 2012, purchases (including MOSA and SSA services) from Dow and its affiliated companies were approximately $2,336.5 million and $2,654.7 million, respectively.

As of December 31, 2013 and 2012, receivables from Dow and its affiliated companies were approximately $31.6 million and $22.1 million, respectively, and are included in “Accounts receivable” in the consolidated balance sheet. As of December 31, 2013 and 2012, payables to Dow and its affiliated companies were approximately $218.9 million and $244.6 million, respectively, and are included in “Accounts payable” in the consolidated balance sheet.

Bain Capital provides management services to the Group pursuant to a 10-year initial term advisory agreement, under which the Group incurred $4.7 million of fees for the year ended December 31, 2013. Bain Capital also provides advice pursuant to a 10-year initial term transaction services agreement, with fees payable as a percentage of the transaction value of each financing, acquisition, or similar transaction. In 2013, in connection with the issuance of the Senior Notes and the amendment to the Group’s Senior Secured Credit Facility in January 2013, the Group incurred approximately $13.9 million of fees paid to Bain Capital pursuant to this agreement. The fees incurred were included in the refinancing fees capitalized as deferred charges (refer to Note J for further discussion).

Total fees incurred from Bain Capital for these management and transaction advisory services, including fees related to the Acquisition and the Group’s financing arrangements, were $18.6 million and $4.6 million, respectively, for the years ended December 31, 2013 and 2012.

In June 2014, the advisory agreement with Bain Capital terminated with upon consummation of the Group’s IPO. Pursuant to the advisory agreement, the Group paid $23.3 million of termination fees representing the acceleration of advisory fees for the remainder of the original term. The termination fee was paid in June 2014 using the proceeds from the IPO.

NOTE S—SEGMENTS

The Group operates four segments under two principal business units. The Emulsion Polymers business unit includes a Latex segment and a Synthetic Rubber segment. The Plastics business unit includes a Styrenics segment and an Engineered Polymers segment.

The Latex segment produces SB latex primarily for coated paper and packaging board, carpet and artificial turf backings, as well as a number of performance latex applications. The Synthetic Rubber segment produces synthetic rubber products used predominantly in tires, with additional applications in polymer modification and technical rubber goods, including conveyer and fan belts, hoses, seals and gaskets. The Styrenics and Engineered Polymers segments offer complementary plastics products with formulations developed for durable applications, such as consumer electronics, automotive and construction. Through these two segments, the Group provides a broad set of plastics product solutions to its customers.

	Emulsion Polymers		Plastics
For the year ended	Latex	Synthetic Rubber	Styrenics	Engineered Polymers	Corporate Unallocated	Total
December 31, 2013
Sales to external customers	$1,341,424	$622,059	$2,305,434	$1,038,497	$—	$5,307,414
Equity in earnings (losses) of unconsolidated affiliates	—	—	39,447	(309)	—	39,138
EBITDA(1)	95,398	113,459	160,724	(9,058)
Investment in unconsolidated affiliates	—	—	118,263	37,624	—	155,887
Depreciation and amortization	26,092	28,937	28,956	7,375	3,836	95,196

December 31, 2012
Sales to external customers	$1,545,064	$701,962	$2,149,202	$1,055,681	$—	$5,451,909
Equity in earnings of unconsolidated affiliates	—	—	27,026	114	—	27,140
EBITDA(1)	125,473	111,051	82,947	31,503
Investment in unconsolidated affiliates	—	—	101,316	38,988	—	140,304
Depreciation and amortization	27,037	18,080	30,618	6,936	2,933	85,604

(1)	Reconciliation of EBITDA to net income (loss) is as follows:

	Year Ended December 31,
	2013	2012
Total segment EBITDA	$360,523	$350,974
Corporate unallocated	(133,658)	(107,557)
Less: Interest expense, net	132,038	109,971
Less: Provision for income taxes	21,849	17,560
Less: Depreciation and amortization	95,196	85,604

Net income (loss)	$(22,218)	$30,282

Corporate unallocated includes corporate overhead costs, loss on extinguishment of long-term debt, and certain other income and expenses.

The primary measure of segment operating performance is EBITDA, which is defined as net income (loss) before interest, income taxes, depreciation and amortization. EBITDA is a key metric that is used by management to evaluate business performance in comparison to budgets, forecasts, and prior year financial results, providing a measure that management believes reflects the Group’s core operating performance. EBITDA is useful for analysis purposes; however, it should not be considered an alternative to the Group’s reported GAAP results, as there are limitations in using such financial measures. Other companies in the industry may define EBITDA differently than the Group, and as a result, it may be difficult to use EBITDA, or similarly-named financial measures, that other companies may use to compare the performance of those companies to the Group’s performance.

Asset and capital expenditure information is not accounted for at the segment level and consequently is not reviewed or included with the Group’s internal management reporting. Therefore, the Group has not disclosed asset and capital expenditure information for each reportable segment.

The Group operates 35 manufacturing plants (which include a total of 83 production units) at 27 sites in 14 countries, inclusive of joint ventures and contract manufacturers. Sales are attributed to geographic areas based on the location where sales originated; long-lived assets are attributed to geographic areas based on asset location.

	Year Ended December 31,
	2013	2012
United States
Sales to external customers	$665,801	$683,570
Long-lived assets	73,932	84,992
Europe
Sales to external customers	$3,186,659	$3,324,064
Long-lived assets	431,494	449,834
Asia-Pacific
Sales to external customers	$1,214,093	$1,200,747
Long-lived assets	92,691	91,885
Rest of World
Sales to external customers	$240,861	$243,528
Long-lived assets	8,310	6,561
Total
Sales to external customers(1)	$5,307,414	$5,451,909
Long-lived assets(2)(3)	606,427	633,272

(1)	Sales to external customers in China represented approximately 8% and 8% of the total for the years ended December 31, 2013 and 2012, respectively. Sales to external customers in Germany represented approximately 11% and 10% of the total for the years ended December 31, 2013 and 2012, respectively. Sales to external customers in Hong Kong represented approximately 10% and 9% of the total for the years ended December 31, 2013 and 2012, respectively.
(2)	Long-lived assets in China represented approximately 4% and 4% of the total for the years ended December 31, 2013 and 2012, respectively. Long-lived assets in Germany represented approximately 44% and 45% of the total for the years ended December 31, 2013 and 2012, respectively. Long-lived assets in Netherlands represented approximately 13% and 13% of the total for the years ended December 31, 2013 and 2012, respectively.
(3)	Long-lived assets consist of property, plant and equipment, net.

NOTE T—RESTRUCTURING

Altona Plant Shutdown

In February 2012, the Group announced an organizational restructuring program that included changes to many employees’ roles and elimination of approximately 90 roles globally. This restructuring was driven by the business organization, as well as the need to further reduce costs due to the challenging economic outlook in 2012. As a result of this and other employee separations during 2012, the Group recorded special termination benefit charges of approximately $7.5 million for the year ended December 31, 2012 within Corporate unallocated. For the year ended December 31, 2011, the Group recorded special termination benefit charges of approximately $9.2 million within Corporate unallocated, all of which were paid out in 2012. These restructuring charges were included in “Selling, general and administrative expenses” in the consolidated statement of operations and the related liability is included in “Accrued expenses and other current liabilities” in the consolidated balance sheet. As of December 31, 2012, approximately $6.7 million of the special termination benefits expensed in 2012 had been paid out to terminated employees and the remaining charges were paid out during 2013. No additional charges have been incurred in conjunction with these initiatives, and there are no amounts accrued as of December 31, 2013.

Separately, in July 2013, the Group’s board of directors approved the plan to close the Group’s latex manufacturing facility in Altona, Australia. This restructuring plan was a strategic business decision to improve the results of the overall Latex segment. The facility manufactured SB latex used in the carpet and paper markets. Production at the facility ceased in the third quarter of 2013, followed by decommissioning, with demolition expected in 2014. As a result of the plant closure, the Group recorded restructuring charges of $10.8 million for the year ended December 31, 2013. These charges consisted of property, plant and equipment and other asset impairment charges of $4.1 million, employee termination benefit charges of $2.6 million, contract termination charges of $3.9 million, and decommissioning charges of $0.2 million. These charges were included in “Selling, general and administrative expenses” in the condensed consolidated statements of operations, and were allocated entirely to the Latex segment. The employee termination benefits, contract termination costs, and decommissioning costs were recorded in “Accrued expenses and other current liabilities” in the consolidated balance sheet.

The following table provides a rollforward of the liability balances associated with the Altona plant shutdown:

	Balance at December 31, 2012	Expenses	Deductions*	Balance at December 31, 2013
Employee termination benefit charges	$—	$2,589	$(1,181)	$1,408
Contract termination charges	—	3,934	(546)	3,388
Other**	—	215	(189)	26

Total	$—	$6,738	$(1,916)	$4,822

*	Includes primarily payments made against the existing accrual, as well as immaterial impacts of foreign currency remeasurement.
**	Includes decommissioning charges incurred in 2013, primarily related to labor service costs.

The Group expects to incur additional decommissioning and demolition costs associated with this plant shutdown in 2014, the cost of which will be expensed as incurred.

Restructuring in Engineered Polymers Business

During the second quarter of 2014, the Group announced a planned restructuring within its Engineered Polymers business to exit the commodity market for polycarbonate in North America and to terminate existing arrangements with Dow regarding manufacturing services for the Group at Dow’s Freeport, Texas facility. The Group also entered into a new long-term supply contract with a third party to supply polycarbonate in North America. These revised arrangements are expected to become operational in the fourth quarter of 2014. In addition, the Group has executed revised supply contracts for certain raw materials that are processed at its polycarbonate manufacturing facility in Stade, Germany, which is expected to take effect beginning January 1, 2015. These revised agreements are expected to facilitate improvements in future results of operations for the Engineered Polymers segment.

Production at the Freeport, Texas facility ceased as of September 30, 2014, and decommissioning and demolition is expected to occur in the fourth quarter of 2014 and throughout 2015. The Group is likely to incur charges, not to exceed $7.0 million, in conjunction with the reimbursement of Dow’s expected decommissioning and demolition costs from this facility, which will be expensed as incurred.

NOTE U—ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The components of accumulated other comprehensive income (loss), net of income taxes, consisted of:

	Currency Translation Adjustment, Net	Employee Benefits, Net	Total
Balance at December 31, 2011	$38,935	$14,253	$53,188
Accumulated other comprehensive income (loss)	23,872	(52,487)	(28,615)

Balance at December 31, 2012	62,807	(38,234)	24,573
Accumulated other comprehensive income	53,339	10,466	63,805

Balance at December 31, 2013	$116,146	$(27,768)	$88,378

NOTE V—EARNINGS (LOSS) PER SHARE

Basic earnings per share is computed by dividing net income (loss) by the weighted average number of the Group’s common shares outstanding for the applicable period. When applicable, the computation of diluted earnings per share reflects the effect of all potentially dilutive common shares that were outstanding during the respective period, unless the effect of doing so is anti-dilutive. For the years ended December 31, 2013 and 2012, respectively, the Group did not have any potentially dilutive shares.

The following table presents earnings (loss) per share for each of the two years ended December 31, 2013 and 2012, respectively. These balances have been retroactively adjusted to give effect to the Group’s 1-for-436.69219 reverse stock split declared effective on May 30, 2014. Refer to Note L for additional information.

(in thousands, except per share data)	Year Ended December 31,
	2013	2012
Net income (loss)	$(22,218)	$30,282
Weighted average shares	37,270	16,123

Net income (loss) per share—basic and diluted	$(0.60)	$1.88

NOTE W—SUBSEQUENT EVENTS

In February 2014, the Group announced that it has reached an agreement with material supplier JSR to acquire its current production capacity rights at the Group’s world-scale rubber production hub in Schkopau, Germany for a purchase price of €19.0 million (approximately $25.7 million). Prior to this agreement, JSR held the capacity rights to 50% of one of Styron’s three SSBR production trains in Schkopau. As a result, effective April 1, 2014 the Group will have full capacity rights to this train, enabling it to increase its capabilities to serve the global tire market.

In April 2014, the Group completed the sale of a portion of land at our manufacturing site in Livorno, Italy for a purchase price of €4.95 million (approximately $6.8 million). As December 31, 2013 and December 31, 2012, this land is classified as held-for-sale within the caption “Other current assets” in the consolidated balance sheet. No significant gain or loss will be recorded as a result of this transaction.

In May 2014, the board of directors of the Group approved a 2014 Omnibus Incentive Plan for all equity-based awards to be granted by the Group following an IPO. Also in May 2014, the Group terminated the Latex JV Option agreement with Dow and announced a planned restructuring within the Engineered Polymers business. These activities were discussed in detail in Notes Q, R and T, respectively.

In June 2014, the Group completed an IPO of 11,500,000 shares at a price of $19.00 per share and in connection therewith, the advisory agreement with Bain Capital was terminated. See Notes L and R, respectively, for additional information.

In July 2014, the Group redeemed $132.5 million in aggregate principal amount of its 8.75% Senior Notes using proceeds from the IPO. See Note J for additional information.

The Group evaluated subsequent events after the balance sheet date of December 31, 2013 through the time the consolidated financial statements were available for issuance on November 20, 2014.

NOTE X—INTERNATIONAL FINANCIAL REPORTING STANDARDS RECONCILIATION AND ADDITIONAL DISCLOSURE

The consolidated financial statements of the Group have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), which differ in certain respects from International Financial Reporting Standards (“IFRS”) as adopted by the European Union.

The following tables summarize the principal adjustments, which reconcile net income (loss) and shareholder’s equity of the Group under U.S. GAAP to the amounts that would have been reported had IFRS been applied:

	Year Ended December 31,
	2013	2012
Net income (loss) under U.S. GAAP	$(22,218)	$30,282
Adjustments for:
Employee benefits(A)	15,006	(1,256)
Stock-based compensation(C)	(2,150)	(4,619)
Inventory(D)	(4,750)	22,050
Income taxes(E)	(481)	(298)
Tax effect of pre-tax adjustments(F)	(646)	(8,323)

Net income (loss) under IFRS	$(15,239)	$37,836

	Year Ended December 31,
	2013	2012
Total shareholder’s equity under U.S. GAAP	$343,202	$291,665
Adjustments for:
Employee benefits(A)	(2,361)	(13,588)
Goodwill(B)	6,389	6,123
Stock-based compensation(C)	(1,613)	(1,793)
Inventory(D)	17,550	22,300
Income taxes(E)	615	1,096
Tax effect of pre-tax adjustments(F)	(8,016)	(7,370)

Total shareholder’s equity under IFRS	$355,766	$298,433

(A) Employee benefits

A summary of the differences related to employee benefit accounting and the related impact to net income (loss) and shareholder’s equity is shown below:

	Net Income for the Year Ended December 31, 2013	Shareholder’s Equity as of December 31, 2013	Net Income for the Year Ended December 31, 2012	Shareholder’s Equity as of December 31, 2012
Discount rate used to compute benefit obligation(i)	$696	$—	$(1,222)	$(7,696)
Recognition of prior service credit, net(ii)	11,273	—	137	—
Recognition of actuarial gain (loss) in other comprehensive income(iii)	3,037	1,112	(171)	35,726
Cumulative effect of adoption of revised IAS 19(iii)	—	—	—	(41,618)
Cash surrender value adjustment(iv)	—	(3,473)	—	—

Total employee benefits adjustment	$15,006	$(2,361)	$(1,256)	$(13,588)

(i)	In determining the discount rate used to compute the benefit obligation for our Swiss plan under U.S. GAAP in prior years, the Group used a nominal yield based on government bond yields plus a spread as it was determined there was no broader market in Switzerland for high quality corporate bonds. However, under IFRS, the use of a spread above government bond yields is not allowed. This adjustment increased opening balance sheet employee benefit obligations by $5.7 million. This adjustment also decreased net loss by $0.7 million and increased other comprehensive income by less than $0.1 million for the year ended December 31, 2013, and decreased net income by $1.2 million and increased other comprehensive loss by $0.2 million for the year ended December 31, 2012. The other comprehensive income impact represents foreign currency translation gain from measuring the additional benefit obligation from functional currency to reporting currency.

In calculating the benefit obligation of our Swiss plan as of December 31, 2013, Styron did not apply this spread under U.S. GAAP as the market was determined to be broad enough to support high quality corporate bonds and therefore, no difference was created between the U.S. GAAP and IFRS benefit obligation and funded status as of December 31, 2013. As a result, the previously recognized difference in Shareholder’s equity of $7.7 million and the current year differences of $0.7 million were reversed to decrease other comprehensive loss.

(ii)	The Group participated in the Dow defined benefit pension plan in Belgium until June 30, 2011. Effective July 1, 2011, the Group separated from the Dow Plan and established a new Styron plan (the “plan amendment”). The new Styron plan is closed and includes only eligible employees who transferred from Dow as of June 17, 2010. Under U.S. GAAP, approximately $2.5 million of prior service cost was recognized in other comprehensive income at the date of the adoption of the plan amendment and will be amortized into income over the applicable remaining service period. Under IFRS, the cost of those benefits as of the date of the plan amendment is recognized immediately in the statement of operations. As a result, an adjustment was made to increase other comprehensive income in shareholder’s equity by $2.2 million and $2.3 million as of December 31, 2013 and 2012, respectively, and to decrease net loss by $0.1 million for the year ended December 31, 2013 and increase net income by $0.1 million for the year ended December 31, 2012.

As discussed in Note P to the consolidated financial statements, the Group’s Affiliation Agreements with Dow ended on December 31, 2012. Effective January 1, 2013, all remaining employees of the Group who were previously participants of the Dow Plans in Switzerland and the Netherlands and their related benefit obligation and plan assets in the Dow Plans transferred to the “Successor Plans”. As a result of the transfer, under U.S. GAAP, the Group recognized prior service credits of approximately $11.9 million, net of amortization, in other comprehensive income during the year ended December 31, 2013. Under IFRS, the cost of those benefits as of the date of the plan amendment is recognized immediately in the statement of operations. As a result, an adjustment was made to decrease other comprehensive income in the shareholder’s equity by $11.9 million as of December 31, 2013 and decrease net loss by $11.9 million for the year ended December 31, 2013.

Also, during 2013, the Group adopted a new post-retirement benefit plan in the United States (or U.S. OPEB plan) to provide certain health care and life insurance benefits to Dow heritage U.S. employees that transferred to Styron. As a result, under U.S. GAAP, the Group recorded approximately $0.7 million of prior service cost due this plan amendment. Under IFRS, the new U.S. OPEB plan is treated as a plan amendment and therefore the cost of those benefits as of the date of the plan amendment is recognized immediately in the statement of operations. As a result, an adjustment was made to decrease other comprehensive loss in the shareholder’s equity and increase net loss by $0.7 million for the year ended December 31, 2013.

Prior service credit (cost) adjustments did not create shareholder’s equity differences as the adjustments were between other comprehensive income and retained deficit which are both components of shareholder’s equity.

(iii)	Under U.S. GAAP, entities are required to record on the balance sheet the full funded status (i.e., the fair value of the projected benefit obligation less plan assets). Under IFRS, prior to the adoption of IAS 19 revised, entities were required to recognize on the balance sheet the difference between the defined benefit obligation and the fair value of plan assets plus or minus any unrecognized actuarial gains/losses. This adjustment increased (decreased) shareholder’s equity by $35.9 million in 2012. In 2013, the Group adopted IAS 19 revised, with retrospective application. The adoption resulted in the following differences:

•	Actuarial gains and losses: Actuarial gains and losses or remeasurements are recognized immediately in other comprehensive income with no option to recognize gains and losses in net income (loss). Therefore, actuarial gains and losses not recognized in prior periods are recognized in other comprehensive income effective January 1, 2012. In addition, the cumulative amount of prior periods’ actuarial gains and losses previously recognized in income prior to January 1, 2012 were reversed and recognized in other comprehensive income at date of adoption. As a result of the retrospective application, a cumulative adjustment was made to increase other comprehensive loss by $40.8 million as of January 1, 2012. Additionally, this difference caused a decrease in other comprehensive loss and increase in net income by $0.2 million for the year ended December 31, 2012 and a decrease in other comprehensive loss and decrease net loss by $3.1 million for the year ended December 31, 2013.

•	Expected return on plan assets: Companies are not permitted to use a calculated value of plan assets in the determination of expected return on plan assets. Net interest expense or income is calculated by applying the discount rate to the defined benefit asset or liability of the plan. As a result of the retrospective application, a cumulative adjustment was made to increase other comprehensive loss by $0.8 million as of January 1, 2012. Additionally, this difference caused an increase in other comprehensive loss and decrease in net income by $0.4 million for the year ended December 31, 2012 and an increase in other comprehensive loss and net loss by $0.1 million for the year ended December 31, 2013.

(iv)	Certain of the Group’s plan asset fair values were determined using cash surrender values provided under the insurance contracts which took effect on January 1, 2013. The resulting change in the fair value of plan assets due to the use of cash surrender values under U.S. GAAP was included as “return on plan assets” with a corresponding remeasurement adjustment in other comprehensive income. Under IFRS, the use of the cash surrender value is generally inappropriate. The fair value of insurance contracts should be estimated using a discounted cash flow model with a discount rate that reflects the associated risk and the expected maturity date or expected disposal date of the assets, or at the present value of the related obligations for qualifying insurance contracts that exactly match the amount and timing of some or all of the benefits payable under the plan. As a result, an adjustment was made to decrease benefit obligation and increase other comprehensive loss of $3.5 million for the year ended December 31, 2013.

(B) Goodwill

The increase in additional employee benefit obligations on the opening balance sheet date (see A above) resulted in recognition of additional goodwill of $5.2 million which represents the net of additional benefit obligations of $5.7 million less related tax effect of $0.5 million. Increases in the goodwill amount for the periods ended December 31, 2013 and 2012 were due to cumulative translation adjustments.

(C) Stock-based compensation

Under U.S. GAAP, the Group has not recorded compensation expense related to performance-based restricted stock awards as the likelihood of achieving the performance condition (e.g., a change in control or IPO) was not deemed to be probable. Under U.S. GAAP, a change in control or IPO is not deemed to be probable until it occurs. Under IFRS, the event is considered probable if there is a greater than 50% probability of occurrence. Under IFRS, the Group concluded that a change in control or IPO is probable and has therefore recognized expense related to performance-based awards of $2.3 million and $4.3 million for the years ended December 31, 2013 and 2012, respectively.

In addition, in February 2011, the Group paid a distribution to its stockholders through redemption of certain classes of shares. The shares redeemed included a portion of the outstanding un-vested service-based and performance-based restricted stock awards. As a result of the redemption, during the year ended December 31, 2011 under U.S. GAAP, the Group recorded compensation charges of $11.9 million reflecting the settlement of previously unvested service-based and performance-based restricted stock awards redeemed as well as the accretion of liability awards established for a portion of this distribution withheld and put in escrow, subject to service vesting criteria. As a part of the redemption and related distribution, approximately $2.9 million of the distribution was withheld, and put in escrow, subject to both service vesting criteria and certain performance conditions (the “performance-based liability award”). During the years ended December 31, 2013 and 2012, under U.S. GAAP, the Group has not recorded compensation expense related to the performance-based liability awards as the likelihood of achieving the performance condition was not deemed probable. Under IFRS, the Group concluded that the likelihood of achieving the performance condition is probable and therefore recorded an adjustment, net of forfeitures, to decrease net loss and increase shareholder’s equity by $0.2 million for the year ended December 31, 2013, and to decrease net income and decrease shareholder’s equity by $0.3 million for the year ended December 31, 2012.

(D) Equity method accounting—Inventory

AmSty, an equity method investee, utilizes the Last-in, First-out (“LIFO”) method for determining inventory cost. The LIFO method is not a recognized method of inventory costing under IFRS. The impact of adjusting from the LIFO to FIFO method of accounting has increased net loss and decreased shareholder’s equity by $4.8 million for the year ended December 31, 2013, and increased net income and increased shareholder’s equity by $22.1 million for the year ended December 31, 2012.

(E) Income taxes

Under U.S. GAAP, no deferred taxes are recognized on nonmonetary assets for differences arising from remeasuring from local currency to functional currency using historical exchange rates. Under IFRS, deferred taxes are provided for differences arising from remeasurement from local currency to functional currency or from the functional currency to reporting currency. The impact of adjusting the deferred tax accounts for functional currency remeasurement is an increase in tax expense and a corresponding increase in net loss of $0.7 million in 2013, and an increase in tax expense and a corresponding decrease in net income of $0.4 million in 2012.

U.S. GAAP requires taxes paid by the seller on intercompany profits to be deferred and recognized upon sale to a third party. Under IFRS, deferred taxes on intercompany profits in ending inventory are recognized based on the purchasing entity’s statutory tax rate. The impact of recording deferred taxes using the purchasing entity’s statutory tax rate instead of the selling entity’s is a decrease in income tax expense and corresponding decrease in net loss of $0.2 million in 2013, and a decrease in income tax expense and corresponding increase in net income of $0.1 million in 2012.

(F) Tax effect of pre-tax adjustments

The income tax effect of the pre-tax adjustments was calculated by applying the applicable statutory tax rate to each corresponding adjustment.

Statement of Cash Flows

The application of IFRS did not significantly impact the cash flows compared to U.S. GAAP.

Recently Issued Accounting Guidance Under IFRS

In June 2011, the International Accounting Standards Board issued amendments to International Accounting Standards (“IAS”) 19, Employee Benefits, which targeted improvements in the areas of: a) recognition of changes in the net defined benefit liability (asset), b) plan amendments, curtailments and settlements, c) disclosures about defined benefit plans and d) accounting for termination benefits. The amendment is effective for annual periods beginning on or after 1 January 2013. Earlier application is permitted. In 2013, the Group adopted IAS 19 revised with retrospective application. See (A) (iii) above for detailed discussion of the impact of this adoption.

NOTE Y—OTHER REQUIRED INFORMATION

Employees

Total employees by functional group consisted of the following:

	December 31,
	2013	2012
Manufacturing and engineering	1,354	1,355
Marketing and sales	116	113
Research and development	188	168
Finance	108	104
Human resources and other	357	351

Total	2,123	2,091

Fees Paid to Auditor

Total fees paid to the auditor are as follows:

	December 31,
	2013	2012
Audit	$4,681	$3,725
Audit related	60	60
Tax	4,056	5,910
Other	60	63

Total	$8,857	$9,758

Subsidiaries

A complete listing of subsidiaries with associated jurisdiction and share capital held as of December 31, 2013 is as follows:

Name	Jurisdiction	Share Capital Held
Trinseo Materials S.à r.l.	Luxembourg	100%
Styron Investment Holdings Ireland	Ireland	100%
Trinseo Materials Finance, Inc.	Delaware	100%
Styron Luxco S.à r.l.	Luxembourg	100%
Styron Holding S.à r.l.	Luxembourg	100%
Styron Materials Ireland	Ireland	100%
Trinseo Materials Operating S.C.A	Luxembourg	100%
Styron US Holding, Inc.	Delaware	100%
Styron LLC	Delaware	100%
Americas Styrenics LLC	Delaware	50%
Styron Finance Luxembourg S.à r.l.	Luxembourg	100%
Styron Finance Luxembourg S.à r.l. Luxembourg, Zweigniederlassung Horgen	Luxembourg	100%
Styron Holding B.V.	Netherlands	100%
Styron Holdings Asia Pte. Ltd.	Singapore	100%
Styron (Hong Kong) Limited	Hong Kong	100%
Styron Australia Pty Ltd	Australia	100%
Styron Holdings Asia Pte. Ltd., New Zealand Branch	New Zealand	100%
Taiwan Styron Limited	Taiwan	100%
Styron Korea Ltd.	Korea	100%
Styron Japan Y.K.	Japan	100%
Styron S/B Latex Zhangjiagang Company Limited	China	100%
SAL Petrochemical (Zhangjiagang) Company Limited	China	100%
Styron Singapore Pte. Ltd.	Singapore	100%
PT. Styron Indonesia	Indonesia	100%
Styron India Trading Private Limited	India	100%
Styron Netherlands B.V.	Netherlands	100%
Styron Deutschland GmbH	Germany	100%
Styron Deutschland Anlagengesellschaft mbH	Germany	100%
Styron Suomi Oy	Finland	100%
Styron Sverige AB	Sweden	100%
Styron France S.A.S.	France	100%
Styron Hellas M. EPE	Greece	100%
Styron Spain S.L.	Spain	100%
Styron Portugal, Lda*	Portugal	100%
Styron Europe GmbH	Switzerland	100%
Styron UK Limited	UK	100%
Styron Export GmbH	Switzerland	100%
Styron Kimya Ticaret Limited Sirketi	Turkey	100%
Styron Canada ULC	Canada—Nova	100%
	Scotia
Styron Italia s.r.l.	Italy	100%
Styron Belgium B.V.B.A.	Belgium	100%
Styron Argentina S. R. L.	Argentina	100%
Styron Chile Comercial Limitada	Chile	100%
Styron do Brasil Comércio de Produtos Químicos Ltda.	Brazil	100%
Styron Services de México, S. de R.L. de C.V.	Mexico	100%
Styron de Colombia Ltda.	Colombia	100%
Styron de México, S. de R.L. de C.V.	Mexico	100%
Sumika Styron Polycarbonate Limited	Japan	50%

*	Liquidated in 2014

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion summarizes the significant factors affecting the operating results, financial condition, liquidity and cash flows of the Group as of and for the periods presented below. The following discussion and analysis should be read in conjunction with the audited consolidated financial statements and the accompanying notes thereto, included elsewhere within this report. The statements in this discussion regarding industry outlook, our expectations regarding our future performance, liquidity and capital resources and all other non-historical statements in this discussion are forward-looking statements and are based on the beliefs of our management, as well as assumptions made by, and information currently available to, our management. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere within this report.

Unless otherwise indicated or the context otherwise requires, the terms “Trinseo,” “we,” “us,” “our,” “our Group” and “our business” refer to Trinseo S.A. together with its consolidated subsidiaries. Prior to our formation, our businesses were wholly owned by The Dow Chemical Company. We refer to our predecessor businesses as “the Styron business.” On June 17, 2010, investment funds advised or managed by Bain Capital Partners, LLC acquired the Styron business, and Dow Europe Holding B.V., which we refer to as “Dow Europe,” or, together with other affiliates of The Dow Chemical Company, “Dow,” retained an ownership interest in the Styron business through an indirect ownership interest in us. We refer to this transaction as the “Acquisition.”

Overview

We are a leading global materials company engaged in the manufacture and marketing of emulsion polymers and plastics, including various specialty and technologically differentiated products. We have leading market positions in many of the markets in which we compete. We believe we have developed these strong market positions due to our technological differentiation, diverse global manufacturing base, long-standing customer relationships, commitment to sustainable solutions and competitive cost positions. We believe that growth in overall consumer spending and construction activity, increased demand in the automotive industry for higher fuel efficiency and lighter-weight materials, and improving living standards in emerging markets will result in growth in the global markets in which we compete. In addition, we believe our increasing business presence in developing regions such as China, Southeast Asia, Latin America and Eastern Europe further enhances our prospects.

We develop emulsion polymers and plastics products that are incorporated into a wide range of our customers’ products throughout the world, including tires and other products for automotive applications, carpet and artificial turf backing, coated paper and packaging board, food service packaging, appliances, medical devices, consumer electronics and construction applications, among others. We seek to regularly develop new and improved products and processes, supported by our strong patent portfolio, designed to enhance our customers’ product offerings. We have long-standing relationships with a diverse base of global customers, many of whom are leaders in their markets and rely on us for formulation, technological differentiation, and compounding expertise to find sustainable solutions for their businesses. Many of our products represent only a small portion of a finished product’s production costs, but provide critical functionality to the finished product and are often specifically developed to customer specifications. We believe these product traits result in substantial customer loyalty for our products.

We operate in four reporting segments under two business units. Our Emulsion Polymers business unit includes our Latex reporting segment and our Synthetic Rubber reporting segment. Our Plastics business unit includes our Styrenics reporting segment and our Engineered Polymers reporting segment.

We have significant manufacturing and production operations around the world, which allow us to serve our global customer base. As of December 31, 2013, our production facilities included 35 manufacturing plants (which included a total of 83 production units) at 27 sites across 14 countries, including joint ventures and contract manufacturers. Our manufacturing locations include sites in high-growth emerging markets such as China, Indonesia and Brazil. Additionally, as of December 31, 2013 we operated 11 research and development (“R&D”) facilities globally, including mini plants, development centers and pilot coaters, which we believe are critical to our global presence and innovation capabilities.

For the years ended December 31, 2013 and 2012, we generated approximately $5.3 billion in net sales and $22.2 million in net losses, and $5.5 billion in net sales and $30.3 million in net income, respectively.

Industry Trends

We believe demand for our products is strongly correlated to growth in our customers’ end markets, which are expected to grow along with anticipated rising gross domestic product and industrial production. We believe growth in our markets is supported by improving living standards in emerging markets, the globalization of automotive platforms, improving fuel efficiency and the increasing demand for light-weight materials and upgraded automotive interior materials as well as wide-spread growth in the need for high performance lightweight materials for the electronics industry. We believe we are well-positioned to take advantage of these trends. For example, improving living standards are driving demand for coated paper in emerging markets, particularly in China. We have a growing SB latex position in China. As another example, we are following our current automotive customers to emerging markets with plans to supply them locally as part of their strategy to globalize automotive car platforms. In addition, in synthetic rubber, increasing fuel efficiency regulation is driving demand for SSBR, a key material for high-performance tires. We have a leading European market position in advanced SSBR, and have completed a recent capacity expansion at our Schkopau, Germany facility.

We believe our business will continue to benefit from improving market dynamics in our industry. Over the last few years, companies have rationalized higher-cost capacity in many of our key product lines and there have been a number of consolidation activities, both in emulsion polymers and in plastics. We believe that our markets will continue to experience a long-term trend towards consolidation which will create opportunities for our business given our scale and geographic reach. Developments in the market for certain of our raw materials have a substantial impact on our business.

Factors Affecting Our Operating Results

The following discussion sets forth certain components of our statements of operations as well as factors that impact those items.

Net Sales

We generate revenue from the sale of our products across all major geographic areas. Our net sales include total sales less estimates for returns and price allowances. Price allowances include discounts for prompt payment as well as volume-based incentives.

Our overall net sales are generally impacted by the following factors:

•	fluctuations in overall economic activity within the geographic markets in which we operate;

•	fluctuations in raw material input costs and our ability to pass those on to customers, including the effects of a generally 30 to 60-day delay (or greater) in changes to our product prices in our Latex segment, Synthetic Rubber segment, and parts of our Plastics division following changes to the relevant raw material prices affect our sales margins;

•	underlying growth in one or more of our core end markets, either worldwide or in particular geographies in which we operate;

•	changes in the level of competition faced by our products, including the substitution by customers of alternative products to ours and the launch of new products by competitors;

•	the type of products used within existing customer applications, or the development of new applications requiring products similar to ours;

•	the “mix” of products sold, including the proportion of new or improved products and their pricing relative to existing products;

•	changes in product sales prices (including volume discounts and cash discounts for prompt payment);

•	our ability to successfully develop and launch new products and applications; and

•	fluctuations in foreign exchange rates.

While the factors described above impact net sales in each of our segments, the impact of these factors can differ for each segment, as described below.

Cost of Sales

Our cost of sales consists principally of the following:

•	Production Materials Costs. The costs of the materials we use in production are the largest element of our overall cost of sales. We seek to use our substantial volumes and global geographic scope to obtain the most favorable terms we can, but our production material costs are affected by global and local market conditions.

•	Employee Costs. These employee costs include the salary costs and benefit charges for employees involved in our manufacturing operations. These costs generally increase on an aggregate basis as production volumes increase, but may decline as a percent of net sales as a result of economies of scale associated with higher production volumes.

•	Sustaining Engineering Activity Costs. These costs relate to modifications of existing products for use by new customers in familiar applications.

•	Depreciation and Amortization Expense. Property, plant, equipment and definite-lived intangible assets are stated at cost and depreciated on a straight-line basis over their estimated useful lives. Property, plant and equipment, including leasehold interests, and intangible assets acquired through the Acquisition were recorded at fair value on the acquisition date, resulting in a new cost basis for accounting purposes.

•	Other. Our remaining cost of sales consists of:

•	customer-related development costs;

•	freight costs;

•	warehousing expenses;

•	purchasing costs; and

•	other general manufacturing expenses, such as expenses for utilities and energy consumption.

The main factors that influence our cost of sales as a percent of net sales include:

•	changes in the price of raw materials, and timing of corresponding price changes to our customers, which impact our sales margins;

•	production volumes;

•	the implementation of cost control measures aimed at improving productivity, reductions of fixed production costs, refinements in inventory management and purchasing cost of raw materials; and

•	the impact of FIFO method inventory treatment.

Selling, General and Administrative Expenses

Our selling, general and administrative, or SG&A, expense consists of all expenditures incurred in connection with the sale and marketing of our products, as well as administrative overhead costs, including:

•	salary and benefit costs for sales personnel and administrative staff, including stock-based compensation expense. Expenses relating to our sales personnel generally increase or decrease principally with changes in sales volume due to the need to increase or decrease sales personnel to meet changes in demand. Expenses relating to administrative personnel generally do not increase or decrease directly with changes in sales volume;

•	other administrative expenses, including expenses related to logistics, information systems and legal and accounting services;

•	general advertising expenses;

•	research and development expenses; and

•	other selling expenses, such as expenses incurred in connection with travel and communications.

Changes in SG&A expense as a percent of net sales have historically been impacted by a number of factors, including:

•	changes in sales volume, as higher volumes enable us to spread the fixed portion of our administrative expense over higher sales;

•	changes in the mix of products we sell, as some products may require more customer support and sales effort than others;

•	changes in our customer base, as new customers may require different levels of sales and marketing attention;

•	new product launches in existing and new markets, as these launches typically involve more intense sales activity before they are integrated into customer applications;

•	customer credit issues requiring increases to the allowance for doubtful accounts; and

•	the implementation of cost control measures aimed at improving productivity.

Interest Expense, Net

Interest expense, net consists primarily of interest expense on institutional borrowings and other financing obligations and changes in fair value of interest rate derivative instruments, when outstanding. Interest expense, net also includes the amortization of deferred financing fees and debt discount associated with our Senior Secured Credit Facility and our Senior Notes offset by interest income primarily associated with cash-on-hand. Factors affecting interest expense include fluctuations in the market interest rate, our borrowing activities and our outstanding debt balances.

Provision for Income Taxes

We and our subsidiaries are subject to income tax in the various jurisdictions in which we operate. While the extent of our future tax liability is uncertain, the impact of acquisition accounting, changes to the debt and equity capitalization of our subsidiaries, and the realignment of the functions performed and risks assumed by the various subsidiaries are among the factors that will determine the future book and taxable income of the respective subsidiary and the Group as a whole.

Results of Operations

The tables below set forth our historical results of operations and these results as a percentage of net sales for the periods indicated:

	Year Ended December 31,
(in millions)	2013	2012
Net sales	$5,307.4	$5,451.9
Cost of sales	4,949.4	5,115.2

Gross profit	358.0	336.7
Selling, general and administrative expenses	216.9	182.0
Equity in earnings of unconsolidated affiliates	39.1	27.1

Operating income	180.2	181.8
Interest expense, net	132.0	110.0
Loss on extinguishment of long-term debt	20.7	—
Other expense, net	27.9	24.0

Income (loss) before income taxes	(0.4)	47.8
Provision for (benefit from) income taxes	21.8	17.5

Net income (loss)	$(22.2)	$30.3

	Year Ended December 31,
	2013	2012
Net sales	100.0%	100.0%
Cost of sales	93.3%	93.8%

Gross profit	6.7%	6.2%
Selling, general and administrative expenses	4.1%	3.3%
Equity in earnings of unconsolidated affiliates	0.7%	0.5%

Operating income	3.3%	3.4%
Interest expense, net	2.5%	2.0%
Loss on extinguishment of long-term debt	0.4%	0.0%
Other expense, net	0.5%	0.4%

Income (loss) before income taxes	(0.1)%	1.0%
Provision for (benefit from) income taxes	0.4%	0.3%

Net income (loss)	(0.5)%	0.7%

Year Ended December 31, 2013 Compared to the Year Ended December 31, 2012

Net Sales

Net sales for 2013 decreased by $144.5 million, or 2.7%, to $5,307.4 million from $5,451.9 million in 2012. Of the 2.7% decrease in net sales, 1.5% was due to lower sales volume and 2.8% was due to lower selling prices, which were offset by a 1.6% increase in sales due to favorable currency impact as the U.S. dollar weakened compared to the euro. The overall decrease in sales volume was primarily due to lower volumes in the Styrenics and Latex segments. The lower demand in Styrenics was largely driven by increases in the selling price of our polystyrene products due to the pass through of price increases of our key raw material (styrene monomer) while Latex was driven by lower demand in the Europe and Asia paper markets. These were partially offset by higher sales volume in the Synthetic Rubber segment due to the SSBR capacity expansion. The overall decrease in selling price was due to the contractual pass through of lower butadiene cost in the Latex and Synthetic Rubber segments.

Cost of Sales

Cost of sales for 2013 decreased by $165.8 million, or 3.2%, to $4,949.4 million from $5,115.2 million in 2012. Of the 3.2% decrease, 1.9% was primarily attributable to lower sales volume and 3.2% was due to lower raw materials costs, primarily butadiene with some offset from higher styrene related costs. These decreases were partially offset by an unfavorable currency impact of approximately 1.6% and the remaining variance was due to increases in other manufacturing costs. The unfavorable currency impact was due to the U.S. dollar weakening as compared to the euro.

Gross Profit

Gross profit for 2013 increased by $21.3 million, or 6.3%, to $358.0 million from $336.7 million in 2012. The increase was primarily attributable to higher margin in the Styrenics segment, with lower raw material cost, margin improvement initiatives, and improved market dynamics, as well as new business from the SSBR expansion.

Selling, General and Administrative Expenses

SG&A expenses for 2013 increased by $34.9 million, or 19.2%, to $216.9 million from $182.0 million in 2012. The increase in SG&A expenses were primarily due to: i) $10.8 million restructuring expenses incurred during 2013 in connection with the closure of our latex manufacturing facility in Altona, Australia, which includes impairment of property, plant and equipment, termination benefits and contract termination costs; ii) a one-time charge of $9.2 million representing impairment of fixed assets at our polycarbonate manufacturing plant in Stade, Germany; and iii) $9.3 million of pension costs including a $2.1 million curtailment charge.

The remaining increases in our SG&A expenses were due to higher performance incentive compensation costs, general severance, and the impact of annual salary increases totaling $12.0 million, plus an unfavorable currency impact of approximately $2.6 million as the U.S. dollar weakened compared to the euro. Also, during 2012, we recorded an adjustment to reduce stock-based compensation expense by approximately $2.5 million relating to the correction of prior period grant date fair values of time-based and performance-based restricted stock awards. No similar adjustments occurred in 2013.

These increases were offset by approximately $7.5 million of special termination benefit charges incurred in 2012 and a $3.0 million benefit from a change in the estimate for our allowance for doubtful accounts in 2013.

Equity in Earnings of Unconsolidated Affiliates

Equity in earnings of unconsolidated affiliates for 2013 was $39.1 million compared to equity in earnings of $27.1 million for 2012. Americas Styrenics LLC, or AmSty, equity earnings increased to $39.4 million in 2013 from $27.0 million in 2012, due to stronger operating performance driven by improved market conditions. Sumika Styron Polycarbonate Limited, which we refer to as Sumika Styron, equity earnings decreased to equity in net losses of $0.3 million in 2013 from equity earnings of $0.1 million in 2012.

Interest Expense, Net

Interest expense, net for the year ended December 31, 2013 was $132.0 million compared to $110.0 million for the year ended December 31, 2012. The increase of $22.0 million was attributable to the higher outstanding principal and interest rate on the Senior Notes which bear an interest rate of 8.75% compared to 6.0% interest rate on the Term Loans for the comparative period in 2012. The Term Loans were repaid in January 2013 with the issuance of the Senior Notes. This increase was slightly offset by a decrease in interest expense from our Revolving Facility due to lower borrowings in 2013 compared to prior year.

Loss on Extinguishment of Long-Term Debt

Loss on extinguishment of debt was $20.7 million for the year ended December 31, 2013 related to the extinguishment of our $1,239.0 million term loans under our Senior Secured Credit Facility, which was comprised of the write-off of existing unamortized deferred financing fees and original issue discount attributable to the term loans totaling $14.4 million and $6.3 million, respectively. There was no loss on extinguishment of debt recognized during the year ended December 31, 2012.

Other Expense, net

Other expense, net for the year ended December 31, 2013 was $27.9 million, which consisted primarily of a $4.2 million loss on the sale of our Styrenics expandable polystyrene, or EPS, business and $18.9 million foreign exchange transaction losses primarily driven by the remeasurement of our euro payables to the U.S. dollar. The remaining other expenses, net include value-added taxes of approximately $2.5 million and other expense.

Other expense, net for the year ended December 31, 2012 was $24.0 million and included foreign exchange transaction losses of $22.8 million, which were primarily driven by the remeasurement of our euro payables to the U.S. dollar as well as unrealized losses on our foreign exchange forward contracts of approximately $3.8 million. In addition, we incurred approximately $2.3 million of third-party fees associated with the 2012 amendment of our Senior Secured Credit Facility.

Provision for Income Taxes

Provision for income taxes for 2013 totaled $21.8 million resulting in a negative effective tax rate of 5,921.0%. Provision for income taxes for 2012 totaled $17.5 million resulting in an effective tax rate of 36.6%.

The 2013 effective tax rate was unfavorably impacted by non-deductible interest and stock-based compensation expenses, resulting in an unfavorable difference of $8.4 million from the U.S. statutory rate. Our effective tax rate was further impacted by the tax effect of losses of $16.4 million incurred in jurisdictions such as Australia, Brazil, and Luxembourg which did not provide a tax benefit to us due to valuation allowances.

Offsetting these unfavorable impacts were lower tax expenses of $17.3 million from Switzerland and Hong Kong, where the statutory income tax rate is lower than the U.S. statutory rate. In addition, in 2013, we received a non-taxable government subsidy of $12.2 million related to our capital expansion project at our rubber facility in Schkopau, Germany, which provided a favorable difference of $4.2 million from the U.S. statutory rate.

The increase from 2012 in provision for income taxes was primarily due to net loss before income tax in jurisdictions outside the United States of $25.6 million. Of this loss, $65.0 million was generated from our subsidiaries in Australia and Luxembourg, where we either do not receive a benefit from certain shareholder expenses or we have valuation allowances. In 2012, losses from these jurisdictions were $24.8 million. The increased losses from Australia and Luxembourg are primarily due to restructuring charges incurred in connection with the shutdown of our latex manufacturing plant in Altona, Australia and a portion of increased interest expense from the issuance of our Senior Notes in January 2013. We also have an additional valuation allowance of $3.1 million recorded in Singapore and Brazil which were previously not provided for noting that in 2012 we were favorably impacted by a release of valuation allowances of $14.4 million in Hong Kong and China.

Liquidity and Capital Resources

Cash Flows

Year Ended December 31, 2013 Compared to the Year Ended December 31, 2012

The table below summarizes our primary sources and uses of cash for the years ended December 31, 2013 and 2012. We have derived the summarized cash flow information from our audited financial statements.

	Year Ended December 31,
	2013	2012
	(in millions)
Net cash provided by (used in):
Operating activities	$211.3	$186.1
Investing activities	(33.4)	(117.3)
Financing activities	(220.2)	(77.2)
Effect of exchange rates on cash	2.4	(0.6)

Net change in cash and cash equivalents	$(39.9)	$(9.0)

Operating Activities

Net cash provided by operating activities during the year ended December 31, 2013 totaled $211.3 million, with net cash provided by operating assets and liabilities totaling $92.5 million. The most significant components of the changes in operating assets and liabilities for the year ended December 31, 2013 of $92.5 million were increases in accounts payable and other current liabilities of $15.0 million, and a decrease in inventory of $55.4 million. Increase in accounts payable and other current liabilities was mainly due to timing of payments in the normal course of business plus lesser interest payments in 2013 on the Senior Notes as interest payments are due semi-annually in August and February each year compared to interest on the Term Loans which were paid quarterly in the prior year. Decrease in inventory was due to lower raw materials prices during 2013, as well as a decrease in volumes compared to the fourth quarter of 2012, due to higher inventory volumes on hand at the end of 2012 resulting from our rubber capacity expansion project placed in operation in the fourth quarter of 2012. Additionally, in 2013 we received $22.5 million from our unconsolidated affiliate, AmSty, as a return on our investment. Overall, cash flow from operating activities was primarily driven by improvement in cash collection during the year and lesser cash outflow on purchases due to inventory build in 2012 and lower raw materials prices in 2013.

Net cash provided by operating activities during the year ended December 31, 2012 totaled $186.1 million, with net cash provided by operating assets and liabilities totaling $55.3 million. The most significant components of the changes in operating assets and liabilities for the year ended December 31, 2012 of $55.3 million were decreases in accounts receivable and income taxes payable of $84.7 million and $5.1 million, respectively, and increases in inventory and accounts payable and other current liabilities of $87.2 million and $67.9 million, respectively. Increases in inventory and accounts payable and other current liabilities are primarily due to increases in inventory during the fourth quarter of 2012 for our new rubber capacity expansion project placed in operation in October 2012. The decrease in accounts receivable reflects both a decrease in sales during the fourth quarter of 2012 driven by the decrease in sales volume as well as continued improvements in receivable collection efforts. In addition, despite the decreases in sales, we conserved the use of cash in our operations due to various cost savings initiatives implemented during the year. Net cash paid for income taxes during the year was approximately $20.4 million. Additionally, in 2012 we received $20.0 million in dividends from our unconsolidated affiliate, AmSty, as a return on our investment.

Investing Activities

Net cash used in investing activities for the year ended December 31, 2013 totaled $33.4 million, consisting primarily of capital expenditures of $54.8 million during the period, net of proceeds received from a government subsidy of $18.8 million related to our capital expansion project at our rubber facility in Schkopau, Germany. Also offsetting these capital expenditures were cash proceeds of $15.2 million received from the sale of our EPS business during the year as well as cash proceeds of $7.9 million released from restrictions related to our accounts receivable securitization facility. Refer to Note C of the 2013 consolidated financial statements for details on the EPS business divestiture.

Net cash used in investing activities for the year ended December 31, 2012 totaled $117.3 million, consisting primarily of capital expenditures of $112.4 million, net of proceeds from a government subsidy of $6.1 million; $69.2 million of capital expenditures, net of subsidy, was related to our capital expansion project at our rubber facility in Schkopau, Germany.

Financing Activities

Net cash used in financing activities during the year ended December 31, 2013 totaled $220.2 million. During the period, we repaid our outstanding Term Loans of $1,239.0 million using the proceeds from the issuance of $1,325.0 million in Senior Notes issued in January 2013. In connection with the issuance of the Senior Notes and the amendments to our Senior Secured Credit Facility and our Accounts Receivable Securitization Facility, we paid approximately $48.3 million of refinancing fees. In addition, during the period, we continued to utilize our Revolving Facility and our Accounts Receivable Securitization Facility to fund our working capital requirements. During the year ended December 31, 2013, our borrowings and repayments to our Revolving Facility were $405.0 million and $525.0 million, respectively, and we had net repayments to our Accounts Receivable Securitization Facility of $95.1 million.

Net cash used in financing activities during the year ended December 31, 2012 totaled $77.2 million. We had borrowings from our Revolving Facility and our Accounts Receivable Securitization Facility throughout the year to fund our working capital requirements, and repaid those borrowings from funds generated from operating activities. During the year ended December 31, 2012, our borrowings and repayments to our Revolving Facility were $1,105.0 million and $1,135.0 million, respectively, and our net repayments to our Accounts Receivable Securitization Facility were $16.4 million. Also, during the year ended December 31, 2012, we paid $147.0 million of the then outstanding Term Loans, of which $140.0 million was the required payment for the effectiveness of the fourth amendment to the Senior Secured Credit Facility. Further, in May 2012, we received an approximate $22.2 million equity contribution from our Parent in order to cure an event of default that occurred for the period ended March 31, 2012. In August 2012, we received a $140.0 million cash contribution from our Parent and used the proceeds to repay a portion of our then outstanding Term Loans (as mentioned above).

Indebtedness and Liquidity

The following table outlines our outstanding indebtedness as of December 31, 2013 and December 31, 2012 and the associated interest expense, including amortization of deferred financing fees and debt discounts, and effective interest rates for such borrowings at December 31, 2013 and December 31, 2012. Note that the effective interest rates below exclude the impact of deferred financing fees.

	As of December 31, 2013			As of December 31, 2012
(dollars in millions)	Balance	Effective Interest Rate	Interest Expense	Balance	Effective Interest Rate	Interest Expense
Senior Secured Credit Facility
Term Loans	$—	n/a	$8.0	$1,232.6	6.9%	$94.6
Revolving Facility	—	6.6%	5.7	120.0	7.7%	9.5
Senior Notes	1,325.0	8.8%	111.9	—	n/a	—
Accounts Receivable Securitization Facility	—	3.1%	5.6	93.5	3.5%	6.1
Other Indebtedness	11.4	1.6%	0.1	7.5	2.0%	0.2

Total	$1,336.4		$131.3	$1,453.6		$110.4

Senior Secured Credit Facility

In January 2013, we amended our Senior Secured Credit Facility (the “2013 Amendment”). As part of the 2013 Amendment, we increased our Revolving Facility capacity from $240.0 million to $300.0 million, decreased the borrowing rate of the revolving facility through a decrease in the applicable margin rate from 4.75% to 3.00% as applied to base rate loans (which shall bear interest at a rate per annum equal to the base rate plus the applicable margin (as defined therein)), or 5.75% to 4.00% as applied to LIBO rate loans (which shall bear interest at a rate per annum equal to the LIBO rate plus the applicable margin plus the mandatory cost (as defined therein), if applicable), extended the maturity date to January 2018 and concurrently repaid our then outstanding Term Loans of $1,239.0 million using the proceeds from our sale of $1,325 million aggregate principal amount of the Senior Notes issued in January 2013. The 2013 Amendment replaced our total leverage ratio requirement with a springing first lien net leverage ratio (as defined under the 2013 Amendment) and removed the interest coverage ratio requirement. If the outstanding balance under the Revolving Facility exceeds 25% of the $300.0 million borrowing capacity (excluding undrawn letters of credit up to $10.0 million) at a quarter end, then our first lien net leverage ratio may not exceed 5.25 to 1.00 for the quarter ending March 31, 2013, 5.00 to 1.00 for the subsequent quarters through December 31, 2013, 4.50 to 1.00 for each of the quarters ending in 2014 and 4.25 to 1.00 for each of the quarters ending in 2015 and thereafter. As of December 31, 2013, the Group was in compliance with all of its debt covenant requirements under the Senior Secured Credit Facility.

As a result of the 2013 Amendment and repayment of the then outstanding amount under the Term Loans in January 2013, we recognized $20.7 million of a loss on extinguishment of debt during 2013, which consisted of the write-off of existing unamortized deferred financing fees and debt discount attributable to the Term Loans. Fees and expenses incurred in connection with the 2013 Amendment were $5.5 million, which were capitalized within “Deferred charges and other assets” in the December 31, 2013 consolidated balance sheet and amortized into interest expense over the remaining term of the Revolving Facility using the straight-line method.

There are no amounts outstanding under the Revolving Facility as of December 31, 2013. Available borrowings under the Revolving Facility totaled $292.7 million (net of $7.3 million of outstanding letters of credit) as of December 31, 2013.

Senior Notes

In January 2013, we issued $1,325.0 million aggregate principal of our 8.750% Senior Notes due 2019 (the “Senior Notes”). The Senior Notes were issued by Trinseo Materials Operating S.C.A. and Trinseo Materials Finance, Inc. (together, the “Issuers”) pursuant to an Indenture, dated as of January 29, 2013, by and among the

Issuers, the Guarantors named therein and Wilmington Trust, National Association, as trustee and collateral agent, as supplemented and amended from time to time (the “Indenture”). Interest on the notes is payable semi-annually on February 1st and August 1st of each year, commencing on August 1, 2013. The Senior Notes will mature and be due in full on February 1, 2019. The proceeds from the issuance of the Senior Notes were used to repay all of our then outstanding Term Loans under the Senior Secured Credit Facility and related refinancing fees and expenses.

We may redeem all or part of the Senior Notes at any time prior to August 1, 2015 by paying a make-whole premium, plus accrued and unpaid interest to the redemption date. We may redeem all or part of the Senior Notes at any time after August 1, 2015 at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest, if any, on the notes redeemed, to the applicable date of redemption, if redeemed during the twelve-month period beginning on of the year indicated below:

12-month period commencing August 1 in Year	Percentage
2015	104.375%
2016	102.188%
2017 and thereafter	100.000%

In addition, at any time prior to August 1, 2015, we may redeem up to 35% of the aggregate principal amount of the notes at a redemption price equal to 108.750% of the face amount thereof plus accrued and unpaid interest, if any, to the redemption date, with the net cash proceeds that we raise in certain equity offerings. We may also redeem, during any 12-month period commencing from the issue date until August 1, 2015, up to 10% of the original principal amount of the notes at a redemption price equal to 103% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the date of redemption.

In connection with the issuance of Senior Notes, we also entered into a Registration Rights Agreement, pursuant to which we are required to prepare and file with the SEC a registration statement covering an offer to the holders of the Senior Notes to exchange all of their notes for notes that are registered under the Securities Act of 1933, as amended. We filed the Registration Statement with the SEC on September 30, 2013, which was subsequently amended and supplemented (the “Registration Statement”). Such Registration Statement was declared effective by the SEC on January 29, 2014, and the exchange offer closed on March 4, 2014.

In July 2014, using proceeds from the Group’s IPO (see Note L), the Group redeemed $132.5 million in aggregate principal amount of the Senior Notes, including a 103% call premium totaling $4.0 million, together with accrued and unpaid interest thereon of $5.2 million. Pursuant to the Indenture, the Group may redeem another 10% of the original principal amount of the Senior Notes prior to August 1, 2015.

The Senior Notes are unconditionally guaranteed on a senior secured basis by Trinseo S.A., Styron Luxco S.à r.l, Styron Holding, S.à r.l, Trinseo Materials S.à r.l, Styron Investment Holdings Ireland and each of Trinseo Materials Operating S.C.A.’s existing and future wholly-owned subsidiaries that guarantee our Senior Secured Credit Facility, other than our subsidiaries, Styron France S.A.S. and Styron Spain S.L. The notes and the guarantees are collateralized by a security interest in substantially all of the assets of the issuers and the guarantors thereunder. The notes and guarantees rank equally in right of payment with all of our existing and future senior secured debt and, subject to the immediately succeeding sentence, are effectively pari passu with our indebtedness that is secured by first-priority liens, including the Senior Secured Credit Facility, to the extent of the value of the collateral securing such indebtedness and ranking senior in right of payment to all of our existing and future subordinated debt. However, claims under the Senior Notes will effectively rank behind the claims of holders of debt, including interest, under our Senior Secured Credit Facility in respect of proceeds from any enforcement action with respect to the collateral or in any bankruptcy, insolvency or liquidation proceeding. The guarantees will be structurally subordinated to all of the liabilities of each of our subsidiaries that do not guarantee the notes.

The Indenture contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to incur additional indebtedness, pay dividends or make other distributions, subject to certain exceptions. If the notes are assigned an investment grade by the rating agencies and no default has occurred or is continuing, certain covenants will be suspended. If the ratings on the notes decline to below investment grade, the suspended covenants will be reinstated.

Fees and expenses incurred in connection with the issuance of the Senior Notes were approximately $42.0 million, which were capitalized and included within “Deferred charges and other assets” in our consolidated balance sheet. These deferred charges are being amortized using the effective interest rate method and reflected in “Interest expense, net” in the consolidated statement of operations.

Accounts Receivable Securitization Facility

In August 2010, Styron Receivables Funding Ltd., which we refer to as Styron Funding, a variable interest entity in which we are the primary beneficiary, entered into an accounts receivable securitization facility with HSBC Bank Plc. The initial facility permitted borrowings by our Swiss subsidiary guarantor, Styron Europe GmbH, which we refer to as Styron Europe, of up to a total of $160.0 million. Under the facility, Styron Europe will sell its accounts receivable from time to time to Styron Funding. In turn, Styron Funding may sell undivided ownership interests in such receivables to commercial paper conduits in exchange for cash. We have agreed to continue servicing the receivables for Styron Funding. Upon the sale of the interests in the accounts receivable by Styron Funding, the conduits have a first priority perfected security interest in such receivables and, as a result, the receivables will not be available to our creditors or those of our subsidiaries.

In May 2011, the accounts receivable securitization facility was amended to allow for the expansion of the pool of eligible accounts receivable to include a previously excluded German subsidiary. In May 2013, we further amended the accounts receivable securitization facility, which increased our borrowing capacity from $160.0 million to $200.0 million, extended the maturity date to May 2016, lowered our borrowing cost, and allows for the expansion of the pool of eligible accounts receivable to include our previously not included U.S. and Netherlands subsidiaries. As a result of the amendment, we incurred $0.7 million in fees, which were capitalized within “Deferred charges and other assets” in the consolidated balance sheet and amortized into interest expense using the straight-line method over the remaining term.

The accounts receivable securitization facility is subject to interest charges against both the amount of outstanding borrowings as well as the amount of available, but undrawn borrowings. As a result of the amendment to our accounts receivable securitization facility in May 2013 noted above, we lowered our borrowing costs. In regards to the outstanding borrowings, fixed interest charges were decreased from 3.25% plus variable commercial paper rates to 2.6% plus variable commercial paper rates. In regards to available, but undrawn borrowings, fixed interest charges were decreased from 1.50% to 1.40%.

As of December 31, 2013, there was approximately $143.8 million of accounts receivable available to support this facility, based on our pool of eligible accounts receivable. As of December 31, 2013, there were no outstanding borrowings under this facility.

Other Indebtedness

As of December 31, 2013, we had $5.1 million of outstanding borrowings under our short-term revolving credit facility through our subsidiary in China that provides for up to $15.0 million of uncommitted funds available for borrowings, subject to the availability of collateral. The facility is subject to annual renewal.

Our Senior Secured Credit Facility limits our foreign working capital facilities to an aggregate principal amount of $75.0 million and further limits our foreign working capital facilities in certain jurisdictions in Asia, including China, to an aggregate principal amount of $25.0 million, except as otherwise permitted by the Senior Secured Credit Facility.

Derivative Instruments

Foreign Exchange Forward Contracts

We manage our exposure to changes in foreign currency exchange rates where possible by paying expenses in the same currency in which we generate sales in a particular country as well as using derivative contracts which are not designated for hedge accounting treatment. During 2012, we entered into foreign exchange forward contracts that were not designated as hedging instruments to manage volatility in foreign currency exposures. As of December 31, 2012, we had open foreign exchange forward contracts with various expiration dates to buy euro currency with a notional U.S. dollar equivalent of $82.0 million. The fair value of the foreign exchange forward contracts amounted to $3.8 million as of December 31, 2012 recorded in “Accounts payable” in the consolidated balance sheet. As these foreign exchange forward contracts were not designated for hedge accounting treatment, changes in the fair value of underlying instruments are recognized in “Other expense, net” in the consolidated statement of operations.

These contracts were settled in February and May 2013 and no contracts were outstanding as of December 31, 2013. We recognized a loss of $0.6 million and a loss of $4.8 million during the years ended December 31, 2013 and 2012, respectively.

Market Risk

We are exposed to changes in interest rates and foreign currency exchange rates because we finance certain operations through fixed and variable rate debt instruments and denominate our transactions in a variety of foreign currencies. We are also exposed to changes in the prices of certain commodities that we use in production. Changes in these rates and commodity prices may have an impact on future cash flow and earnings. We manage these risks through normal operating and financing activities and, when deemed appropriate, through the use of derivative financial instruments. We do not enter into financial instruments for trading or speculative purposes.

By using derivative instruments, we are subject to credit and market risk. The fair market value of the derivative instruments is determined by using valuation models whose inputs are derived using market observable inputs, including interest rate yield curves, as well as foreign exchange and commodity spot and forward rates, and reflects the asset or liability position as of the end of each reporting period. When the fair value of a derivative contract is positive, the counterparty owes us, thus creating a receivable risk for us. We are exposed to counterparty credit risk in the event of non-performance by counterparties to our derivative agreements. We minimize counterparty credit (or repayment) risk by entering into transactions with major financial institutions of investment grade credit rating.

Our exposure to market risk is not hedged in a manner that completely eliminates the effects of changing market conditions on earnings or cash flow.

Interest Rate Risk

Given the leveraged nature of our business, we have exposure to changes in interest rates. From time to time, we may execute a variety of interest rate derivative instruments to manage interest rate risk.

We use interest rate cap agreements to protect cash flows from fluctuations caused by volatility in interest rates. At December 31, 2012, we had three outstanding interest rate caps with an aggregate notional amount of $490.0 million, representing 39.5% of the $1,239.0 million of the then outstanding Term Loans under the Senior Secured Credit Facility. These agreements all were settled in January 2013, and no interest rate caps were outstanding as of December 31, 2013.

Our interest rate risk management strategy is to use derivative instruments to minimize significant unanticipated earnings fluctuations that may arise from volatility in interest rates of our borrowings and to manage the interest rate sensitivity of our debt. At December 31, 2012, the non-current asset associated with interest rate agreements was recorded on the balance sheet in deferred charges and other assets at fair value. We do not account for the interest rate cap agreements as hedges. As such, changes in the fair value of derivative instruments are recognized in interest expense, net. At December 31, 2012, the interest rate caps had a fair value of approximately less than $0.1 million.

In January 2013, we amended our Senior Secured Credit Facility, wherein we decreased the borrowing rate of the Revolving Facility through a decrease in the applicable margin rate from 4.75% to 3.00% as applied to base rate loans (which shall bear interest at a rate per annum equal to the base rate plus the applicable margin (as defined therein)), or 5.75% to 4.00% as applied to LIBO rate loans (which shall bear interest at a rate per annum equal to the LIBO rate plus the applicable margin plus the mandatory cost (as defined therein), if applicable). The Senior Notes that we issued in January 2013 carry a fixed interest rate of 8.75%.

During 2013, we had borrowings under the Revolving Facility, on which we incurred interest charges subject to the rates discussed above. Based on the weighted-average outstanding borrowings under the Revolving Facility throughout the year ended December 31, 2013, an increase of 100 basis points in the LIBO rate would have resulted in approximately $0.2 million of additional interest expense for the period. As of December 31, 2013, we had no variable rate debt issued under our Senior Secured Credit Facility, including no amounts outstanding under the Revolving Facility.

Our Accounts Receivable Securitization Facility is subject to interest charges against both the amount of outstanding borrowings as well as the amount of available, but undrawn commitments under the Accounts Receivable Securitization Facility. In regards to outstanding borrowings on the Accounts Receivable Securitization Facility, fixed interest charges are 2.6% plus variable commercial paper rates which vary by month and by currency as outstanding Account Receivable Securitization Facility balances can be denominated in euro and U.S. dollar. In regards to available, but undrawn commitments under the Accounts Receivable Securitization Facility, fixed interest charges are 1.4%. Based on the weighted-average outstanding borrowings under the Accounts Receivable Securitization Facility throughout the year ended December 31, 2013, an increase of 100 basis points in variable commercial paper rates would have resulted in approximately $0.9 million of additional interest expense for the period. As of December 31, 2013, there were no outstanding borrowings and there was $143.8 million of availability under the Accounts Receivable Securitization Facility.

Foreign Currency Risks

We are also exposed to market risk from changes in foreign currency exchange rates which could affect operating results as well as our financial position and cash flows. We manage our transaction risk where possible by paying expenses in the same currency in which we generate sales in a particular country. We may employ derivative contracts in the future which are not designated for hedge accounting treatment which may result in volatility to earnings depending upon fluctuations in the underlying markets. As of December 31, 2012, we had three open foreign exchange forward contracts to buy and sell euro currency with an aggregate net notional U.S. dollar equivalent of $82.0 million. These contracts were settled in February and May 2013. As of December 31, 2013, we had no open foreign exchange forward contracts.

Our foreign currency exposures include the euro, British pound, Chinese renminbi, Indian rupee, Korean won, Japanese yen, Brazilian real and Swedish krona. The primary foreign currency exposure relates to the U.S. dollar to euro exchange rate.

We have legal entities consolidated in our financial statements that have functional currencies other than U.S. dollar, our reporting currency. As a result of currencies fluctuating against the U.S. dollar, currency translation gains and losses are recorded in other comprehensive income primarily as a result of the remeasurement of our euro functional legal entities as of December 31, 2013 and December 31, 2012.

Commodity Price Risk

We purchase certain raw materials such as benzene, ethylene, butadiene, BPA and styrene under short- and long-term supply contracts. The purchase prices are generally determined based on prevailing market conditions. Changing raw material and energy prices have had material impacts on our earnings and cash flows in the past and will likely continue to have significant impacts on our earnings and cash flows in future periods.

We do not currently enter into derivative financial instruments for trading or speculative purposes to manage our commodity price risk relating to our raw material contracts. In the future, it is possible we will enter into derivative financial instruments to manage our commodity risk relating to our raw material contracts.

Subsequent Events

In February 2014, the Group announced that it has reached an agreement with material supplier JSR to acquire its current production capacity rights at the Group’s world-scale rubber production hub in Schkopau, Germany for a purchase price of €19.0 million (approximately $25.7 million). Prior to this agreement, JSR held the capacity rights to 50% of one of Styron’s three SSBR production trains in Schkopau. As a result, effective April 1, 2014 the Group will have full capacity rights to this train, enabling it to increase its capabilities to serve the global tire market.

In April 2014, the Group completed the sale of a portion of land at our manufacturing site in Livorno, Italy for a purchase price of €4.95 million (approximately $6.8 million). As December 31, 2013 and December 31, 2012, this land is classified as held-for-sale within the caption “Other current assets” in the consolidated balance sheet. No significant gain or loss will be recorded as a result of this transaction.

In May 2014, the board of directors of the Group approved a 2014 Omnibus Incentive Plan for all equity-based awards to be granted by the Group following an IPO. Also in May 2014, the Group terminated the Latex JV Option agreement with Dow and announced a planned restructuring within the Engineered Polymers business. These activities were discussed in detail in Notes Q, R and T, respectively.

In June 2014, the Group completed an IPO of 11,500,000 shares at a price of $19.00 per share and in connection therewith, the advisory agreement with Bain Capital was terminated. See Notes L and R, respectively, for additional information.

In July 2014, the Group redeemed $132.5 million in aggregate principal amount of its 8.75% Senior Notes using proceeds from the IPO. See Note J for additional information.

The Group evaluated subsequent events after the balance sheet date of December 31, 2013 through the time the consolidated financial statements were available for issuance on November 20, 2014.

Risks Associated with Our Group

The nature of the Group’s industry and business environment involves a significant degree of risk. These risks include, among others:

•	our operating results and financial condition may be adversely affected by global economic conditions;

•	increases in raw material prices and disruptions in the availability of raw materials may adversely affect our financial condition and results of operations; and

•	our substantial indebtedness could adversely affect our financial condition and our ability to operate our business.

If any of the aforementioned risks actually occurs, our business, financial condition, results of operations, cash flow and prospects could be materially and adversely affected.

Share Capital Ownership

The Group did not hold any of its own shares as of December 31, 2013 and 2012.

Trinseo S.A.         Luxembourg, November 20, 2014

/s/ Aurélien Vasseur	/s/ Christopher Pappas
Aurélien Vasseur	Christopher Pappas
Director	Director

Audit report

To the Shareholder of

Trinseo S.A.

We have audited the accompanying annual accounts of Trinseo S.A., which comprise the balance sheet as at 31 December 2013, the profit and loss account for the year then ended and a summary of significant accounting policies and other explanatory information.

Board of Directors’ responsibility for the annual accounts

The Board of Directors is responsible for the preparation and fair presentation of these annual accounts in accordance with Luxembourg legal and regulatory requirements relating to the preparation of the annual accounts, and for such internal control as the Board of Directors determines is necessary to enable the preparation of annual accounts that are free from material misstatement, whether due to fraud or error.

Responsibility of the “Réviseur d’entreprises agréé”

Our responsibility is to express an opinion on these annual accounts based on our audit. We conducted our audit in accordance with International Standards on Auditing as adopted for Luxembourg by the “Commission de Surveillance du Secteur Financier”. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the annual accounts are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the annual accounts. The procedures selected depend on the judgment of the “Réviseur d’entreprises agréé”, including the assessment of the risks of material misstatement of the annual accounts, whether due to fraud or error. In making those risk assessments, the “Réviseur d’entreprises agréé” considers internal control relevant to the entity’s preparation and fair presentation of the annual accounts in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the Board of Directors, as well as evaluating the overall presentation of the annual accounts.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the annual accounts give a true and fair view of the financial position of Trinseo S.A. as of 31 December 2013, and of the results of its operations for the year then ended in accordance with Luxembourg legal and regulatory requirements relating to the preparation of the annual accounts.

PricewaterhouseCoopers, Société coopérative	Luxembourg, November 20, 2014
Represented by

/s/ Véronique Lefebvre

Véronique Lefebvre

Annual Accounts Helpdesk: Tel.: (+352) 247 88 494 Email: centralebilans@statec.etat.lu	RCSL Nr.: B153549	Matricule: 20112209957

Balance Sheet
Financial year from 01 01/01/2013 to 02 31/12/2013 (in 03 USD)
Trinseo S.A. 4, rue Lou Hemmer L-1748 Luxembourg-Findel

ASSETS

	Reference(s)		Current year		Previous year
A. Subscribed capital unpaid	1101		101		102

I. Subscribed capital not called	1103		103		104
II. Subscribed capital called but unpaid	1105		105		106
B. Formation expenses	1107		107		108

C. Fixed assets	1109		109	286,232,352.64	110	286,232,352.64

I. Intangible fixed assets	1111		111		112
1. Research and development costs	1113		113		114
2. Concessions, patents, licences, trade marks and similar rights and assets, if they were	1115		115		116
a) acquired for valuable consideration and need not be shown under C.I.3	1117		117		118
b) created by the undertaking itself	1119		119		120
3. Goodwill, to the extent that it was acquired for valuable consideration	1121		121		122
4. Payments on account and intangible fixed assets under development	1123		123		124
II. Tangible fixed assets	1125		125		126
1. Land and buildings	1127		127		128
2. Plant and machinery	1129		129		130
3. Other fixtures and fittings, tools and equipment	1131		131		132
4. Payments on account and tangible fixed assets under development	1133		133		134
III. Financial fixed assets	1135	2.2.1,3	135	286,232,352.64	136	286,232,352.64
1. Shares in affiliated undertakings	1137	3.1	137	286,232,352.64	138	286,232,352.64
2. Amounts owed by affiliated undertakings	1139		139		140
3. Shares in undertakings with which the company is linked by virtue of participating interests	1141		141		142
4. Amounts owed by undertakings with which the company is linked by virtue of participating interests	1143		143		144
5. Securities held as fixed assets	1145		145		146
6. Loans and claims held as fixed assets	1147		147		148
7. Own shares or own corporate units	1149		149		150

The notes in the annex form an integral part of the annual accounts

RCSL Nr.: B153549	Matricule: 20112209957

	Reference(s)		Current year		Previous year
D. Current assets	1151		151	10,331.92	152	5,325.51

I. Inventories	1153		153		154
1. Raw materials and consumables	1155		155		156
2. Work and contracts in progress	1157		157		158
3. Finished goods and merchandise	1159		159		160
4. Payments on account	1161		161		162
II. Debtors	1163	2.2.2	163	8,579.03	164	2,211.09
1. Trade receivables	1165		165		166
a) becoming due and payable within one year	1167		167		168
b) becoming due and payable after more than one year	1169		169		170
2. Amounts owed by affiliated undertakings	1171		171		172
a) becoming due and payable within one year	1173		173		174
b) becoming due and payable after more than one year	1175		175		176
3. Amounts owed by undertakings with which the company is linked by virtue of participating interests	1177		177		178
a) becoming due and payable within one year	1179		179		180
b) becoming due and payable after more than one year	1181		181		182
4. Other receivables	1183		183	8,579.03	184	2,211.09
a) becoming due and payable within one year	1185		185	8,579.03	186	2,211.09
b) becoming due and payable after more than one year	1187		187		188
III. Transferable securities	1189		189		190
1. Shares in affiliated undertakings and in undertakings with which the company is linked by virtue of participating interests	1191		191		192
2. Own shares or own corporate units	1193		193		194
3. Other transferable securities	1195		195		196
IV. Cash at bank, cash in postal cheque accounts, cheques and cash in hand	1197		197	1,752.89	198	3,114.42
E. Prepayments	1199		199		200

TOTAL (ASSETS)			201	286,242,684.56	202	286,237,678.15

The notes in the annex form an integral part of the annual accounts

RCSL Nr.: B153549	Matricule: 20112209957

LIABILITIES

	Reference(s)		Current year		Previous year
A. Capital and reserves	1301	4	301	286,005,021.75	302	286,116,906.52

I. Subscribed capital	1303	4.1	303	162,753,286.17	304	162,753,286.17
II. Share premium and similar premiums	1305	4.2	305	178,022,343.33	306	178,022,343.33
III. Revaluation reserves	1307		307		308
IV. Reserves	1309		309	1,481.18	310
1. Legal reserve	1311	4.3	311	1,481.18	312
2. Reserve for own shares or own corporate units	1313		313		314
3. Reserves provided for by the articles of association	1315		315		316
4. Other reserves	1317		317		318
V. Profit or loss brought forward	1319		319	-54,660,204.16	320	-4,688,346.45
VI. Profit or loss for the financial year	1321		321	-111,884.77	322	29,623.47
VII. Interim dividends	1323		323	0.00	324	-50,000,000.00
VIII. Capital investment subsidies	1325		325		326
IX. Temporarily not taxable capital gains	1327		327		328
B. Subordinated debts	1329		329		330

C. Provisions	1331		331		332

1. Provisions for pensions and similar obligations	1333		333		334
2. Provisions for taxation	1335		335		336
3. Other provisions	1337		337		338
D. Non subordinated debts	1339	2.2.4,5	339	237,662.81	340	120,771.63

1. Debenture loans	1341		341		342
a) Convertible loans	1343		343		344
i) becoming due and payable within one year	1345		345		346
ii) becoming due and payable after more than one year	1347		347		348
b) Non convertible loans	1349		349		350
i) becoming due and payable within one year	1351		351		352
ii) becoming due and payable after more than one year	1353		353		354
2. Amounts owed to credit institutions	1355		355		356
a) becoming due and payable within one year	1357		357		358
b) becoming due and payable after more than one year	1359		359		360
3. Payments received on account of orders as far as they are not deducted distinctly from inventories	1361		361		362
a) becoming due and payable within one year	1363		363		364
b) becoming due and payable after more than one year	1365		365		366

The notes in the annex form an integral part of the annual accounts

RCSL Nr.: B153549	Matricule: 20112209957

	Reference(s)		Current year		Previous year
4. Trade creditors	1367	5.1	367	69,117.56	368	44,996.77
a) becoming due and payable within one year	1369	5.1.1	369	69,117.56	370	44,996.77
b) becoming due and payable after more than one year	1371		371		372
5. Bills of exchange payable	1373		373		374
a) becoming due and payable within one year	1375		375		376
b) becoming due and payable after more than one year	1377		377		378
6. Amounts owed to affiliated undertakings	1379	5.2	379	159,900.22	380	71,591.22
a) becoming due and payable within one year	1381	5.2.1	381	159,900.22	382	71,591.22
b) becoming due and payable after more than one year	1383		383		384
7. Amounts owed to undertakings with which the company is linked by virtue of participating interests	1385		385		386
a) becoming due and payable within one year	1387		387		388
b) becoming due and payable after more than one year	1389		389		390
8. Tax and social security debts	1391		391	8,645.03	392	4,183.64
a) Tax debts	1393	2.2.5,7	393	8,645.03	394	4,183.64
b) Social security debts	1395		395		396
9. Other creditors	1397		397		398
a) becoming due and payable within one year	1399		399		400
b) becoming due and payable after more than one year	1401		401		402
E. Deferred income	1403		403		404

TOTAL (LIABILITIES)			405	286,242,684.56	406	286,237,678.15

The notes in the annex form an integral part of the annual accounts

Annual Accounts Helpdesk: Tel.: (+352) 247 88 494 Email: centralebilans@statec.etat.lu	RCSL Nr.: B153549	Matricule: 20112209957

Profit and Loss account
Financial year from 01 01/01/2013 to 02 31/12/2013 (in 03 USD)
Trinseo S.A. 4, rue Lou Hemmer L-1748 Luxembourg-Findel

CHARGES

	Reference(s)		Current year		Previous year
1. Use of merchandise, raw materials and consumable materials	1601		601		602

2. Other external charges	1603	6	603	94,231.33	604	43,906.83

3. Staff costs	1605		605		606

a) Salaries and wages	1607		607		608
b) Social security on salaries and wages	1609		609		610
c) Supplementary pension costs	1611		611		612
d) Other social costs	1613		613		614
4. Value adjustments	1615		615		616

a) on formation expenses and on tangible and intangible fixed assets	1617		617		618
b) on current assets	1619		619		620
5. Other operating charges	1621		621		622

6. Value adjustments and fair value adjustments on financial fixed assets	1623		623		624

7. Value adjustments and fair value adjustments on financial current assets. Loss on disposal of transferable securities	1625		625		626

8. Interest and other financial charges	1627		627	15,021.58	628	5,781.51

a) concerning affiliated undertakings	1629		629	7,319.68	630	1,138.41
b) other interest and similar financial charges	1631		631	7,701.90	632	4,643.10
9. Extraordinary charges	1633		633		634

10. Income tax	1635	7	635	4,426.91	636	2,081.33

11. Other taxes not included in the previous caption	1637	7	637	34.48	638	33.04

12. Profit for the financial year	1639		639	0.00	640	29,623.47

TOTAL CHARGES			641	113,714.30	642	81,426.18

The notes in the annex form an integral part of the annual accounts

RCSL Nr.: B153549	Matricule: 20112209957

INCOME

	Reference(s)	Current year		Previous year
1. Net turnover	1701	701		702

2. Change in inventories of finished goods and of work and contracts in progress	1703	703		704

3. Fixed assets under development	1705	705		706

4. Reversal of value adjustments	1707	707		708

a) on formation expenses and on tangible and intangible fixed assets	1709	709		710
b) on current assets	1711	711		712
5. Other operating income	1713	713		714

6. Income from financial fixed assets	1715	715		716

a) derived from affiliated undertakings	1717	717		718
b) other income from participating interests	1719	719		720
7. Income from financial current assets	1721	721		722

a) derived from affiliated undertakings	1723	723		724
b) other income from financial current assets	1725	725		726
8. Other interest and other financial income	1727	727	1,829.53	728	0.00

a) derived from affiliated undertakings	1729	729		730
b) other interest and similar financial income	1731	731	1,829.53	732	0.00
9. Extraordinary income	1733	733		734	81,426.18

10. Loss for the financial year	1735	735	111,884.77	736	0.00

TOTAL INCOME		737	113,714.30	738	81,426.18

The notes in the annex form an integral part of the annual accounts

Trinseo S.A.

Notes to the annual accounts as at December 31, 2013

1.	General information

Trinseo S.A., (hereinafter “the Company”), is a Luxembourg holding company incorporated on June 3, 2010 as a “Société à Responsabilité Limitée”, for an unlimited period of time, subject to general company law of Luxembourg. On April 29, 2011, the Extraordinary General Meeting of the Sole Shareholder resolved to convert the Company from a “Société à Responsabilité Limitée” into a public liability company (“Société Anonyme”).

The registered office is established at 4, rue Lou Hemmer, L-1748 Luxembourg-Findel.

The Company’s financial year begins on January 1 and closes on December 31 of each year.

The purpose of the Company is the acquisition of participations, in Luxembourg or abroad, in any company or enterprise in any form whatsoever and the management of those participations. The Company may in particular acquire, by subscription, purchase and exchange or in any other manner, any stock, shares and other participation securities, bonds, debentures, certificates of deposit and other debt instruments and, more generally, any securities and financial instruments issued by any public or private entity. It may participate in the creation, development, management and control of any company or enterprise. Further, it may invest in the acquisition and management of a portfolio of patents or other intellectual property rights of any nature or origin.

The Company may borrow in any form. It may issue notes, bonds and any kind of debt and equity securities. It may lend funds, including, without limitation, the proceeds of any borrowings, to its subsidiaries, affiliated companies and any other companies. It may also give guarantees and pledge, transfer, encumber or otherwise create and grant security over some or all of its assets to guarantee its own obligations and those of any other company, and, generally, for its own benefit and that of any other company or person. For the avoidance of doubt, the Company may not carry out any regulated financial sector activities without having obtained the required authorization.

The Company may use any techniques, legal means and instruments to manage its investments efficiently and protect itself against credit risks, currency exchange exposure, interest rate risks and other risks.

The Company may carry out any commercial, financial or industrial operation and any transaction with respect to real estate or movable property, which directly or indirectly, favours or relates to its corporate object.

The Company is included in the consolidated financial statements of Bain Capital Everest Manager Holding S.C.A. (the “Ultimate Parent”) which is the undertaking which draws up the consolidated accounts of the largest body of undertakings of which the Company forms a part as a subsidiary undertaking. The registered office of this company is located at 4, rue Lou Hemmer, L-1748 Luxembourg-Findel and the consolidated accounts can be obtained at the registered office.

2.	Principles, rules and valuation methods

2.1. General principles

The annual accounts are prepared in conformity with the Luxembourg legal and regulatory requirements and according to generally accepted accounting principles applicable in Luxembourg under the historical cost convention. The accounting policies and valuation principles are, apart from those enforced by the law, determined and implemented by the Management.

The preparation of annual accounts requires the use of certain critical accounting estimates. It also requires the Management to exercise its judgment in the process of applying the accounting policies. Changes in assumptions may have a significant impact on the annual accounts in the period in which the assumptions changed. Management believes that the underlying assumptions are appropriate and that the annual accounts therefore present the financial position and results fairly.

Trinseo S.A.

Notes to the annual accounts as at December 31, 2013

The Company makes estimates and assumptions that affect the reported amounts of assets and liabilities in the next financial year. Estimates and judgments are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

2.2. Significant rules and valuation methods

The significant valuation rules of the Company can be summarised as follows:

2.2.1.	Financial fixed assets

Financial fixed assets such as shares in affiliated undertakings, participating interests, loans to these undertakings, securities held as fixed assets, other loans are valued at their historical acquisition cost including the incidental costs of acquisition. Loans granted to affiliated undertakings or other companies and defined as financial fixed assets are valued at their nominal value.

If the Management determines that a durable impairment has occurred in the value of a financial fixed asset, a value adjustment is made in order to reflect that loss. These value adjustments are not continued if the reasons for which they were made have ceased to apply.

2.2.2.	Debtors

Debtors are recorded at their nominal value. A value adjustment is made when their recovery is partly or completely in doubt. These value adjustments are not continued if the reasons for which they were made have ceased to apply.

2.2.3.	Foreign currency translation

The Company maintains its books and records in USD.

All transactions expressed in currency other than USD are translated into USD at the exchange rate prevailing the previous month of the transaction.

The formation expenses and the fixed assets other than the long-term loans classified as financial fixed assets and expressed in another currency than USD are translated in USD at the exchange rate prevailing the previous month of their acquisition. At the balance sheet date, these fixed assets are maintained at their historical exchange rate.

Cash is translated at the exchange rate prevailing at the balance sheet date. Exchange gains and losses resulting from this conversion are accounted for in the profit and loss account for the year.

Other assets and liabilities are translated separately respectively at the lower (assets) or at the higher (liabilities) of the value converted at the historical exchange rate or the value determined on the basis of the exchange rates effective at the balance sheet date. The unrealised exchange losses are recorded in the profit and loss account. The realised exchange gains and losses are recorded in the profit and loss account at the moment of their realisation.

In the case there is an economic link between an asset and a liability, they are translated in total and only the unrealised net exchange losses are accounted for in the profit and loss account.

Trinseo S.A.

Notes to the annual accounts as at December 31, 2013

2.2.4.	Debts

Debts are recorded at their repayment value.

2.2.5.	Tax

The tax liability estimated by the Company for the financial years for which the Company has not been assessed yet, is recorded under the caption “Tax debts”. The advance payments are disclosed in the assets of the balance sheet under “Other receivables”.

3.	Financial fixed assets

3.1. Shares in affiliated undertakings

The companies in which the Company owns at least twenty percent of the share capital, or in which it is the member having unlimited liability are as follows:

Name of the company	Registered office	Percentage of ownership	Closing date of last financial year	Shareholder’s equity (USD)	Results of last financial year (USD)	Net Investment amount (USD)
Styron Luxco S.à r.l.	4, rue Lou Hemmer, L-1748 Luxembourg-Findel	100.00%	31.12.2013	286,099,951.90	(62,328.12)	286,232,351.64
Styron Materials Ireland	12, Merrion Square North, Dublin 2, Ireland	0.01%	31.12.2012	592,568,929.80	783,328.80	1.00

Total						286,232,352.64

The figures mentioned in the Shareholder’s equity and the Result of the last financial year are based on the latest audited annual accounts available.

The Management considered the valuation of the subsidiaries and therefore decided that no value adjustment is recorded on those financial assets in the accounts of the Company. The Management relied on both income and market approaches in determining the fair value of the reporting units within the Group attributable to each subsidiary.

4.	Capital and reserves

4.1. Subscribed capital

As at December 31, 2013, the subscribed capital amounts to USD 162,753,286.17 and is represented by 16,275,328,617 shares with a nominal value of USD 0.01 each.

4.2. Share premium and similar premiums

There is a share premium for a total amount of USD 178,022,343.33.

4.3. Legal reserve

In accordance with Luxembourg company law, the Company is required to transfer a minimum of 5% of its net profit for each financial year to a legal reserve. This requirement ceases to be necessary once the balance on the legal reserve reaches 10% of the issued share capital. The legal reserve is not available for distribution to the shareholders.

Trinseo S.A.

Notes to the annual accounts as at December 31, 2013

5.	Non subordinated debts

5.1. Trade creditors

5.1.1.	becoming due and payable within one year

This item is composed of provisions owed to various service providers for USD 69,117.56.

5.2. Amounts owed to affiliated undertakings

5.2.1.	becoming due and payable within one year

This item is mainly composed of advances granted by a group company for USD 157,689.13. These advances shall bear interest from day to day at an interest rate equal to one-month Libor Reference Rate plus 4.50% and are repayable on demand.

6.	Other external charges

Other external charges are mainly composed by charges in relation to the running expenses of the company.

7.	Tax status

The Company is subject in Luxembourg to the applicable general tax regulations.

8.	Staff

The Company had no employees during the year.

9.	Emoluments granted to the Board of Managers

The Company has not granted any emoluments for the year ended December 31, 2013.

10.	Off-balance sheet commitments, or contingencies at the end of the year

The Company is a guarantor to a senior secured credit agreement entered into by Trinseo Materials Operating S.CA (the “Borrower”), an indirect subsidiary, dated June 17, 2010, as amended on February 2, 2011, July 28, 2011, February 13, 2012, August 9, 2012, January 29, 2013 and December 3, 2013 entered into by and between, inter alias, the Borrower, Deutsche Bank AG New York Branch (the “Collateral Agent”) as Administrative Agent, Collateral Agent, L/C Issuer and Swing Line Lender, Deutsche Bank Securities Inc and HSBC Securities (USA) Inc as Joint Lead Arrangers and Joint Bookrunners and the Guarantors (each as defined therein) (the “Credit Agreement”).

The Company is a guarantor to a USD 1,325,000,000.00 8.750% Senior Secured Notes (the “Senior Notes”) issued by Trinseo Materials Operating S.CA and Trinseo Materials Finance, Inc. (the “Issuers”), indirect subsidiaries, on January 29, 2013. The Senior Notes interest is payable semi-annually on February 1 and August 1 of each year, commencing on August 1, 2013. The notes will mature on February 1, 2019. The proceeds of the issuance of the Senior Notes were used to repay part of the debts due under the Credit Agreement defined below and related refinancing fees and expenses. The Senior Notes may be redeemed at any time on or prior to August 1, 2015 in whole or in part, at redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the redemption date plus a make-whole premium. The Senior Notes may also be redeemed, during any 12-month period commencing with the issue date of the Senior Notes until August 1, 2015, up to 10% of the original principal amount of the notes at a redemption price equal to 103% of the principal amount thereof, plus accrued and unpaid interest. In addition, at any time prior to August 1, 2015,

Trinseo S.A.

Notes to the annual accounts as at December 31, 2013

redeem up to 35% of the aggregate principal amount of the notes at a redemption price equal to 108.750% of the face amount thereof plus accrued and unpaid interest, if any, to the redemption date, with the net cash proceeds from certain equity offerings. The Company may redeem all or part of the Senior Notes at any time after August 1, 2015 at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest, if any, on the notes redeemed, to the applicable date of redemption, if redeemed during the twelve-month period beginning on of the year indicated below:

12-month period commencing August 1 in Year	Percentage
2015	104.375%
2016	102.188%
2017 and thereafter	100.000%

The Senior Notes rank equally in right of payment with all of the Company’s existing and future senior secured debt and pari passu with the indebtedness that is secured by first-priority liens, including the Credit Agreement (as defined above), to the extent of the value of the collateral securing such indebtedness and ranking senior in right of payment to all of the Company’s existing and future subordinated debt.

In relation to this Credit Agreement, the Company entered into a Bank Account Pledge Agreement with the Collateral Agent on August 1, 2011 securing in favour of the Collateral Agent all bank accounts of the Company held with Société Générale Bank & Trust in Luxembourg. On the same date, the Company entered into a Share Pledge Agreement with the Collateral Agent securing in favour of the Collateral Agent all the shares held in Styron Luxco S.à r.l..

There are certain guarantees in place as at December 31, 2013 relating to purchase and supply agreements with wholly-owned subsidiaries and third-party suppliers. As of December 31, 2013, there have been no defaults or provisions made in relation to these guarantees. There are no probable contingencies relating to these guarantees as of December 31, 2013.

During the financial year, the Company agreed to provide financial support to the following indirect subsidiaries: Styron (Hong Kong) Limited and Styron Hellas M. EPE. Those guarantees are irrevocable for at least 12 months from the date the financial statements for the financial year ended December 31, 2012 are signed.

The Company also confirmed to provide financial support for the continuing operations of Styron Australia Pty Ltd., an indirect subsidiary (“the Subsidiary”), so as to enable the Subsidiary to meet its liabilities as they fall due and carry on its business without a significant curtailment of operations in the twelve months from June 18, 2013.

11.	Subsequent events

In June 2014, the Company completed an initial public offering of 11,500,000 of its ordinary shares at a price of USD 19.00 per share. Its share began trading on the New York Stock Exchange on June 12, 2014 under the trading symbol “TSE”.

In July 2014, using proceeds from the Company’s initial public offering, the Issuers redeemed USD 132,500,000.00 in aggregate principal amount of the Senior Notes due 2019 plus call premium and accrued interest.

TRINSEO S.A. 1000 CHESTERBROOK BLVD. SUITE 3000 BERWYN, PA 19312

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The Board of Directors recommends you vote FOR Proposals 1., 2., 3. and 4.		For	Against	Abstain

1.	To approve the Company’s annual accounts prepared in accordance with accounting principles generally accepted in Luxembourg (“Luxembourg GAAP”) for the year ended December 31, 2013 (the “Luxembourg Annual Accounts”) and its consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) including a footnote reconciliation of equity and net income to International Financial Reporting Standards (“IFRS”) for the year ended December 31, 2013 (the “Consolidated Accounts”) (together, the “Luxembourg Statutory Accounts”).	☐	☐	☐

2.	To resolve on the allocation of the results of the year ended December 31, 2013.	☐	☐	☐

3.	To approve the granting of discharge to the Company’s directors and auditor for the performance of their respective duties during the year ended December 31, 2013.	☐	☐	☐

4.	To approve the appointment of PricewaterhouseCoopers Société cooperative (“PwC Luxembourg”) to be our independent auditor for the years ended December 31, 2013 and 2014 for all statutory accounts as required by Luxembourg law for the same period.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here.	☐
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Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the General Meeting: The Notice and Proxy Statement is/are available at www.proxyvote.com.

TRINSEO S.A.

General Meeting of Shareholders

January 21, 2015 10:00 a.m. CET

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoints Christopher D. Pappas and John A. Feenan, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the ordinary shares of TRINSEO S.A. that the shareholder(s) is/are entitled to vote at the General Meeting shareholders to be held at 10:00 a.m. CET, on January 21, 2015, at 4 rue Lou Hemmer L-1748 Luxembourg Grand-duchy of Luxembourg, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

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Address change/comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued, and to be signed, on reverse side